     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 18, 2006


                                                     REGISTRATION NO. 333-135565


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  ------------


                                 AMENDMENT NO. 1


                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                IBT BANCORP, INC.
             (Exact name of registrant as specified in its charter)




              MICHIGAN                               6712                              38-2830092
  (State or other jurisdiction of        (Primary Standard Industrial               (I.R.S. Employer
   incorporation or organization)        Classification Code Number)             Identification Number)


                                200 EAST BROADWAY
                             MT. PLEASANT, MI 48858
                                 (989) 772-9471
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        DENNIS P. ANGNER, PRESIDENT & CEO
                                200 EAST BROADWAY
                             MT. PLEASANT, MI 48858
                                 (989) 772-9471
               (Address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   COPIES TO:




              MATT G. HREBEC, ESQ.                              DAVID W. BARTON, ESQ.
      FOSTER, SWIFT, COLLINS & SMITH, P.C.                           BODMAN LLP
           313 SOUTH WASHINGTON SQUARE                            229 COURT STREET
             LANSING, MICHIGAN 48933                          CHEBOYGAN, MICHIGAN 49721


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective and satisfaction or waiver of the conditions to the proposed merger transaction, as described in this Registration Statement.

     If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                         CALCULATION OF REGISTRATION FEE


==================================================================================================================
                                                            Proposed
                                                             Maximum
                                                            Offering      Proposed Maximum          Amount of
          TITLE OF EACH CLASS OF            Amount to be    Price per         Aggregate           Registration
        SECURITIES TO BE REGISTERED          Registered       Share        Offering Price              Fee
------------------------------------------------------------------------------------------------------------------
Common Stock, no par value per share......     797,528
                                              shares(1)    $8.8506(2)       $7,058,601(2)         $756.00(2)(3)
==================================================================================================================



(1) This amount represents a bona fide estimate of the maximum amount of IBT Bancorp, Inc. common stock to be offered based on the amount and form of consideration to be issued pursuant to the proposed transaction and the number of shares of common stock of The Farwell State Savings Bank outstanding as of June 1, 2006, plus additional shares available to be issued in the event additional shares are required before the effective time of the merger.

(2) The registration fee has been computed pursuant to Rule 457(f)(2) and Rule 457(f)(3). Pursuant to those rules and solely for purposes of calculating the registration fee, the Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price have been calculated on the basis of the book value of the common stock of The Farwell State Savings Bank at June 1, 2006, less the cash to be paid in connection with the transaction.

(3) Calculated by multiplying (a) the proposed maximum aggregate offering price for all securities to be registered ($7,058,601) by (b) 0.000107.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         THE FARWELL STATE SAVINGS BANK
                              399 WEST MAIN STREET
                                FARWELL, MI 48622


                  NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON SEPTEMBER 12, 2006



     NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of The Farwell State Savings Bank will be held at the Surrey Township Hall, Farwell, Michigan, at 10 a.m. Michigan time, on September 12, 2006, for the following purposes:


     1. To adopt the Amended and Restated Agreement and Plan of Merger by and between Farmers State Bank of Breckenridge, The Farwell State Savings Bank and IBT Bancorp, Inc., dated as of May 2, 2006, and the transactions contemplated by the Merger Agreement.

     2. To transact any other business that properly comes before the special meeting of shareholders, or any adjournments or postponements of the special meeting, including, without limitation, a motion to adjourn the special meeting to another time or place for the purpose of soliciting additional proxies in order to approve the Merger Agreement and the merger or otherwise.


     The proposed merger is described in more detail in this proxy statement-prospectus, which you should read carefully in its entirety before voting. A copy of the Merger Agreement is attached as Appendix A to this document. Only The Farwell State Savings Bank shareholders of record as of the close of business on August 15, 2006, are entitled to notice of and to vote at the special meeting of shareholders or any adjournments of the special meeting.


     YOUR VOTE IS VERY IMPORTANT. TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING OF SHAREHOLDERS, PLEASE COMPLETE, EXECUTE AND PROMPTLY MAIL YOUR PROXY CARD IN THE RETURN ENVELOPE ENCLOSED. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted.

                                        BY ORDER OF THE BOARD OF DIRECTORS


                                        ----------------------------------------
                                        Herbert R. Miller,
                                        Chairman of the Board

Farwell, Michigan

August 22, 2006


     THE BOARD OF DIRECTORS OF THE FARWELL STATE SAVINGS BANK UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

     PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING OF SHAREHOLDERS.

     DO NOT SEND STOCK CERTIFICATES WITH THE PROXY CARD. UNDER SEPARATE COVER, YOU WILL RECEIVE INSTRUCTIONS FOR DELIVERING YOUR STOCK CERTIFICATES.

                      [THE FARWELL STATE SAVINGS BANK LOGO]

DEAR SHAREHOLDER OF THE FARWELL STATE SAVINGS BANK:


     You are cordially invited to attend a special meeting of shareholders of The Farwell State Savings Bank, to be held on September 12, 2006, at 10 a.m., local time, at the Surrey Township Hall, Farwell, Michigan. At this special meeting, you will be asked to approve the acquisition of The Farwell State Savings Bank by Farmers State Bank of Breckenridge, a wholly-owned subsidiary of IBT Bancorp, Inc. The acquisition will be accomplished through the merger of The Farwell State Savings Bank with and into Farmers State Bank of Breckenridge.


     If the merger is completed as proposed, subject to certain possible adjustments, each share of The Farwell State Savings Bank common stock will be converted into the right to receive 3.0382 shares of IBT Bancorp, Inc. common stock and $29.00 in cash. Cash will be paid in lieu of any fractional share of IBT Bancorp, Inc. common stock.


     The last transaction price in IBT Bancorp, Inc. common stock known to management occurring prior to the public announcement of the merger was $38.18 a share on December 15, 2005, making 3.0382 shares of IBT Bancorp, Inc. common stock and $29.00 in cash on that date equal to $145.00. The last transaction price in IBT Bancorp, Inc. common stock known to management occurring prior to the mailing of this Proxy Statement-Prospectus was $44 a share on August 15, 2006, making 3.0382 shares of IBT Bancorp, Inc. common stock and $29.00 in cash equal on that date to $162.68.


     YOUR VOTE IS VERY IMPORTANT. The parties cannot complete the merger unless, among other things, our shareholders approve the merger. THE FARWELL STATE SAVINGS BANK BOARD OF DIRECTORS HAS APPROVED THE MERGER AND RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER. Please review and consider this Proxy Statement-Prospectus carefully.

     It is important that your shares are represented at the meeting, whether or not you plan to attend. An abstention or failure to vote will have the same effect as a vote against the merger. Accordingly, please complete, date, sign, and return promptly your proxy card in the enclosed envelope. You may attend the meeting and vote your shares in person if you wish, even if you have previously returned your proxy.

                                        Sincerely,


                                        ----------------------------------------
                                        Thomas E. Kedrowski
                                        President and Chief Executive Officer of
                                        The Farwell State Savings Bank

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED IF THIS DOCUMENT IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY. IBT BANCORP, INC. COMMON STOCK IS SUBJECT TO INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF VALUE.


                     THIS DOCUMENT IS DATED AUGUST 22, 2006


             AND IS FIRST BEING MAILED ON OR ABOUT AUGUST 22, 2006.

                                TABLE OF CONTENTS



                                                                           PAGE
                                                                           ----


QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING OF
  SHAREHOLDERS..........................................................     i
SUMMARY.................................................................     1
SELECTED HISTORICAL FINANCIAL DATA FOR IBT AND FARWELL (UNAUDITED)......     5
PRO FORMA MERGER DATA (UNAUDITED).......................................     7
CAPITAL RATIOS..........................................................     8
COMPARATIVE PER SHARE DATA (UNAUDITED)..................................     8
RISK FACTORS............................................................    10
THE FARWELL SPECIAL MEETING.............................................    12
THE MERGER AND THE MERGER AGREEMENT.....................................    13
COMPARISON OF SHAREHOLDERS' RIGHTS......................................    36
DESCRIPTION OF CAPITAL STOCK OF IBT.....................................    41
CERTAIN PROVISIONS OF THE IBT ARTICLES OF INCORPORATION AND BYLAWS......    41
EXPERTS.................................................................    42
LEGAL OPINIONS..........................................................    42
ADJOURNMENT OF THE SPECIAL MEETING......................................    42
CERTAIN BENEFICIAL OWNERS OF FARWELL COMMON STOCK.......................    43
UNAUDITED PRO FORMA FINANCIAL INFORMATION...............................    44
FARWELL'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.............................................    50
CERTAIN BENEFICIAL OWNERS OF IBT COMMON STOCK...........................    83
OTHER MATTERS...........................................................    83
WHERE YOU CAN FIND MORE INFORMATION.....................................    83
FORWARD-LOOKING STATEMENTS..............................................    85
APPENDICES
A. Amended and Restated Agreement and Plan of Merger by and between
   Farmers State Bank of Breckenridge, The Farwell State Savings Bank
   and IBT Bancorp, Inc. dated May 2, 2006..............................     A
B. Opinion of Austin Associates, LLC....................................     B
C. Opinion of Donnelly Penman & Partners................................     C
D. Section 3706(2) (b) of the Michigan Banking Code of 1999.............     D


     This proxy statement-prospectus incorporates business and financial information about IBT Bancorp, Inc. ("IBT") that is not included in or delivered with this proxy statement-prospectus. Documents incorporated by reference are available from IBT without charge. You may obtain documents incorporated by reference in this proxy statement-prospectus by requesting them in writing or by telephone from IBT at the following address:

     IBT Bancorp, Inc.
     Attn: Dennis P. Angner
     President & Chief Executive Officer
     200 East Broadway
     Mt. Pleasant, Michigan 48858
     (989) 772-9471


     TO OBTAIN DELIVERY OF THIS INFORMATION PRIOR TO THE SPECIAL SHAREHOLDERS MEETING OF THE FARWELL STATE SAVINGS BANK ("FARWELL"), YOU MUST REQUEST THE INFORMATION NO LATER THAN SEPTEMBER 5, 2006, WHICH IS FIVE BUSINESS DAYS BEFORE THE DATE OF THE SPECIAL MEETING AT WHICH YOU ARE REQUESTED TO VOTE. You should rely only on the information contained or incorporated by reference in this proxy statement-prospectus to vote on the merger and the related issuance of IBT common stock. Neither IBT nor Farwell has authorized anyone to provide you with information that is different from what is contained in this proxy statement-prospectus.

                 QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE
                         SPECIAL MEETING OF SHAREHOLDERS

Q:     WHAT IS THE PROPOSED TRANSACTION?

A: Pursuant to the Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") (attached as Appendix A to this proxy statement-prospectus), Farmers State Bank of Breckenridge ("Farmers") will acquire Farwell through a merger transaction in which Farwell will merge with and into Farmers. At the effective time of the merger, Farmers will change its name to FSB Bank ("FSB"). FSB will continue to be a wholly-owned subsidiary of IBT.

Q:     WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?


A: Generally speaking, because you will receive a combination of IBT common stock and cash, you should recognize a capital gain, but not loss, on the exchange to the extent of the lesser of cash received or gain realized in the exchange. This tax treatment may not apply to all Farwell shareholders. Farwell shareholders should consult their own tax advisors for a full understanding of the tax consequences of the merger. Farwell recommends that Farwell shareholders carefully read the complete explanation of the "Material Federal Income Tax Consequences" of the merger beginning on page 32.


Q:     WHAT DO I NEED TO DO NOW?

A: After you have carefully read this document, indicate on your proxy card how you want your shares to be voted. Then sign and mail your proxy card in the enclosed prepaid return envelope as soon as possible. This will enable your shares to be represented and voted at the special meeting.

Q:     WHY IS MY VOTE IMPORTANT?


A: The Merger Agreement must be adopted by 66 2/3% of the shares of Farwell issued and outstanding as of the record date for the special meeting (August 15, 2006). A failure to vote will have the same effect as a vote against the Merger Agreement.


Q: IF MY BROKER HOLDS MY SHARES IN "STREET NAME" WILL MY BROKER AUTOMATICALLY VOTE MY SHARES FOR ME?

A: No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the directions your broker provides.

Q:     WHAT IF I FAIL TO INSTRUCT MY BROKER TO VOTE MY SHARES?

A: If you fail to instruct your broker to vote your shares, the broker will submit an unvoted proxy (a broker non-vote) as to your shares. Broker non-votes will count toward a quorum at the special meeting. However, broker non-votes will not count as a vote with respect to the Merger Agreement, and therefore will have the same effect as a vote against the Merger Agreement.

Q:     CAN I ATTEND THE SPECIAL MEETING AND VOTE MY SHARES IN PERSON?

A: Yes. All shareholders are invited to attend the special meeting. Shareholders of record can vote in person at the special meeting by executing a proxy card. If a broker holds your shares in street name, then you are not the shareholder of record and you must ask your broker how you can vote your shares at the special meeting.

Q:     CAN I CHANGE MY VOTE?

A: Yes. If you have not voted through your broker, you can change your vote after you have sent in your proxy card by:

       - providing written notice to the Secretary of Farwell;

       - submitting a new proxy card. Any earlier proxies will be revoked automatically; or

       - attending the special meeting and voting in person. Any earlier proxy will be revoked. However, simply attending the special meeting without voting will not revoke your proxy.

       If you have instructed a broker to vote your shares, you must follow your broker's directions to change your vote.

Q:     SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: PLEASE DO NOT send your stock certificates with your proxy card. You will be sent a letter of transmittal to complete and return with your Farwell common stock certificate after the completion of the merger.

Q:     WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: Farmers and Farwell currently expect to complete the merger in the third quarter of 2006, assuming all of the conditions to completion of the merger have been satisfied.

Q:     WHAT WILL SHAREHOLDERS OF FARWELL RECEIVE IN THE MERGER?

A: If the Merger Agreement is approved and the merger is subsequently completed, each outstanding share of Farwell common stock (other than any dissenting shares) will be converted into the right to receive 3.0382 shares of IBT common stock and $29.00 in cash subject to adjustment under certain circumstances. Cash will be paid in lieu of any fractional share of IBT common stock.

Q:     WHOM SHOULD I CALL WITH QUESTIONS?

A: You should direct any questions regarding the special meeting of shareholders or the merger to Thomas E. Kedrowski, President and Chief Executive Officer of Farwell at (989) 588-9945.

                                     SUMMARY


     This summary highlights selected information included in this document and does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents to which we refer you before you decide how to vote with respect to the Merger Agreement. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled "Where You Can Find More Information" on page 83. Each item in this summary includes a page reference directing you to a more complete description of that item.



     This document, including information included or incorporated by reference in this document, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to: (i) statements of goals, intentions and expectations; (ii) statements regarding business plans, prospects, growth and operating strategies; (iii) statements regarding the asset quality of loan and investment portfolios; (iv) statements regarding estimates of risks and future costs and benefits; and (v) other statements identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of the management of IBT, Farmers and Farwell and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements. See "Forward-Looking Statements" on page 85.


THE MERGER

     THE MERGER AGREEMENT IS ATTACHED TO THIS DOCUMENT AS APPENDIX A. WE ENCOURAGE YOU TO READ THIS AGREEMENT CAREFULLY, AS IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER OF FARWELL WITH AND INTO FARMERS.

PARTIES TO THE MERGER


  FARMERS (PAGE 13)


     Farmers, a Michigan chartered commercial bank, is headquartered in Breckenridge, Michigan, and operates three offices. As of March 31, 2006, Farmers had assets of $136.4 million, deposits of $111.7 million and shareholders equity of $13.0 million. Farmers' principal executive office is located at 316 East Saginaw Street, Breckenridge, Michigan, 48615, and the telephone number is (989) 842-3191.


  FARWELL (PAGE 13)


     Farwell, a Michigan chartered commercial bank, is headquartered in Farwell, Michigan, and operates 2 offices. As of March 31, 2006, Farwell had assets of $91.6 million, deposits of $76.8 million and shareholders' equity of $13.7 million. Farwell's principal executive office is located at 399 West Main Street, Farwell, Michigan, 48622, and the telephone number is (989) 588-9945.


  IBT (PAGE 13)


     IBT, headquartered in Mt. Pleasant, Michigan, is the holding company for Farmers and Isabella Bank and Trust, which operate 20 full service offices and IBT Title and Insurance Agency which operates five offices. As of March 31, 2006, IBT had consolidated assets of $761.7 million, deposits of $616.7 million and shareholders' equity of $81.8 million.

     The principal executive office of IBT is located at 200 East Broadway, Mt. Pleasant, Michigan, 48858, and the telephone number is (989) 772-9471.

  WHAT FARWELL SHAREHOLDERS WILL RECEIVE IN THE MERGER (PAGE 14)

     If the Merger Agreement is approved and the merger is subsequently completed, each outstanding share of Farwell common stock (other than dissenting shares) will be converted into the right to receive 3.0382 shares of IBT common stock and $29.00 in cash, subject to adjustment under certain circumstances. Cash will be paid in lieu of any fractional share of IBT common stock.


  MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (PAGE 32)


     As a result of receiving a combination of IBT common stock and cash in exchange for shares of Farwell common stock, you will likely recognize gain, but not loss, equal to the lesser of (1) the amount of cash received or (2) the amount of gain realized in the transaction.

     Generally, the actual U.S. federal income tax consequences to you will depend on whether your shares of Farwell common stock were purchased at different times and at different prices and the character of the gain, if any, as either capital gain or ordinary income.


     You should read "Material United States Federal Income Tax Consequences of the Merger" starting on page 32 for a more complete discussion of the federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your own tax advisor to fully understand the tax consequences of the merger to you.



  YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS SHAREHOLDER APPROVAL OF THE MERGER (PAGE 15)


     The Board of Directors of Farwell believes that the merger presents an opportunity to join a financial institution that will have greater financial strength and earning power than Farwell would have on its own, as well as the added scale necessary to undertake and solidify leadership positions.

     As a result, the Board of Directors of Farwell unanimously approved the Merger Agreement. The Board of Directors of Farwell believes that the merger and the Merger Agreement are fair to and in the best interests of Farwell and its shareholders and unanimously recommends that you vote "FOR" adoption of the Merger Agreement.


  OPINIONS OF FINANCIAL ADVISORS (PAGE 16 AND APPENDIX B AND C)



     In connection with the merger, the Board of Directors of Farwell, Farmers and IBT received the written opinion of Austin Associates, LLC, that the terms of the merger are fair to IBT's and Farwell's shareholders from a financial point of view. In addition, Donnelly Penman & Partners has given its written opinion to Farwell's Board of Directors that the consideration to be received in the merger by Farwell shareholders is fair from a financial point of view. The full texts of the opinion of Austin Associates, LLC, dated August 18, 2006 and the opinion of Donnelly Penman & Partners dated June 30, 2006 are included in this document as Appendix B and C, respectively. Farwell encourages you to read these opinions carefully in their entirety for a description of the procedures followed, assumptions made, matters considered and limitations of the review undertaken by Austin Associates, LLC and Donnelly Penman & Partners. The opinions do not constitute a recommendation to you or any other shareholder as to how to vote with respect to the merger, or any other matter relating to the proposed transaction. Austin Associates, LLC and Donnelly Penman & Partners will each receive a fee for rendering their respective fairness opinions in connection with the merger.



  SPECIAL MEETING OF SHAREHOLDERS OF FARWELL (PAGE 12)



     Farwell will hold a special meeting of its shareholders on September 12, 2006 at 10:00 a.m., Michigan time, at the Surrey Township Hall, Farwell, Michigan. At the special meeting of shareholders, you will be asked to vote to adopt the Merger Agreement.



     You may vote at the special meeting of shareholders if you owned shares of Farwell common stock at the close of business on the record date, August 15, 2006. On that date, there were 262,500 shares of Farwell common stock outstanding and entitled to vote at the special meeting of shareholders. You may cast one vote for each share of Farwell common stock you owned on the record date.

     Even if you expect to attend the special meeting of shareholders, Farwell recommends that you promptly complete and return your proxy card in the enclosed return envelope.


  SHAREHOLDER VOTE REQUIRED (PAGE 12)


     Adoption of the Merger Agreement requires the affirmative vote of the holders of 66 2/3% of the shares of Farwell common stock issued and outstanding on the record date. A failure to vote or an abstention will have the same effect as a vote against the merger. As of the record date, directors and executive officers of Farwell beneficially owned 75,485 shares of Farwell common stock entitled to vote at the special meeting of shareholders. This represents approximately 28.8% of the total votes entitled to be cast at the special meeting of shareholders. These individuals have indicated that they will vote "FOR" adoption of the Merger Agreement.


  DISSENTERS' RIGHTS OF APPRAISAL (PAGE 35 AND APPENDIX D)


     Under Section 3706(2)(b) of the Michigan Banking Code of 1999, holders of Farwell common stock have the right to obtain an appraisal of the value of their shares of Farwell common stock in connection with the merger. To perfect appraisal rights, a Farwell shareholder must not vote for the adoption of the Merger Agreement and must strictly comply with all of the procedures required under Section 3706(2)(b) of the Michigan Banking Code of 1999.

     We have included a copy of Section 3706(2)(b) of the Michigan Banking Code of 1999 relating to dissenters' rights as Appendix D to this document.


  INTERESTS OF FARWELL'S DIRECTORS AND OFFICERS IN THE MERGER (PAGE 26)


     In considering the recommendation of the Board of Directors of Farwell to approve the merger, you should be aware that certain executive officers and directors of Farwell have employment and other compensation agreements or plans and continuing liability insurance and indemnification protections that give them interests in the merger that are somewhat different from, or in addition to, the interests of Farwell shareholders.


  REGULATORY APPROVALS REQUIRED FOR THE MERGER (PAGE 31)



     We cannot complete the merger without the prior approval or non-objection of the Federal Deposit Insurance Corporation ("FDIC") and the Michigan Office of Financial and Insurance Services. The parties have received FDIC approval and Farmers is in the process of seeking the other approvals and non-objections. While we do not know of any reason why Farmers would not be able to obtain any necessary approvals in a timely manner, we cannot assure you that these approvals and non-objections will occur or what the timing may be or that these approvals and non-objections will not be subject to one or more conditions that affect the advisability of the merger.



  CONDITIONS TO THE MERGER (PAGE 30)


     Completion of the merger depends on a number of conditions being satisfied or waived, including but not limited to the following:

     - the Farwell shareholders must have adopted the Merger Agreement;


     - the FDIC and the Michigan Office of Financial and Insurance Services must have approved or not objected to the merger, as appropriate, and all statutory waiting periods must have expired;


     - no stop order suspending the effectiveness of IBT's registration statement of which this document is a part shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Securities and Exchange Commission; and

     - the holders of no more than 10% of Farwell's shares of common stock have indicated their intention to seek dissenter's rights of appraisal.

     Other conditions to the completion of the merger are described beginning on page 30. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived or whether or not the merger will be completed.


  NO SOLICITATION (PAGE 31)


     Farwell has agreed, subject to certain limited exceptions, not to initiate discussions with another party regarding a business combination with such other party while the merger with Farmers is pending.


  TERMINATION OF THE MERGER AGREEMENT (PAGE 31)


     Farmers and Farwell may mutually agree at any time to terminate the Merger Agreement without completing the merger, even if Farwell shareholders have approved it. Also, either party may decide, without the consent of the other party, to terminate the Merger Agreement under specified circumstances, if the required regulatory approvals are not received or if the other party breaches its agreements.


  DIFFERENCES IN RIGHTS OF SHAREHOLDERS (PAGE 36)


     The rights of Farwell shareholders after the merger who continue as IBT shareholders will be governed by Michigan corporate law and the articles of incorporation and bylaws of IBT rather than the articles of incorporation and bylaws of Farwell, which are governed by Michigan banking law.

                     SELECTED HISTORICAL FINANCIAL DATA FOR
                           IBT AND FARWELL (UNAUDITED)


     The following tables show summarized historical consolidated financial data for IBT and Farwell. This information is derived from IBT's audited financial statements for 2001 through 2005 and unaudited financial statements for the three-month period ended March 31, 2006 and Farwell's audited financial statements for 2005 and unaudited financial statements for 2001 through 2004 and for the three-month period ended March 31, 2006. This information is only a summary. You should read it in conjunction with the historical financial statements (and related notes) contained or incorporated by reference in IBT's annual reports on Form 10-K, quarterly reports on Form 10-Q, and other information filed with the Securities and Exchange Commission ("SEC") and in Farwell's financial statements, related notes, Management's Discussion and Analysis of Financial Condition and Results of Operations and other information included in this proxy statement-prospectus. See "Where You Can Find More Information" on page 83.


                       SUMMARY OF SELECTED FINANCIAL DATA
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
IBT BANCORP, INC.


                                                               YEAR ENDED DECEMBER 31,
                               MARCH 31    --------------------------------------------------------------
                                 2006         2005         2004         2003         2002         2001
                              ----------   ----------   ----------   ----------   ----------   ----------


INCOME STATEMENT DATA
  Net interest income......   $    5,906   $   23,909   $   23,364   $   23,528   $   22,905   $   21,538
  Provision for loan
     losses................          167          777          735        1,455        1,025          770
  Net income...............        1,214        6,776        6,645        7,205        6,925        6,066
BALANCE SHEET DATA (period
  end)
  Assets...................   $  761,749   $  741,654   $  678,034   $  664,079   $  652,717   $  592,143
  Deposits.................      616,716      592,478      563,876      567,707      561,456      516,241
  Loans (gross)............      484,897      483,242      452,895      421,859      391,088      397,864
  Borrowings...............       44,242       52,165       30,982       18,053       17,793       11,632
  Shareholders' equity.....       81,818       80,902       72,594       68,936       63,457       56,828
Common Share Summary(1)
  Net income...............   $     0.22   $     1.25   $     1.24   $     1.36   $     1.33   $     1.17
  Cash dividends...........         0.11         0.60         0.57         0.55         0.50         0.45
  Book value...............        14.92        14.78        13.48        12.94        12.09        10.99
  Weighted average shares
     outstanding IBT.......    5,464,420    5,416,961    5,344,585    5,270,085    5,193,885    5,162,071


--------

  (1) all per share data was adjusted for stock dividends

FARWELL STATE SAVINGS BANK



                                                          YEAR ENDED DECEMBER 31,
                                MARCH 31   ----------------------------------------------------
                                  2006       2005       2004       2003       2002       2001
                                --------   --------   --------   --------   --------   --------


INCOME STATEMENT DATA
  Net interest income.........  $    829   $  3,462   $  3,646   $  3,707   $  3,583   $  3,404
  Provision for loan losses...        --         --         16         48         42         48
  Net income..................       355      1,547      1,642      1,753      1,668      1,537
BALANCE SHEET DATA (period
  end)
  Assets......................  $ 91,550   $ 89,142   $ 89,051   $ 91,825   $ 90,524   $ 85,692
  Deposits....................    76,788     74,378     72,887     73,676     73,053     69,047
  Loans (gross)...............    63,977     64,246     64,704     61,930     59,277     57,863
  Borrowing...................        --         --         --         --         --         --
  Shareholders' equity........    13,731     13,555     14,999     17,034     16,358     15,517
Common Share Summary
  Net income..................  $   1.22   $   5.89   $   6.26   $   6.68   $   6.35   $   5.86
  Cash dividends..............      0.50      11.00      13.25       3.25       3.25       3.25
  Book value..................     52.31      51.64      57.14      64.90      62.32      59.11
  Weighted average shares
     outstanding FSSB.........   262,500    262,500    262,500    262,500    262,500    262,500

                        PRO FORMA MERGER DATA (UNAUDITED)

     The following table shows selected financial information of IBT on a pro forma combined basis giving effect to the merger as if the merger had become effective at the end of the period presented, in the case of balance sheet information, and at the beginning of the period presented, in the case of income statement information. The pro forma information reflects the purchase method of accounting under accounting principles generally accepted in the United States of America. These adjustments are preliminary and are subject to change. The final adjustments will be calculated when the merger is effective and may be materially different from those presented.

     The unaudited pro forma financial information is provided for informational purposes only. The pro forma financial information presented is not necessarily indicative of the actual results that would have been achieved by IBT had the merger been consummated on the dates or at the beginning of the periods presented, and is not necessarily indicative of future results.


     You should read this summary pro forma information in conjunction with the information under "Unaudited Pro Forma Financial Information" beginning on page 44.



                                                     QUARTER ENDED    YEAR ENDED
                                                       MARCH 31,     DECEMBER 31,
                                                          2006           2005
                                                     -------------   ------------
                                                        (DOLLARS IN THOUSANDS)


PRO FORMA COMBINED INCOME STATEMENT DATA:
  Net interest income..............................     $  6,632       $ 26,960
  Provision for loan losses........................          167            777
  Net income.......................................        1,437          7,936
PRO FORMA COMBINED BALANCE SHEET DATA (PERIOD
  END)(1)
  Assets...........................................     $876,432       $854,105
  Loans (net of allowance for loan losses).........      540,087        538,715
  Deposits.........................................      692,304        665,656
  Borrowings.......................................       51,855         59,778
  Shareholders' equity.............................      112,269        111,353


--------


  (1) The pro forma combined balance sheet data assumes the issuance of 797,528 shares of IBT common stock, plus the payment of $7,612,500 in cash, in exchange for all of the outstanding shares of Farwell common stock. This assumes an exchange ratio of 3.0382 shares of IBT common stock and $29.00 in cash for each share of Farwell common stock outstanding as of August 15, 2006. The aggregate merger consideration to be paid by Farmers to all Farwell shareholders is subject to certain possible adjustments pursuant to the Merger Agreement.

                                 CAPITAL RATIOS


     Under the "risk-based" capital guidelines presently in effect for banks and bank holding companies, minimum capital levels are based on the perceived risk in the various asset categories. Certain off-balance-sheet instruments, such as loan commitments and letters of credit, require capital allocations. Bank holding companies such as IBT and banks such as Farwell are required to maintain minimum risk-based capital ratios. IBT's and Farwell's ratios are above the regulatory minimum guidelines, Farwell met the regulatory criteria to be categorized as a "well-capitalized" institution as of December 31, 2005. The "well-capitalized" classification may permit banks to minimize the cost of FDIC insurance assessments by being charged a lesser rate than those that do not meet this definition. Designation as a "well-capitalized" institution does not constitute a recommendation by federal bank regulators. The following table shows capital ratios and requirements as of March 31, 2006.



                                                          RISK-BASED CAPITAL
                                                   -------------------------------
                                                   LEVERAGE %   TIER 1 %   TOTAL %
                                                   ----------   --------   -------


IBT's capital ratios.............................     10.8        15.9       17.2
Farwell's capital ratios.........................     15.4        29.0       30.2
Pro forma combined capital ratios -- Consolidated
  IBT Bancorp....................................     11.3        17.0       18.3
Regulatory capital ratios -- "well-capitalized"
  definition.....................................     5.00        6.00      10.00
Regulatory capital ratios -- minimum
  requirement....................................     4.00        4.00       8.00


                     COMPARATIVE PER SHARE DATA (UNAUDITED)

     The following table shows pro forma information about earnings per share, dividends per share, and book value per share.

     IBT anticipates that the combined company will derive financial benefits from the merger that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined entities under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to credit or suggest future results. The pro forma information also does not necessarily reflect what the historical results of the combined entities would have been had the companies actually been combined during these periods.


     The pro forma information in the following table is based on, and should be read together with, the historical financial information that is presented in this document and in IBT's prior filings with the SEC and with the condensed combined pro forma financial statements presented elsewhere in this document. See "Where You Can Find More Information" on page 83.



                                                                                EQUIVALENT
                                                                                 PRO FORMA
                                              IBT        FARWELL    PRO FORMA    PER SHARE
                                          HISTORICAL   HISTORICAL    COMBINED   OF FARWELL
                                          ----------   ----------   ---------   ----------


Comparative Per Share Data                                                (1)         (4)
BASIC EARNINGS
Year ended December 31, 2005............    $ 1.25       $ 5.89       $ 1.28      $ 1.47
Quarter ended March 31, 2006............      0.22         1.22         0.23        0.32
DILUTED EARNINGS
Year ended December 31, 2005............    $ 1.25       $ 5.89       $ 1.28      $ 1.47
Quarter ended March 31, 2006............      0.22         1.22         0.22        0.32
CASH DIVIDENDS PAID
Year ended December 31, 2005............    $ 0.60       $11.00       $ 0.60      $ 0.60(2)
Quarter ended March 31, 2006............      0.11         0.50         0.11        0.11(2)
TANGIBLE BOOK VALUE (3)
December 31, 2005.......................    $14.78        51.64       $17.92      $38.18
March 31, 2006..........................     14.92        52.31        17.89       38.18

--------

  (1) The Pro Forma Combined earnings per share amounts were calculated by totaling the historical earnings of IBT and Farwell and dividing the resulting amount by the average pro forma shares of IBT and Farwell giving effect to the merger as if it had occurred as of the beginning of the periods presented. The average pro forma shares of IBT and Farwell reflect historical basic and diluted shares, plus historical basic and diluted average shares of Farwell, as adjusted based on an assumed exchange ratio of 3.0382 shares of IBT common stock, plus the payment of $29.00 in cash, for each share of Farwell common stock. The aggregate merger consideration to be paid by Farmers is subject to certain adjustments pursuant to the Merger Agreement. The pro forma earnings amounts do not take into consideration any operating efficiencies that may be realized as a result of the merger.

  (2) Pro Forma Combined cash dividends paid represents IBT's historical amount only.

  (3) The Pro Forma Combined tangible book value data gives effect to the merger as if it had occurred on March 31, 2006 and December 31, 2005.

  (4) The Equivalent Pro Forma Per Share of Farwell amounts were calculated by multiplying the Pro Forma Combined amounts by the assumed exchange ratio of 3.0382 shares of IBT common stock for each share of Farwell common stock. These amounts do not take into consideration any operating efficiencies that may be realized as a result of the merger. This data is presented for comparative purposes only.

                                  RISK FACTORS


     In addition to the other information contained in or incorporated by reference into this proxy statement-prospectus, including the matters addressed under the caption "Forward-Looking Statements," on page 85 you should carefully consider the following risk factors in deciding whether to vote for adoption of the Merger Agreement.


RISKS RELATED TO THE MERGER

  IBT MAY FAIL TO REALIZE THE ANTICIPATED BENEFITS OF THE MERGER.

     The success of the merger will depend on, among other things, IBT's ability to realize anticipated cost savings, to conduct the business of Farwell in a manner that does not materially disrupt the existing customer relationships of Farwell nor result in decreased revenues resulting from any loss of customers, and permits growth opportunities to occur. Farwell represents a new market area for IBT. If IBT is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be fully realized, realized at all or may take longer to realize than expected.

     Farmers and Farwell have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of Farwell's ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect the ability of IBT to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger.

  FARWELL DIRECTORS AND OFFICERS HAVE INTERESTS IN THE MERGER THAT DIFFER FROM THOSE OF A SHAREHOLDER.

     Farwell's directors and officers have various interests in the merger that differ from, or are in addition to, the interests of Farwell shareholders. These interests include:

     - the agreement by Farmers to employ Mr. Kedrowski pursuant to a two-year written employment agreement.

     - following completion of the merger, the Farwell officers will continue to serve with Farmers and the Farwell directors will serve on a regional advisory board for the Farwell division of Farmers and shall receive the same board member compensation as provided by Farwell prior to the merger.

     - upon completion of the merger, Michael McGuire shall join the reconstituted Farmers' Board of Directors.

     - the agreement by Farmers to employ all current Farwell employees pursuant to a five-year written employment agreement.

     - the agreement by Farmers to provide liability insurance and indemnification protection to Farwell directors and officers.

RISKS ABOUT IBT

  IBT'S CURRENT CONCENTRATION OF LOANS IN ITS PRIMARY MARKET AREA MAY INCREASE ITS RISK.

     IBT's success depends primarily on the general economic conditions in Mid-Michigan. Unlike larger banks that are more geographically diversified, IBT provides banking and financial services to customers primarily in Mid-Michigan. The local economic conditions in the Mid-Michigan area have a significant impact on its loans, the ability of the borrowers to repay these loans and the value of the collateral securing these loans. A significant decline in general economic conditions caused by inflation, recession, unemployment or other factors beyond IBT's control would impact these local economic conditions and could negatively affect the financial results of its banking operations.

     IBT targets its business lending and marketing strategy for loans to serve primarily the banking and financial services needs of small to medium size businesses. These small to medium size businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities. If general economic conditions negatively impact these businesses, IBT's results of operations and financial condition may be adversely affected.

  CHANGES IN INTEREST RATES COULD ADVERSELY AFFECT IBT'S RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

     IBT's results of operations and financial condition are significantly affected by changes in interest rates. IBT's results of operations depend substantially on its net interest income, which is the difference between the interest income earned on its interest-earning assets and the interest expense paid on its interest-bearing liabilities. At December 31, 2005, IBT's interest rate risk profile indicated that net interest income would increase in a rising long term interest rate environment, but would decrease in a declining long term interest rate environment.

     Changes in interest rates also affect the value of IBT's interest-earning assets, and in particular IBT's securities portfolio. Generally, the value of securities fluctuates inversely with changes in interest rates. At December 31, 2005, IBT's available for sale securities totaled $183 million. Decreases in the fair value of securities available for sale could have an adverse effect on shareholders' equity or earnings.

     IBT also is subject to reinvestment risk associated with changes in interest rates. Changes in interest rates may affect the average life of loans and mortgage-related securities. Decreases in interest rates can result in increased prepayments of loans and mortgage-related securities, as borrowers refinance to reduce borrowing costs. Under these circumstances, IBT is subject to reinvestment risk to the extent that it is unable to reinvest the cash received from such prepayments at rates that are comparable to the rates on existing loans and securities. Additionally, increases in interest rates may decrease loan demand and make it more difficult for borrowers to repay adjustable rate loans.

  STRONG COMPETITION WITHIN IBT'S MARKET AREA MAY LIMIT ITS GROWTH AND PROFITABILITY.

     Competition in the banking and financial services industry is intense. In IBT's market area, IBT competes with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Many of these competitors (whether regional or national institutions) have substantially greater resources and lending limits than IBT does and may offer certain services that IBT does not or cannot provide. IBT's profitability depends upon its continued ability to successfully compete in its market area.

  IBT OPERATES IN A HIGHLY REGULATED ENVIRONMENT AND MAY BE ADVERSELY AFFECTED BY CHANGES IN LAWS AND REGULATIONS.

     IBT is subject to regulation, supervision and examination by the Board of Governors of the Federal Reserve. Isabella Bank and Trust and Farmers State Bank of Breckenridge are subject to regulation by the Office of Financial and Insurance Services of the State of Michigan and by the Federal Deposit Insurance Corporation, as insurer of their deposits. Such regulation and supervision govern the activities in which a bank and its holding company may engage and are intended primarily for the protection of the deposit insurance funds and depositors. These regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of a bank, the classification of assets by a bank and the adequacy of a bank's allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, could have a material impact on IBT and its operations.

     IBT's operations are also subject to extensive regulation by other federal, state and local governmental authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of its operations. IBT believes that it is in substantial compliance in all material respects with applicable federal, state and local laws, rules and regulations. Because its business is highly regulated, the laws, rules and regulations applicable to IBT are subject to regular modification and change. There are currently proposed various laws, rules and regulations that, if adopted, would impact its operations, including, among other things, matters pertaining to corporate governance and SEC rules pertaining to public reporting disclosures. There can be no assurance that these proposed laws, rules and regulations, or any other laws, rules or regulations, will not be adopted in the future, which could make compliance more difficult or expensive or otherwise adversely affect its business, financial condition or prospects.

                           THE FARWELL SPECIAL MEETING


     Farwell is mailing this proxy statement-prospectus to you as a Farwell shareholder on or about August 22, 2006. With this document, Farwell is sending you a notice of the Farwell special meeting of shareholders and a form of proxy that is solicited by Farwell's Board of Directors. The special meeting will be held on September 12, 2006 at 10:00 a.m., local time, at the Surrey Township Hall, Farwell, Michigan.


MATTERS TO BE CONSIDERED

     The sole purpose of the special meeting of shareholders is to vote on the adoption of the Merger Agreement by which Farwell will merge with and into Farmers.

     You may also be asked to vote upon a proposal to adjourn or postpone the special meeting of shareholders. Farwell could use any adjournment or postponement for the purpose, among others, of allowing additional time to solicit proxies.

PROXY CARD, REVOCATION OF PROXY

     You should complete and return the proxy card accompanying this document to ensure that your vote is counted at the special meeting of shareholders, regardless of whether you plan to attend. You can revoke your proxy at any time before the vote is taken at the special meeting by:

     - submitting written notice of revocation to the Secretary of Farwell;

     - submitting a properly executed proxy bearing a later date before the special meeting of shareholders; or

     - voting in person at the special meeting of shareholders. However, simply attending the special meeting without voting will not revoke an earlier proxy.

     If your shares are held in street name, you should follow the instructions of your broker regarding revocation of proxies.

     All shares represented by valid proxies, and not revoked, will be voted in accordance with your instructions on the proxy card. If you sign your proxy card, but make no specification on the card as to how you want your shares voted, your proxy card will be voted "FOR" approval of the foregoing proposal. The Board of Directors is presently unaware of any other matter that may be presented for action at the special meeting of shareholders. If any other matter does properly come before the special meeting, the Board of Directors intends that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card.

RECORD DATE


     The close of business on August 15, 2006 has been fixed as the record date for determining the Farwell shareholders entitled to receive notice of and to vote at the special meeting of shareholders. At that time, 262,500 shares of Farwell common stock were outstanding, and were held by approximately 120 holders of record.


VOTING RIGHTS, QUORUM REQUIREMENTS AND VOTE REQUIRED

     The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Farwell common stock entitled to vote is necessary to constitute a quorum at the special meeting of shareholders. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present but will not be counted as votes cast either for or against the Merger Agreement.


     Adoption of the Merger Agreement requires the affirmative vote of the holders of 66 2/3% of the shares of Farwell common stock issued and outstanding on the record date. Accordingly, a failure to vote, an abstention or a broker non-vote will have the same effect as a vote against the Merger Agreement. As of the record date, directors and executive officers of Farwell beneficially owned 75,485 shares of Farwell common stock entitled to vote at the special meeting of shareholders. This represents approximately 28.8% of the total votes entitled to be cast at the special meeting. These individuals have indicated that they will vote "FOR" adoption of the Merger Agreement.

SOLICITATION OF PROXIES

     For Farwell shareholders, the proxy that accompanies this document is being solicited by Farwell's Board of Directors. In addition to solicitations by mail, directors, officers, and regular employees of Farwell may solicit proxies from shareholders personally or by telephone or other electronic means. Such individuals will not receive any additional compensation for doing so. Farwell will bear its own costs of soliciting proxies, which Farwell estimates will be less than $20,000. Farwell also will make arrangements with brokers and other custodians, nominees, and fiduciaries to send this document to beneficial owners of Farwell common stock and, upon request, will reimburse those brokers and other custodians for their reasonable expenses in forwarding these materials.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     Farwell's Board of Directors has unanimously approved the Merger Agreement and the transactions contemplated by the Merger Agreement. The Board of Directors believes that the Merger Agreement is fair to Farwell shareholders and is in the best interest of Farwell and its shareholders and recommends that you vote "FOR" the approval of the Merger Agreement. See "The Merger and the Merger Agreement-Recommendation of the Farwell Board of Directors and Reasons for the Merger."

                       THE MERGER AND THE MERGER AGREEMENT

     The description of the merger and the Merger Agreement contained in this proxy statement-prospectus describes the material terms of the Merger Agreement; however, it does not purport to be complete. It is qualified in its entirety by reference to the Merger Agreement. We have attached a copy of the Merger Agreement as Appendix A and urge you to carefully review it.

GENERAL

     Pursuant to the Merger Agreement, Farwell will merge with and into Farmers, a wholly-owned subsidiary of IBT. Outstanding shares of Farwell common stock will be converted into the right to receive 3.0382 shares of IBT common stock and $29.00 in cash, subject to adjustment under certain circumstances. Cash will be paid in lieu of any fractional share of IBT common stock. See "Merger Consideration" below. At the effective time of the merger, Farwell's corporate existence will terminate; and Farmers will continue as the surviving bank with a Board of Directors consisting of Dennis Angner, Michael McGuire, Dale Weburg, James Fabiano and David Maness. The name of the surviving bank shall be FSB.

THE PARTIES


  FARMERS


     Farmers, a Michigan chartered commercial bank, is headquartered in Breckenridge, Michigan, and operates three offices. As of March 31, 2006, Farmers had assets of $136.4 million, deposits of $111.7 million and shareholders equity of $13.0 million. Farmers' principal executive office is located at 316 East Saginaw Street, Breckenridge, Michigan, 48615, and the telephone number is (989) 842-3191.

  FARWELL

     Farwell, a Michigan chartered commercial bank is headquartered in Farwell, Michigan, and operates two offices. As of March 31, 2006, Farwell had assets of $91.6 million, deposits of $76.8 million and shareholders' equity of $13.7 million. Farwell's principal executive office is located at 399 West Main Street, Farwell, Michigan, 48622, and the telephone number is (989) 588-9945.

  IBT

     IBT, headquartered in Mt. Pleasant, Michigan, is the holding company for Farmers and Isabella Bank and Trust, which operate 20 full service offices and IBT Title and Insurance Agency which operates five offices. As of March 31, 2006, IBT had consolidated assets of $761.7 million, deposits of $616.7 million and shareholders' equity of $81.8 million. IBT was organized in 1988. As of July 18, 2006, IBT had 5,491,252 shares of outstanding common stock.

     The principal executive office of IBT is located at 200 East Broadway, Mt. Pleasant, Michigan, 48858, and the telephone number is (989) 772-9471.

MERGER CONSIDERATION

     Under the terms of the Merger Agreement, each outstanding share of Farwell common stock (other than dissenting shares) will be converted upon completion of the merger into the right to receive 3.0382 shares of IBT common stock and $29.00 in cash, subject to adjustment under certain circumstances.

     No fractional shares of IBT will be issued in connection with the merger. Instead, Farmers will make a cash payment to each Farwell shareholder who would otherwise receive a fractional share.


     Based on the last transaction price in IBT common stock known to management occurring prior to the mailing of this Proxy Statement-Prospectus on August 22, 2006, each share of Farwell common stock that is exchanged solely for IBT common stock and cash would be converted into shares of IBT common stock and cash having a value of $162.68.


  SURRENDER OF STOCK CERTIFICATES

     PLEASE DO NOT FORWARD YOUR FARWELL STOCK CERTIFICATES WITH YOUR PROXY CARDS. STOCK CERTIFICATES SHOULD BE RETURNED TO THE EXCHANGE AGENT IN ACCORDANCE WITH THE INSTRUCTIONS CONTAINED IN THE LETTER OF TRANSMITTAL WHICH WILL BE PROVIDED TO SHAREHOLDERS AS SOON AS PRACTICABLE AFTER COMPLETION OF THE MERGER.

  BACKGROUND OF MERGER

     The terms and conditions of the Merger Agreement are the result of arm's length negotiations between the representatives of Farmers and IBT and the representatives of Farwell. A summary of the background of these negotiations is set forth below.

     The Board of Directors and management of Farwell have periodically explored the possibility of merging with another financial institution as part of the ongoing fiduciary responsibility to its shareholders. During the past 15 years, Farwell's management has had several conversations with IBT management about becoming part of the IBT organization. In June 2003, the Board of Directors of both institutions agreed to formally explore the potential of a merger. The companies agreed to retain Austin Associates, LLC of Toledo, Ohio as a facilitator.

     From July 2003 through July 2005, various discussions took place between management and the Boards of Directors. These discussions included operating philosophies, employee benefits, price and management of Farwell post-merger. As a result of these discussions, the parties agreed to the price and the basic structure of the transaction and, on October 3, 2005, executed a confidentiality agreement. During October, November and December, 2005, the parties performed due diligence and reviewed the draft of the definitive Merger Agreement. The Board of Directors of both institutions agreed unanimously to sign the initial agreement, which was signed on December 22, 2005.

     Subsequent to the initial agreement's signing, IBT and Farwell began preparing the required regulatory applications. As part of the regulatory application preparation process, legal counsel had discussions with the supervisor of the research department of the Federal Reserve Bank of Chicago
(FRB). Based on these discussions, the likelihood that the FRB would approve the merger was extremely poor due to anti-competitive deposit market concentration. The market as defined by the FRB was extremely narrow and included only the deposits of commercial bank branches in Clare and Isabella counties.

     Based on preliminary market research results, management of both institutions believed that the FRB market area definition and restructuring the market measurement to deposits only grossly overstated the anti-competitive results of the proposed transaction. At the request of management, legal counsel had discussions with the Federal Deposit Insurance Corporation (FDIC) about their criteria and requirement to approve the proposed transaction.

Based on the criteria set forth by the FDIC and advice of legal counsel, Farwell and IBT undertook further negotiations to change the structure of the transaction in order to move the regulatory venue to the FDIC.

     On March 6, 2006, the parties agreed in principal on the restructuring of the initial agreement. The restructured transaction as set forth in the Merger Agreement involves the merger of Farwell with and into Farmers, a wholly owned subsidiary of IBT. As a result of the merger, Farmers will change its name to FSB Bank. The revised structure and changes to the initial agreement were unanimously approved by the Board of Directors of Farmers on April 19, 2006, by the IBT Board on April 18, 2006 and the Farwell Board on May 2, 2006; and the Merger Agreement was signed on May 2, 2006.

  RECOMMENDATION OF FARWELL'S BOARD OF DIRECTORS AND REASONS FOR THE MERGER

     The Board of Directors of Farwell has approved the Merger Agreement and has determined that the merger is fair to and in the best interests of Farwell and its shareholders. In reaching its decision to approve the Merger Agreement, the Board of Directors consulted with its outside counsel regarding the legal terms of the merger and the Board of Director's fiduciary obligations in its consideration of the proposed merger, considered the financial aspects and fairness of the proposed Merger Agreement from a financial point of view and consulted with the management of Farwell regarding the future prospects of Farwell as an independent entity and as part of IBT. Without assigning any relative or specific weight, the Board of Directors of Farwell considered a number of factors, including the following both from a short-term and long-term perspective:

     - The merger consideration to be paid to Farwell shareholders;

     - The structure of the merger and the financial and other terms of the Merger Agreement, including the fact that the merger is conditioned upon Farwell's receipt of financial analysis and opinions to be delivered by Austin Associates, LLC and Donnelly, Penman & Partners that the terms of the Merger Agreement are fair to the shareholders of Farwell from a financial point of view;

     - The fact that the transaction was structured to keep Farwell's offices open and to provide that no employee would be laid off;

     - The Board of Directors reviews, with its legal and financial advisors, of alternatives to the merger, the range and possible value to Farwell shareholders obtainable through such alternatives and the timing and likelihood of the alternatives.

     - The familiarity of the Board of Directors of Farwell with, and review of, its business, financial condition, results of operations and prospects, including, but not limited to, its potential growth, development, productivity and profitability and the business risks associated with the merger;

     - The current and prospective environment in which Farwell operates, including national and local economic conditions, the highly competitive environment for financial institutions generally, the increased regulatory burden on financial institutions, the trend toward consolidation in the financial services industry, and the increasing importance of operational scale and financial resources in maintaining efficiency, remaining competitive, and capitalizing on technological developments.;

     - The potential for appreciation in market and book value of Farwell's common stock on both a short- and long-term basis, as a stand-alone entity;

     - Information concerning IBT's management, business, financial condition, results of operations, asset quality and prospects, including the long-term growth potential of IBT, the future growth prospects of IBT combined with Farwell following the proposed merger, the potential synergies expected from the merger and the business risks associated with the merger;

     - The United States federal income tax consequences to Farwell shareholders of receiving the merger consideration in exchange for their shares of Farwell common stock;

     - The advantages and disadvantages of Farwell remaining an independent institution or affiliating with a larger institution;

     - The short- and long-term interests of Farwell and its shareholders, the interests of the employees, customers, creditors and suppliers of Farwell, and the interests of Farwell's community, all of which may benefit from an appropriate affiliation with a larger institution with increased economies of scale and with a greater capacity to serve all of the banking needs of the community;

     - The fact that some of Farwell's directors and executive officers have interests in the merger that are in addition to and may differ from the interests of Farwell shareholders. See "Interests of Directors and Officers In the Merger"; and

     - The compatibility of the businesses and management philosophies of Farwell and IBT and IBT's strong commitment to the communities it serves.

     On the basis of these considerations, the Merger Agreement was unanimously approved by Farwell's Board of Directors.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS ADOPTION OF THE AGREEMENT AND PLAN OF MERGER BY THE SHAREHOLDERS OF FARWELL.

  Opinions of Farwell's, Farmer's and IBT'S Financial Advisors

     The fairness opinions of the financial advisors, Austin Associates, LLC ("AAL") and Donnelly Penman & Partners ("Donnelly Penman") are described below. The full text of the fairness opinions which set forth, among other things, assumptions made, procedures followed, matters considered and limitations on the review undertaken are attached to this document as Appendix B and C, respectively. Shareholders of Farwell are urged to read the fairness opinions carefully and in their entirety. To the extent that the descriptions contain projections, estimates and/or other forward-looking statements about the future earnings or other measures of the future performance of IBT, you should not rely on any of these statements as having been made or adopted by IBT unless they have been made by IBT in a document that is incorporated by reference into this proxy statement-prospectus. See "Where You Can Find More Information."

  Austin Associates, LLC Opinion


     Farwell and IBT retained Austin Associates, LLC ("AAL") pursuant to an engagement letter dated July 10, 2003 to provide financial advisory services in connection with facilitating a potential business combination transaction under which IBT would acquire Farwell. IBT and Farwell selected AAL based on its experience, expertise and familiarity in representing community banks in similar transactions. AAL is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions and valuations for corporate and other purposes. AAL issued its written opinion dated August 18, 2006, that the financial terms of the Merger Agreement are fair to each company and their respective shareholders. AAL's written opinion is attached as Appendix B to this Proxy Statement/Prospectus.


     You should consider the following when reading the discussion of AAL's opinion in this document:

     - The summary of the AAL opinion set forth in this Proxy
       Statement/Prospectus is qualified in its entirety by reference to the full text of the opinion that is attached as Appendix B to this document. You should read the opinion in its entirety for a full discussion of the procedures followed, assumptions made, matters considered and qualifications and limitations of the review undertaken by AAL in connection with its opinion.

     - AAL expressed no opinion as to the price at which IBT common stock would actually be trading at any time.

     - The AAL opinion does not address the relative merits of the Merger and the other business strategies considered by IBT or Farwell, nor does it address the IBT or Farwell board decision to proceed with the Merger.

     - The AAL opinion to the IBT and Farwell boards rendered in connection with the Merger does not constitute a recommendation to any Farwell shareholder as to how he or she should vote at the special meeting.

     In connection with its opinion, AAL made the following assumptions:

     - that the Merger will be accounted for as a "purchase" in accordance with generally accepted accounting principles;

     - that all material governmental, regulatory and other consents and approvals necessary for the consummation of the Merger would be obtained without any adverse effect to IBT, Farwell or on the anticipated benefits of the Merger;

     - that IBT and Farwell had provided it with all of the information prepared by IBT and Farwell or its other representatives that might be material to AAL in its review; and

     - that the financial projections it reviewed were reasonably prepared on a basis reflecting the best currently available estimates and judgment of the management of IBT and Farwell as to the future operating and financial performance of IBT and Farwell, respectively.

     In addition, AAL:

     - reviewed the Merger Agreement and publicly available business and financial information relating to IBT and Farwell that it considered relevant;

     - reviewed other information relating to IBT and Farwell, including internal financial forecasts and forecasts of cost savings to be achieved in the merger;

     - held discussions with IBT and Farwell management related to the business and prospects of the pro forma company;

     - considered financial and stock market information about IBT and Farwell and compared that information with similar information about other publicly traded financial institutions;

     - considered the financial terms of other recent business combinations among financial institutions; and

     - considered such other studies, analyses, inquiries and examinations as AAL deemed appropriate.

     In connection with its review, AAL did not assume any responsibility for independent verification of any of the information provided to or otherwise reviewed by AAL. AAL relied on this information being complete and accurate in all material respects. As to the financial forecasts, including the estimates of future cost savings expected to be achieved as a result of the merger, AAL assumed that these forecasts were reasonably prepared and reflected the best currently available estimates and judgments of the management of IBT and Farwell as to the future financial performance of IBT and Farwell. In addition, IBT and Farwell did not ask AAL to make, and AAL did not make, an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of IBT or Farwell, nor was AAL furnished with any evaluations or appraisals of this kind. IBT and Farwell placed no limits on the scope of analysis performed, or opinion expressed, by AAL.

     In preparing its opinion, AAL performed a variety of financial and comparative analyses, the material aspects of which are described below. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, AAL made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, AAL believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its analyses and its opinion.


     The following is a summary of the material financial analyses performed by AAL in connection with its written opinion rendered to the IBT and Farwell boards of directors as of August 18, 2006. Certain of these summaries include information presented in tabular format. In order to fully understand the financial analyses used by AAL, these tables must be read together with the accompanying narrative. The tables alone do not constitute a complete description of the applicable financial analysis.

     SUMMARY OF FINANCIAL TERMS OF AGREEMENT: AAL reviewed the financial terms of the proposed transaction, including the form of consideration and the exchange ratio. Under the terms of the Merger Agreement, each outstanding share of Farwell common stock shall be exchanged for 3.0382 shares of IBT common stock plus $29.00 in cash. Based on a market price of $43.00 for each IBT share (as of May 2, 2006), the market value of the total transaction consideration payable to Farwell shareholders is $159.64 per share, or $41.9 million in the aggregate for 100% of Farwell shares. Farwell reported 262,500 shares outstanding at March 31, 2006. No fractional shares of IBT common stock shall be issued in the Merger. Cash will be paid in lieu of fractional shares based on the value of IBT common stock of $42.00 per share.

     PREPARATION OF FINANCIAL ANALYSIS: In connection with AAL's role as financial advisor, AAL prepared various financial analyses as summarized below. These analyses were based on March 31, 2006 financial information.

     CONTRIBUTION ANALYSIS: The contribution analysis performed by AAL compares the relative contribution of key balance sheet and income statement measures by IBT and Farwell to the pro-forma company. AAL also compared the contribution of market value as determined by IBT's current market capitalization and Farwell's value as determined in the transaction with IBT.


                                                         IBT             FARWELL
                                        COMBINED   ---------------   --------------
                                         ($000)     ($000)      %     ($000)     %
                                        --------   --------   ----   -------   ----


Assets................................  $853,299   $761,749   89.3%  $91,550   10.7%
Equity................................  $ 95,549   $ 81,818   85.6%  $13,731   14.4%
Tangible Equity.......................  $ 92,319   $ 78,588   85.1%  $13,731   14.9%
Last 12 months (LTM)..................  $  8,153   $  6,647   81.5%  $ 1,506   18.5%
  Net Income
MARKET VALUE(1).......................  $277,732   $235,826   84.9%  $41,906   15.1%


--------

  (1) IBT's market value based on $43.00 per share times 5,484,324 shares outstanding. Farwell's market value based on 3.0382 shares of IBT common stock for each share of Farwell plus $29.00 in cash. Farwell reported 262,500 shares outstanding.

     The range of contribution from Farwell in terms of assets, equity and net income ranges from 10.7 percent to 18.5 percent in the pro forma company. The actual market value contribution of Farwell equals 15.1 percent.

     RELATIVE DISCOUNTED CASH FLOW VALUES: AAL calculated discounted cash flow ("DCF") values of both IBT and Farwell, and computed the relative DCF value contribution of each organization to the combined company. The DCF value of IBT was computed on the basis of a stand-alone, going concern company. The calculation is based on a five year projection of key financial inputs including total assets, net income and capital levels, among other variables. The projected cash flows and residual value are discounted to a present value under this methodology. The following provides highlights for the projected performance of IBT:


                                ACTUAL                  PROJECTED LTM ENDING ($000)
                                  LTM     ------------------------------------------------------
STAND-ALONE                      03/06      03/07      03/08      03/09      03/10       03/11
-----------                    --------   --------   --------   --------   --------   ----------


Assets.......................  $761,749   $807,454   $855,901   $907,255   $961,691   $1,019,392
Net Income...................  $  6,647   $  7,344   $  7,979   $  8,664   $  9,403   $   10,199
ROAA.........................      0.93%      0.94%      0.96%      0.98%      1.01%        1.03%


     Note:  LTM = last twelve months

     AAL determined the resulting aggregate DCF value of IBT at $112.7 million.

     A DCF analysis of Farwell was prepared on a control level basis by computing a stand-alone value for the company and adding the present value of potential cost savings related to the Merger. The following provides highlights for the key assumptions used in this analysis:


                                   ACTUAL               PROJECTED LTM ENDING ($000)
                                    LTM     --------------------------------------------------
STAND-ALONE                        03/06     03/07     03/08      03/09      03/10      03/11
-----------                       -------   -------   -------   --------   --------   --------


Assets..........................  $91,550   $94,297   $97,125   $100,039   $103,040   $106,132
Net Income......................  $ 1,506   $ 1,474   $ 1,518   $  1,564   $  1,611   $  1,659
ROAA............................     1.65%     1.59%     1.59%      1.59%      1.59%      1.59%


     Based on these performance assumptions, AAL determined the resulting DCF value of Farwell, on a stand-alone basis, equal to $20.1 million. AAL also calculated the present value of potential cost savings in connection with the Merger. AAL considered pre-tax cost savings equal to 4.6 percent of Farwell's operating expenses in the first year after the Merger, and 6.4 percent thereafter. Combining the stand-alone DCF value of Farwell with the present value of potential cost savings resulted in a pro forma DCF value of $21.7 million.

     The following table provides the resulting DCF values for both IBT and Farwell and the respective contribution to the pro forma company.


                                                                     FARWELL (SALE OF
                                           IBT (STAND-ALONE)             CONTROL)
                                        -----------------------   ----------------------
                                           DCF           %          DCF           %
DCF ($000) COMBINED                       VALUE    CONTRIBUTION    VALUE    CONTRIBUTION
-------------------                     --------   ------------   -------   ------------


$134,359..............................  $112,679       83.9%      $21,680       16.1%


     The above table indicates the relative DCF value contribution of Farwell in the pro forma company is 16.1 percent. This compares to the actual Farwell market value contribution of 15.1 percent.

     Market Premium Analysis for IBT: AAL compared the price-to-book and price-to-core earnings multiples of IBT to guideline peer companies. AAL utilized two guideline peer groups under this approach. The first guideline peer group consisted of six Michigan publicly traded banks with assets between $500 million and $1.5 billion and last twelve-month core return on average equity ("ROAE") greater than 5 percent. The second guideline peer group consisted of 41 Midwest publicly traded banks with assets between $500 million and $1 billion and last twelve-month core ROAE between 5 and 15 percent. The following table provides the median financial and stock price data of the guideline peer groups compared to IBT. IBT stock trades at a substantial premium to the median trading multiples of both the Michigan and Midwest peer organizations.


                                                            MINORITY SHARE PEER
                                                                   GROUPS
                                                            -------------------
                                                            MICHIGAN    MIDWEST
                                                    IBT       PEER       PEER
                                                 --------   --------   --------


Total Assets...................................  $761,749   $671,323   $696,529
Tangible Equity/Assets.........................     10.36%      9.16%      8.13%
LTM Core ROAA..................................      0.93%      1.11%      0.98%
LTM Core ROAE..................................      8.66%     10.91%     10.69%
Market Price Per Share.........................  $  43.00       N.M.       N.M.
Price to Tangible Book.........................       300%       171%       180%
Price to LTM Core EPS..........................      35.2x      15.5x     15.2x
IBT STOCK PRICE-TO-TANGIBLE BOOK AS PERCENT OF
  PEER MEDIAN PRICE-TO-TANGIBLE BOOK RATIO.....                  175%       167%
IBT STOCK PRICE-TO-CORE EPS AS PERCENT OF PEER
  MEDIAN PRICE-TO-CORE EPS MULTIPLE............                  227%       232%


     The above table indicates that IBT's stock trades at a premium of 67 percent to 75 percent over the peer median price-to-tangible book value ratio. Also, IBT's stock trades at a premium of 127 percent to 132 percent over the peer median price-to-last twelve months ("LTM") core earnings per share.

     Market Premium Analysis for Farwell: AAL compared the price-to-book and price-to-LTM earnings multiples being received by Farwell shareholders in the Merger to guideline peer companies. AAL also utilized two guideline peer groups under this approach. The first guideline transaction peer group consisted of 31 Midwest bank deals announced from January 1, 2004 through May 2, 2006 with seller's assets between $50 and $250 million, year-to-date return on average assets ("ROAA") greater than 0.5 percent, and tangible equity to assets greater than 8.0 percent. The second guideline transaction group was based on a national listing of sale transactions which consisted of 27 bank deals announced from January 1, 2004 to May 2, 2006 with the seller's assets between $75 and $150 million, year-to-date ROAA greater than 0.75 percent, and tangible equity to tangible assets greater than 10.0 percent. The following table provides the median financial and deal pricing multiples for the guideline transaction peer groups compared to the pricing multiples being received by Farwell shareholders in the Merger.


                                                           GUIDELINE SALE OF CONTROL
                                                          ---------------------------
                                                             MIDWEST       NATIONAL
                                                FARWELL   TRANSACTIONS   TRANSACTIONS
                                                -------   ------------   ------------


Total Assets..................................  $91,550     $102,749       $115,728
Tangible Equity/Assets........................    14.99%        9.84%         11.26%
LTM ROAA......................................     1.65%        0.94%          1.17%
LTM ROAE......................................    10.95%        8.91%         10.65%
Price to Tangible Book........................      305%         170%           220%
Price to LTM Earnings.........................     27.8x        19.7x         22.5x
FARWELL DEAL VALUE PRICE-TO-TANGIBLE BOOK AS
  PERCENT OF PEER MEDIAN PRICE-TO-TANGIBLE
  BOOK RATIO..................................                   179%           139%
FARWELL DEAL VALUE PRICE-TO-LTM EARNINGS AS
  PERCENT OF PEER MEDIAN PRICE-TO-LTM
  EARNINGS....................................                   141%           124%


     The above table indicates the Farwell deal transaction multiples are at a premium to the market. The price-to-tangible book premium ranges from 39 to 79 percent, while the price-to-LTM earnings premium ranges from 24 to 41 percent over the guideline transaction multiples.

     Application of Guideline Pricing Multiples And Resulting Contribution
Analysis: AAL reviewed the guideline peer groups identified in the above tables and applied current market pricing multiples to both IBT and Farwell book value and earnings levels. AAL utilized minority share guideline transaction multiples for IBT and control level multiples for Farwell. The guideline pricing multiples assigned to each company were subjectively determined after consideration of the respective underlying performance characteristics of both IBT and Farwell. AAL computed the aggregate value of each company using the selected price-to-tangible book and price-to-earnings multiples. The following chart summarizes the aggregate results and the resulting contribution that each company would make to the combined organization:


                                                   IBT       %    FARWELL     %
                                                --------   ----   -------   ----


Tangible Book Value...........................  $ 78,588          $13,731
Guideline Multiple............................       170%             160%
                                                --------          -------

PRICE/TANGIBLE BOOK...........................  $133,600   85.9%  $21,970   14.1%
LTM Net Income................................  $  6,647          $ 1,506
Guideline Multiple............................      15.0             14.0
                                                --------          -------

PRICE/LTM EARNINGS............................  $ 99,705   82.5%  $21,084   17.5%


     The above table indicates a contribution by Farwell ranging from 14.1 percent to 17.5 percent using guideline transaction-based market values. This compares to the actual Farwell market value contribution of 15.1 percent.

     The opinion expressed by AAL was based on market, economic and other relevant considerations as they existed and could be evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including but not limited to, changes affecting the securities markets, the results of operations or material changes in the financial condition of either IBT or Farwell could materially affect the assumptions used in preparing this opinion.

     IBT and Farwell have agreed to pay AAL customary fees for its services as financial advisor in connection with the Merger. In addition to its fees and regardless of whether the merger is consummated, IBT and Farwell have agreed to reimburse AAL for its reasonable out-of-pocket expenses, and to indemnify AAL against certain liabilities, including liabilities under securities laws.

FAIRNESS OPINION OF DONNELLY PENMAN & PARTNERS

     Farwell retained Donnelly Penman & Partners ("Donnelly Penman") to act as Farwell's financial advisor in connection with the merger and related matters based upon its qualifications, expertise and reputation, as well as its familiarity with Farwell. Donnelly Penman is a recognized investment banking and advisory firm. As a part of its investment banking and advisory business, Donnelly Penman is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     On December 22, 2005 IBT, a bank holding company headquartered in Mt. Pleasant, Michigan and Farwell announced that they had entered into an Agreement and Plan of Merger (the "Agreement") to which IBT would acquire Farwell. On May 2, 2006 IBT, Farmers, a subsidiary of IBT, and Farwell entered into an amended and restated Agreement and Plan of Merger (the "Merger Agreement") to substitute Farmers as the acquiring entity. In accordance with the terms of the Merger Agreement, Farwell will merge with Farmers with Farmers as the surviving entity. Concurrently, each share of Farwell common stock issued and outstanding immediately prior to the effective time of the merger shall be converted into the right to receive 3.0382 shares of IBT common stock plus $29.00 in cash. Donnelly Penman has delivered its opinion that the exchange ratio and cash consideration received is fair to Farwell's shareholders from a financial point of view. No limitations were imposed by Farwell on the scope of Donnelly Penman's investigation or on the procedures followed by Donnelly Penman in rendering its opinion.

     THE FULL TEXT OF THE OPINION OF DONNELLY PENMAN, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN BY DONNELLY PENMAN, IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT-PROSPECTUS. HOLDERS OF FARWELL COMMON STOCK ARE URGED TO READ THE OPINION IN ITS ENTIRETY. DONNELLY PENMAN'S OPINION IS DIRECTED ONLY TO THE MERGER CONSIDERATION DESCRIBED IN THE MERGER AGREEMENT AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY FARWELL SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE FARWELL SPECIAL SHAREHOLDER MEETING. THE SUMMARY SET FORTH IN THIS PROXY STATEMENT-PROSPECTUS OF THE OPINION OF DONNELLY PENMAN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF ITS OPINION ATTACHED TO THIS DOCUMENT AS APPENDIX C.

     In arriving at its opinion, Donnelly Penman engaged in discussions with members of the management of each of Farwell and IBT concerning the historical and current business operations, financial conditions and prospects of Farwell and IBT and reviewed:

     - the Agreement and Plan of Merger dated December 22, 2005 and the Amended and Restated Agreement and Plan of Merger dated May 2, 2006;

     - the most recent draft dated June 29, 2006 of the Form S-4 Registration Statement relating to the merger;

     - certain publicly-available information for IBT, including each of the Annual Reports to Stockholders and Annual Reports on Form 10-K for the years December 31, 2003, 2004 and 2005 and the quarterly reports on Form 10-Q for the quarter ended March 31, 2006;

     - certain information, including financial forecasts, relating to earnings, assets, liabilities and prospects of IBT furnished by senior management of IBT;

     - Independent Auditor's Report for Farwell State Bank for the years ended December 31, 2005 and 2004 and the unaudited condensed balance sheet and statement of income for the three months ended March 31, 2006 and March 31, 2005;

     - certain information, including financial forecasts, relating to earnings, assets, liabilities and prospects of Farwell furnished by senior management of Farwell;

     - IBT's senior management projected earnings estimates for fiscal years 2006 through 2010, which were deemed reasonable by IBT management;

     - Farwell's senior management projected earnings estimates for fiscal years 2006 through 2010, which were deemed reasonable by Farwell management;

     - the amount and timing of the cost savings expected to result from the merger furnished by senior management of IBT;

     - the financial condition and operating results of IBT and Farwell compared to the financial conditions and operating results of certain other financial institutions that Donnelly Penman deemed comparable;

     - various valuation analyses of Farwell and IBT Donnelly Penman performed including dividend discount analyses, analysis of comparable transactions and analysis of comparable companies; and

     - such other information, financial studies, analyses and investigations and such other factors that Donnelly Penman deemed relevant for the purposes of its opinion.

     In conducting its review and arriving at its opinion, as contemplated under the terms of its engagement by Farwell, Donnelly Penman, with the consent of IBT and Farwell, relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by IBT and Farwell or upon publicly-available information. Donnelly Penman did not undertake any responsibility for the accuracy, completeness or reasonableness of, or any obligation independently to verify, such information. Donnelly Penman further relied upon the assurance of management of IBT and Farwell that they were unaware of any facts that would make the information provided or available to Donnelly Penman incomplete or misleading in any respect. Donnelly Penman did not make any independent evaluations, valuations or appraisals of the assets or liabilities of IBT or Farwell. Donnelly Penman did not review any individual credit files of IBT or Farwell and assumed that the aggregate allowances for credit losses for IBT and Farwell were adequate to cover such losses. Donnelly Penman's opinion was necessarily based upon economic and market conditions and other circumstances as they existed and were evaluated by Donnelly Penman on the date of its opinion. Donnelly Penman does not have any obligation to update its opinion, unless requested by Farwell in writing to do so, and Donnelly Penman expressly disclaims any responsibility to do so in the absence of any written request by Farwell.

     In connection with rendering its opinion to the Farwell Board, Donnelly Penman performed a variety of financial analyses, which are summarized below. Donnelly Penman believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without consideration of all factors and analyses, could create a misleading view of the analyses and the processes underlying Donnelly Penman's opinion. Donnelly Penman arrived at its opinion based on the results of all the analyses it undertook assessed as a whole, and it did not draw conclusions from or with regard to any one method of analysis. The preparation of a fairness opinion is a complex process involving subjective judgments, and is not necessarily susceptible to partial analysis or summary description. With respect to the analysis of selected comparable companies and analysis of selected comparable merger of equal transactions summarized below, no public company utilized as a comparison is identical to IBT or Farwell, and such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the relevant financial institutions and other factors that could affect the acquisition or public trading values of the financial institutions concerned.

     The financial forecast information and cost savings and other synergies expected to result from the merger furnished by management of IBT and Farwell, respectively, and deemed reasonable by them contained in or underlying Donnelly Penman's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such forecasts and estimates. The forecasts and estimates were based on numerous variables and assumptions that are inherently uncertain, including factors related to general economic and competitive conditions. In that regard, Donnelly Penman assumed, with IBT's and Farwell's consent, that the financial forecasts, including the cost savings and other synergies expected to result from the merger, were reasonably prepared on a basis reflecting the best currently available judgments of IBT and Farwell, and that such forecasts will be realized in the amounts and at the times that they contemplate. The estimates contained in Donnelly Penman's analyses are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by those analyses. Estimates of values of financial institutions or assets do not purport to be appraisals or necessarily reflect the prices at which financial institutions or their securities actually may be sold. Accordingly, actual results could vary significantly from those assumed in the financial forecasts and related analyses. None of the analyses performed by Donnelly Penman was assigned a greater significance by Donnelly Penman than any other.

     The following is a brief summary of the analyses performed by Donnelly Penman. Certain analyses have been updated to reflect currently available information for purposes of the written fairness opinion.

SUMMARY ANALYSIS OF THE TRANSACTION

     The Merger Agreement provides that each share of Farwell common stock issued and outstanding immediately prior to the effective time of the merger shall be converted into the right to receive 3.0382 shares of IBT common stock plus $29.00 in cash.

     Donnelly Penman reviewed the terms of the merger. It noted that the exchange ratio of 3.0382 shares of IBT common stock for each share of Farwell common stock and cash consideration of $29.0 per share meant that the transaction had an implied per share value of $145.00 for each share of Farwell common stock based upon the closing price of IBT of $38.18 on December 15, 2005. This implied per share value represents a 277.2% premium to the book value per Farwell share of $52.31 as of March 31, 2006. Donnelly Penman also noted that, based on the exchange ratio and cash consideration the transaction had an implied aggregate value of approximately $38.1 million (exclusive of transaction costs) as of December 15, 2005. The complete aggregate deal metrics in relation to the Farwell financial position as of March 31, 2006 are displayed below:


                                        FOR THE TWELVE MONTHS ENDED MARCH 31, 2006
--------------------------------------------------------------------------------------------------------------------------
 DEAL PRICE                               PRICE/TANGIBLE          PRICE/LTM
(AGGREGATE)          PRICE/BOOK                BOOK                EARNINGS           PRICE/ASSETS          PRICE/DEPOSITS
-----------          ----------           --------------          ---------           ------------          --------------


  $38,062              277.2%                 277.2%                25.3x                41.6%                   49.6%

  FOR THE TWELVE MONTHS ENDED MARCH
              31, 2006
------------------------------------
 DEAL PRICE          PREMIUM TO CORE
(AGGREGATE)              DEPOSITS
-----------          ---------------


  $38,062                 40.4%



     Donnelly Penman also noted, when considering the most recent trading based upon the closing price of IBT of $45.00 on June 28, 2006 that the exchange ratio of 3.0382 shares of IBT common stock for each share of Farwell common stock and cash consideration of $29.00 per share meant that the transaction had an implied per share value of $165.72 for each share of Farwell common stock. This implied per share value represents a 316.8% premium to the book value per Farwell share of $52.31 as of March 31, 2006.


     Donnelly Penman also noted, when considering the value of the transaction based on an implied equity value per share of IBT of $23.79 that the exchange ratio of 3.0382 shares of IBT common stock for each share of Farwell common stock and cash consideration of $29.00 per share meant that the transaction had an implied per share value of $101.28 for each share of Farwell common stock. This implied per share value represents a 193.6% premium to the book value per Farwell share of $52.31 as of March 31, 2006. The $23.79 implied per share value for IBT is based on an assumed price to tangible book multiple of 1.66 times IBT's tangible book value of $14.33 as of March 31, 2006. The price to tangible book multiple is based on a review of the multiples for select publicly traded Midwest commercial banks with assets of $500 million to $1 billion and a return on average equity between 8% and 12%.

     Donnelly Penman also noted, when considering the value of the transaction based on an implied equity value per share of IBT of $20.34 that the exchange ratio of 3.0382 shares of IBT common stock for each share of Farwell common stock and cash consideration of $29.00 per share meant that the transaction had an implied per share value of $90.80 for each share of Farwell common stock. This implied per share value represents a 173.6% premium to the book value per Farwell share of $52.31 as of March 31, 2006. The $20.34 implied per share value for IBT is based on a discounted dividend analysis. This analysis utilized a range of discount rates of 11.0% to 14.0% and a range of terminal value multiples of 14.0 to 17.0 times projected 2010 net income. The discount rate was derived from the Ibbotson and Associates 20051 data on cost of equity buildup (and sensitized a range of 11.0%-14.0%). The terminal multiple range was determined by reviewing the multiples for select publicly traded placeMidwest commercial banks with assets between $500 million and $1 billion and return on average equity between 8% and 12%.

--------


(1) Stocks, Bonds, Bills and Inflation -- Valuation Edition 2006 Yearbook, (C) Ibbotson Associates, Inc. 2006


ANALYSIS OF SELECTED COMPARABLE COMPANIES

     Donnelly Penman compared selected financial and operating results of Farwell to a peer group that included the following 18 exchange traded commercial banks in Illinois, Indiana, Michigan, Ohio and Wisconsin, which were selected based on comparable asset size and financial returns. Specifically the peer group identified had assets less than $250 million and a last twelve month's return on average equity between 8% and 12%. The peer group had median trading multiples of 139.2% of book value per share, 139.2% of tangible book value per share and 16.79 times last twelve months earnings per share. These peer companies consisted of:

     - American Community Bancorp (ACBP)

     - Capital Directions, Incorporated (CTDN)

     - Century Financial Corporation (CYFL)

     - ChoiceOne Financial Corporation (COFS)

     - Community National Corporation (CMNC)

     - Community Shores Bank Corporation (CSHB)

     - Communibanc Corporation (CBCZ)

     - Consumers Bancorp, Inc. (CBKM)

     - CSB Bancorp, Inc. (CBMI)

     - Eastern Michigan Financial Corporation (EFIN)

     - F & M Bancorp (FMOO)

     - FNB, Inc. (FIDS)

     - Heartland Bancshares, Inc. (HRTB)

     - ICNB Financial Corporation (ICNB)

     - Layton Park State Bank (LTPM)

     - Ohio Heritage Bancorp, Inc. (OHHB)

     - United Commerce Bancorp (UCBN)

     - Western Reserve Bancorp, Inc. (WRBO)

     This comparison showed, among other things, that for the latest twelve months ended March 31, 2006:

     - Farwell's net interest margin was 3.94%, compared with the Farwell peer group median of 4.06%;

     - Farwell's efficiency ratio was 43.96%, compared with the Farwell peer group median of 68.61%;

     - Farwell's return on average assets was 1.65%, compared to the Farwell peer group median of 0.88%;

     - Farwell's return on average equity was 10.95%, compared to the Farwell peer group median of 9.30%; and

     - Farwell's ratio of nonperforming assets to total assets was 0.11%, compared with the Farwell peer group median of 0.42%.

     No financial institution used in the above analyses as a comparison is identical to Farwell. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of Farwell and the financial institutions to which it was compared.

ANALYSIS OF SELECTED COMPARABLE TRANSACTIONS

     Donnelly Penman reviewed and compared actual information for 19 completed or pending bank merger transactions announced from a period of January 1, 2003 to December 31, 2005. Furthermore, the transactions listed involved commercial banks located in Illinois, Indiana, Michigan, Ohio and Wisconsin with total assets less than $250 million and a last twelve month's return on average equity of between 8% and 12%. These transactions consisted of:

     (Buyer/Seller)

     - MainSource Financial Group/ HFS Bank FSB

     - Hometown Community Bncp Inc/ Progressive Bancorp Inc.

     - River Holding Co./ Farmers State Bancshares Inc.

     - Peotone Bancorp Inc./ Vermilion Bancorp Inc.

     - Princeton National Bancorp/ Somonauk FSB Bancorp Inc.

     - Peoples Community Bancorp Inc./ American State Corporation

     - Park National Corp./ First Clermont Bank

     - Webster Financial Corp./ Eastern Wisconsin Bcshrs Inc.

     - Croghan Bancshares Inc./ Custar State Bank

     - Wintrust Financial Corp./ Town Bankshares Ltd

     - Camco Financial Corp./ London Financial Corp.

     - Lincoln Bancorp/ First Shares Bancorp Inc.

     - Harrodsburg First Fin Bancorp/ Independence Bancorp

     - Van Orin Bancorp Inc./ Malden Bancorp Inc.

     - State Financial Services Corp./ Lakes Region Bancorp Inc.

     - Citizens First Bancorp Inc./ Metro Bancorp, Inc.

     - Blackhawk Bancorp Inc./ DunC Corp.

     - Carlinville Natl Bk Shares Inc/ Cornerstone Bank & Trust, NA

     - JW Bancorp Inc./ John Warner Financial Corp.

     This comparison showed that based on the transaction price calculated above compared with Farwell's financial condition as of March 31, 2006:

     - The transaction price to last twelve months earnings multiple was 25.3 times, compared with the comparable transaction group median of 20.0 times last twelve month's earnings;

     - The transaction price was 277.2% of book value, compared with the comparable transaction group median of 181.06%;

     - The transaction price was 277.2% of tangible book value, compared with the comparable transaction group median of 181.06%;

     - The transaction price was 41.6% of total assets, compared with the comparable transaction group median of 17.9%;

     - The transaction price was 49.6% of deposits, compared with the comparable transaction group median of 22.3%; and

     - The transaction price represented a 40.4% premium to core deposits, compared with the comparable transaction group median of 12.7%.

     Donnelly Penman recognized that no transaction reviewed was identical to the merger and that, accordingly, any analysis of comparable transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the parties to the transactions being compared.

DIVIDEND DISCOUNT ANALYSIS -- FARWELL

     Donnelly Penman calculated an estimated range of equity values per share for Farwell based upon the values, discounted to the present, of estimates of projected dividends from the fiscal year ending December 31, 2006 through the fiscal year ending December 31, 2010 and a projected year 2010 terminal value assuming Farwell continued to operate as an independent company. The valuation date contemplated is July 1, 2006, with half of the 2006 dividends being paid in the last six months of the year. In conducting its analysis, Donnelly Penman utilized financial estimates provided by and deemed reasonable by Farwell and IBT for 2006 through 2010. Donnelly Penman further assumed, with Farwell senior management's consent, a $3.25 dividend payment per share in 2006 and each year thereafter. Additionally, Donnelly Penman assumed that Farwell could pay a one time special dividend at the beginning of the projection period. This special dividend was estimated by Donnelly Penman as the excess capital that could be distributed to shareholders and still leave Farwell at a 6.5% capital to assets ratio. Then, estimated net income was reduced by the impact of the cost of cash on the projected earnings.

     This analysis utilized a range of discount rates of 11.0% to 14.0% and a range of terminal value multiples of 14.0 to 17.0 times projected 2010 net income. The discount rate was derived from the Ibbotson and Associates 20052 data on cost of equity buildup and sensitized to the base cost of equity of 12% provided from the Ibbotson and Associates Research (a range of 11.0%-14.0% was utilized). The terminal multiple range was determined by reviewing the multiples for select publicly traded Midwest commercial banks with assets less than $250 million and return on average equity between 8% and 12%. The analysis resulted in a range of present values between $92.30 and $103.23 per share.

     The analysis was based upon Farwell and IBT senior management's projections of future performance on a stand alone basis, which were based upon many factors and assumptions deemed reasonable by Farwell and IBT senior management. This analysis did not purport to be indicative of actual values or actual future results and did not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Donnelly Penman included this analysis because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

     For its financial advisory services provided to Farwell, Donnelly Penman has been paid ordinary and customary fees at or before the closing of the merger. In addition, Farwell has agreed to indemnify Donnelly Penman against various liabilities, including any which may arise under the federal securities laws.

--------


  (2) Stocks, Bonds, Bills and Inflation -- Valuation Edition 2006 Yearbook, (C) Ibbotson Associates, Inc. 2006


INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER

     Directors and Officers of Farmers Following the Merger. Upon the completion of the merger, Michael McGuire shall be added to the reconstituted Farmers' Board of Directors. The current officers of Farwell will continue with Farmers. In addition, Mr. Kedrowski will serve as a Vice-President of Farmers pursuant to a two-year written employment agreement.

     Regional Advisory Board. Upon completion of the merger, the incumbent directors of Farwell will serve on a regional advisory board for the Farwell division of Farmers and shall receive the same board member compensation as provided by Farwell prior to the merger.

     Indemnification. Pursuant to the Merger Agreement, Farmers has agreed that from and after the effective date of the merger through the fifth anniversary thereof, it will indemnify and hold harmless each present and former director, officer and employee of Farwell against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation (each a "Claim"), arising in whole or in part out of, the fact that such person is or was a director, officer, employee, fiduciary or agent of Farwell or its subsidiary or is or was serving at the request of Farwell or its subsidiary in such a role of another corporation, partnership, joint venture, trust or other enterprise if such Claim pertains to any matters existing or occurring at or before the effective date of the merger to the fullest extent to which said individuals are entitled under applicable law.

     Directors' and Officers' Insurance. Farmers has further agreed, for a period of five years after the effective date of the merger, to maintain Farwell's current directors' and officers' liability insurance policy (provided that Farmers may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not materially less advantageous than such policy) with respect to acts or omissions occurring prior to the effective date of the merger.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

     Board of Directors. At the effective time of the merger, the members of the Farmers Board of Directors shall consist of Dennis Angner, Michael McGuire, Dale Weburg, James Fabiano and David Maness.

     Management. Mr. Kedrowski, the current president and chief executive officer of Farwell, will enter into an employment agreement with Farmers to become a Vice President of Farmers on the effective date of the merger. Dennis
P. Angner, the current president and chief executive officer of IBT shall also serve as president and CEO of Farmers, with Timothy Miller, the current president and CEO of Farmers becoming a Vice President. Following the effective time of the merger, IBT will form a regional advisory board for the Farwell division of Farmers consisting of persons living and/or working in the trade area currently served by Farwell. The regional board will initially be comprised of the directors of Farwell incumbent immediately preceding the merger.


     Certificate of Incorporation and Bylaws. The certificate of incorporation and bylaws of Farmers will be the same as the certificate of incorporation and bylaws of the surviving entity, with the exception that the name of Farmers shall be changed to FSB.


EFFECTIVE DATE OF MERGER

     The parties expect that the merger will be effective during the third quarter of 2006 or as soon as possible after the receipt of all regulatory and shareholder approvals, the expiration of all regulatory waiting periods and after the satisfaction of all conditions to the merger set forth in the Merger Agreement.

DISTRIBUTION OF IBT COMMON STOCK

     At the effective time of the merger, Farwell's shareholders will cease to own shares of Farwell. Subject to certain adjustments pursuant to the Merger Agreement, each share of Farwell common stock issued and outstanding immediately prior to the completion of the merger will automatically be converted into the right to receive 3.0382 shares of IBT common stock and $29.00 in cash.

     At the effective time of the merger, IBT will deliver to its exchange agent, Isabella Bank and Trust, the amount of cash and number of shares of IBT common stock issuable in the merger. Within five business days after the closing of the merger, the exchange agent will send you and other former Farwell shareholders transmittal materials to be used to exchange the old Farwell stock certificates. The transmittal materials will contain instructions with respect to the surrender of old Farwell stock certificates. After the effective time of the merger, and once the exchange agent receives your old Farwell stock certificates, the exchange agent will send you a check for the cash payable in exchange for your shares of Farwell common stock and will register the shares of IBT common stock issuable to you in the name and at the address appearing on Farwell's stock records as of the time of the merger or such other name or address as you request in the transmittal materials. The exchange agent will not be required to register the shares in that manner until it has received all of your old Farwell stock certificates (or an affidavit of loss for such certificate or certificates and an indemnity bond), together with properly executed transmittal materials. Such old Farwell stock certificates, transmittal materials, and affidavits must be in a form and condition reasonably acceptable to IBT and the exchange agent. The exchange agent will have discretion to determine reasonable rules and procedures relating to the exchange (or lack thereof) of old Farwell stock certificates and the payment of the per share merger consideration.

CONDUCT OF BUSINESS PENDING THE MERGER

     The Merger Agreement contains various restrictions on the operations of Farwell before the effective time of the merger. In general, the Merger Agreement obligates Farwell to conduct its business in the usual, regular and ordinary course of business and to use reasonable efforts to preserve its business organization and assets and maintain its rights and franchises. In addition, Farwell has agreed that, except as expressly contemplated by the Merger Agreement or specified in a schedule to the Merger Agreement, without the prior written consent of Farmers, it will not, among other things:

     - change or waive any provision of its charter or bylaws, except as required by law;

     - change the number of authorized or issued shares of its capital stock;

     - enter into, amend in any material respect or terminate any material contract or agreement except in the ordinary course of business;

     - make application for the opening or closing of any, or open or close any, branch or automated banking facility, except as required by regulators;

     - change compensation or benefits of its employees, except for certain increases or bonuses subject to limits specified in the Merger Agreement;

     - enter into or modify any employee benefit plans relating to any director, officer or employee, except as may be required by law;

     - merge or consolidate with any other corporation or sell or lease all or any substantial portion of Farwell's assets;

     - sell or dispose of the capital stock of Farwell or otherwise dispose of any assets other than in the ordinary course of business;

     - take any action that would cause any of the representations and warranties contained in the Merger Agreement to be untrue or would fail to cause any conditions precedent to be satisfied;

     - change any method, practice or principle of accounting except as required by generally accepted accounting principles or any bank regulator;

     - waive, release, grant or transfer any material rights of value or modify in any material respect any existing material agreement or indebtedness, other than in the ordinary course of business;

     - purchase equity securities, or securities for its investment portfolio inconsistent with current investment policy;

     - enter into, review, extend or modify any affiliate transaction (other than a deposit transaction) other than pursuant to existing insider loan policies;

     - enter into any futures contract, option, interest rate caps, floors or exchange agreement for purposes of hedging the exposure of interest-earning assets and interest-bearing liabilities to changes in interest rates, except in the ordinary course of business;

     - take any action that would give rise to a payment to any individual under any employment agreement;

     - change policies with respect to extension of credit, establishment of reserves, investments, asset/liability management or other material banking policies;

     - take any action that would result in acceleration of the right to payment under any benefit plan;

     - sell any participation interest in any loan;

     - enter into any lease or contract other than in the normal course of business;

     - pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding in an amount exceeding $10,000;

     - incur any capital expenditures in excess of $25,000 individually or in the aggregate other than pursuant to binding commitments existing on the date of the Merger Agreement or necessary to maintain existing assets in good repair; and

     - make any new loan or other credit facility commitment to any borrower or group of affiliated borrowers in excess of $250,000 for a construction loan, $500,000 for a commercial real estate loan, $250,000 for a commercial business loan or $500,000 for a residential loan, except for prior commitments previously disclosed to Farmers and for any loan in excess of such amount to which Farmers does not object within 24 hours after being notified of the intent to make the loan.

     - sell or dispose of any assets or incur any liability other than in the ordinary course of business consistent with past practices and policies.

     In addition to these covenants, the Merger Agreement contains various other customary covenants, including, among other things, access to information and each party's efforts to cause its representations and warranties to be true and correct on the closing date.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains a number of customary representations and warranties by Farmers, IBT and Farwell regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger that are customary for a transaction of this kind. They include, among other things:

     - the organization, existence, and corporate power and authority, and capitalization of each of the companies;

     - the absence of conflicts between the Merger Agreement and applicable laws and other documents, contracts and agreements;

     - the absence of any development materially adverse to the companies;

     - the obtaining of necessary consents;

     - the absence of adverse material litigation;

     - the accuracy of reports and financial statements of each party;

     - the ownership of their respective material assets and properties;

     - the existence, performance and legal effect of certain contracts;

     - loan portfolio matters;

     - compliance with applicable laws;

     - the filing of tax returns, payment of taxes and other tax matters by either party;

     - labor and employee benefit matters; and

     - compliance with applicable environmental laws by Farwell.

     All representations, warranties and covenants of the parties, other than the covenants in specified sections which relate to continuing matters, terminate upon the merger.

CONDITIONS TO THE MERGER

  MUTUAL CONDITIONS TO CLOSE

     The respective obligations of Farmers and Farwell to complete the merger are subject to various conditions prior to the merger. The conditions include the following:


     - Each of the FDIC and the Office of Financial and Insurance Services of the State of Michigan approves or provides its non-objection of the merger and all statutory waiting periods expire;


     - approval of the Merger Agreement by the affirmative vote of 66 2/3% of the issued and outstanding shares of Farwell;

     - the absence of any litigation, statute, law, regulation, order, decree or injunction by which the merger is restrained or enjoined;

     - the registration statement of which this proxy statement prospectus is a part must have been declared effective by the SEC and must not be subject to a stop order or threatened stop order;

     - Farmers and Farwell must have received a fairness opinion from Austin Associates LLC to the effect that the terms of the merger are fair to IBT's and Farwell's shareholders from a financial point of view;

     - Farmers and Farwell must have received a tax opinion from Foster, Swift, Collins & Smith, P.C. to the effect that the merger will qualify as a reorganization; and

     - None of the regulatory approvals shall impose any term, condition or restriction that Farmers or Farwell in good faith reasonably determines would so materially adversely affect the transaction as to render inadvisable in the reasonable good faith judgment of Farmers or Farwell, the consummation of the merger.

  FARMER'S CONDITIONS TO CLOSE

     In addition to the mutual conditions to close described above, Farmer's obligation to complete the merger is subject to fulfillment of additional conditions, including the following:

     - the representations and warranties made by Farwell in the Merger Agreement must be true and correct as of the closing date or to a specifically related earlier date;

     - Farwell must have performed in all material respects all of the agreements, obligations and covenants made in the Merger Agreement to be completed at or before the effective time;

     - all requisite material permits, authorizations, consents, waivers, clearances or approvals have been obtained;

     - the holders of no more than 10% of Farwell's common stock shall have indicated their intention to seek dissenters' rights of appraisal; and

     - Farmers must have received an opinion from Bodman LLP (legal counsel for Farwell) to the effect that Farwell is in good standing, the merger has been approved by Farwell's Board of Directors and shareholders, and the Merger Agreement is binding on Farwell.

  FARWELL'S CONDITIONS TO CLOSE

     In addition to the mutual conditions to close described above, Farwell's obligation to complete the merger is subject to the fulfillment of additional conditions, including the following:

     - the representations and warranties made by Farmers and IBT in the Merger Agreement must be true and correct as of the closing date or to a specifically related earlier date;

     - Farmers and IBT must have performed in all material respects all of the agreements, obligations and covenants made in the Merger Agreement to be completed at or before the effective time;

     - all requisite material permits, authorizations, consents, waivers, clearances or approvals have been obtained;

     - Farwell must have received an opinion from Foster, Swift, Collins & Smith, P.C. (legal counsel for Farmers and IBT) to the effect that Farmers and IBT are in good standing, the Merger Agreement has been duly executed by Farmers and IBT and is binding on Farmers and IBT;

     - IBT shall have delivered the merger consideration (IBT stock and cash) to the exchange agent; and

     - Farwell must have received a fairness opinion from Donnelly Penman & Partners to the effect that the terms of the merger are fair to Farwell's shareholders from a financial point of view.

REGULATORY APPROVALS REQUIRED FOR THE MERGER


     Farwell and Farmers have agreed to use all reasonable efforts to obtain all permits, consents, approvals and authorizations of all third parties and governmental entities that are necessary or advisable to consummate the merger. This includes the approval or non-objection of the FDIC and the Office of Financial and Insurance Services of the State of Michigan. Farmers has filed the application or notice materials necessary to obtain these regulatory approvals and has received approval of the merger from the FDIC. The merger cannot be completed without such approvals and non-objections. Other than the FDIC approval, Farmers cannot assure that it will obtain the required regulatory approvals and non-objections, when they will be received, or whether there will be conditions in the approvals or any litigation challenging the approvals.



     Farwell and Farmers are not aware of any material governmental approvals or actions that are required prior to the merger other than those described above. Farwell and Farmers presently contemplate that they will seek any additional governmental approvals or actions that may be required in addition to those requests for approval currently pending; however, they cannot assure that they will obtain any such additional approvals or actions.


NO SOLICITATION

     Until the merger is completed or the Merger Agreement is terminated, Farwell has agreed that it, its officers, directors employees, representatives or agents will not:

     - initiate, solicit or knowingly encourage any inquiries or the making of any acquisition proposal;

     - enter into, maintain or continue any discussions or negotiations regarding any acquisition proposals; or

     - agree to or endorse any other acquisition proposal.

     Farwell may, however, furnish information regarding Farwell to, or enter into and engage in discussion with, any person or entity in response to an unsolicited proposal by the person or entity relating to an acquisition proposal if:

     - Farwell's Board of Directors determines in good faith that such proposal, if consummated, is reasonably likely to result in a transaction more favorable from a financial point-of-view to Farwell's shareholders than the Farmers' merger;

     - Farwell's Board of Directors determines in good faith, after consultation with its legal counsel and financial advisors, that the action is required for Farwell's directors to comply with their fiduciary obligations under applicable law; and

     - Farwell promptly notifies Farmers of such inquiries, proposals or offers, the material terms of such inquiries, proposals or offers and the identity of the person making such inquiry, proposal or offer.

TERMINATION; AMENDMENT; WAIVER

     The Merger Agreement may be terminated prior to the closing, before or after approval by Farwell's shareholders, as follows:

     - by mutual written agreement of Farmers and Farwell;

     - by Farmers or Farwell if Farwell shareholders do not approve the Merger Agreement and merger;

     - by a non-breaching party if the other party (1) materially breaches any covenants or undertakings contained in the Merger Agreement or (2) materially breaches any representations or warranties contained in the Merger Agreement, in each case if such breach by its nature cannot be cured prior to December 31, 2006 or has not been cured within thirty days after written notice from the terminating party;

     - by either party if any required regulatory approvals for consummation of the merger is not obtained;

     - by either party if the closing does not occur by December 31, 2006;

     - by either party if any condition to closing cannot be satisfied or fulfilled by December 31, 2006;

     - by Farmers if Farwell shall have received a superior proposal and Farwell Board of Directors shall have entered into an acquisition agreement with respect to a superior proposal and terminates the Merger Agreement or fails to recommend that the shareholders of Farwell approve the Merger Agreement or has withdrawn, modified or changed such recommendation in a manner which is adverse to Farmers; or

     - by Farwell in order to accept a "superior proposal," as defined in the Merger Agreement, which has been received and considered by Farwell in compliance with the applicable terms of the Merger Agreement, provided that Farwell has notified Farmers at least five business days in advance of any such action and given Farmers the opportunity during such period, if Farmers elects in its sole discretion, to negotiate amendments to the Merger Agreement which would permit Farwell to proceed with the proposed merger with Farmers.

FEES AND EXPENSES

     Each party will each pay its own costs and expenses in connection with the Merger Agreement and the transactions contemplated thereby; provided, however, if the merger is not consummated due to the failure to obtain any necessary regulatory approval, Farmers shall reimburse Farwell for its actual costs and expenses incurred by Farwell after March 9, 2006 in connection with the Merger Agreement and the transactions contemplated thereby.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following discussion addresses the material United States federal income tax consequences of the merger to holders of Farwell common stock. This discussion applies only to Farwell shareholders who hold their Farwell common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to a particular shareholder in light of his or her personal circumstances or to shareholders subject to special treatment under the United States federal income tax laws, including: banks or trusts; tax-exempt organizations; insurance companies; regulated investment companies or mutual funds; dealers in securities or foreign currency; traders in securities who elect to apply a mark-to-market method of accounting; pass-through entities and investors in such entities; foreign persons; and shareholders who hold Farwell common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated instrument; and shareholders of Farwell common stock who acquired their shares of Farwell common stock upon the exercise of warrants or employee stock options or otherwise as compensation.

     This discussion is based on the Internal Revenue Code, Treasury regulations, administrative rulings and judicial decisions, all as currently applicable, and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. Tax considerations under state, local and foreign laws are not addressed in this document. Tax consequences to you may vary depending upon your particular circumstances. Therefore, you should consult your tax advisor to determine the particular tax consequences of the merger to you, including those relating to state and/or local taxes.

     No ruling has been, or will be, sought from the Internal Revenue Service concerning tax issues with respect to the merger. It is a condition to the obligations of Farmers and Farwell to complete the merger that they receive from Foster, Swift, Collins & Smith, P.C., legal counsel for Farmers and IBT, an opinion regarding the material federal income tax consequences of the merger which concludes that the tax consequences of the merger will be substantially identical to those described in this proxy statement-prospectus.

     Based on representations contained in letters provided by IBT and Farwell and on certain customary factual assumptions, all of which must continue to be true and accurate in all material respects as of the effective time of the merger, it is the opinion of Foster, Swift, Collins & Smith, P.C., counsel to Farmers and IBT, that the material United States federal income tax consequences of the merger are expected to be as follows:

     - the merger will qualify as a "reorganization" within the meaning of
       Section 368(a) of the Internal Revenue Code and Farmers, Farwell and IBT will each be a "party to a reorganization" within the meaning of Section 368(b);

     - no gain or loss will be recognized by IBT, its subsidiaries or Farwell by reason of the merger; and

     - the tax consequences to Farwell shareholders will be as described in detail below.

     The tax opinion neither binds nor precludes the Internal Revenue Service from adopting a contrary position. An opinion has no binding effect or official status of any kind and no assurance can be given that contrary positions will not be successfully asserted by the Internal Revenue Service or adopted by a court if the issues are litigated. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular United States federal, state, local or foreign income or other tax consequences of the merger to you.

EXCHANGE FOR CASH AND IBT COMMON STOCK

     As a result of receiving a combination of cash and IBT common stock in exchange for shares of Farwell common stock, a Farwell shareholder will recognize gain, but not loss, equal to the lesser of (1) the amount of cash received or (2) the amount of gain "realized" in the merger. The amount of gain a Farwell shareholder "realizes" will equal the amount by which (a) the cash plus the fair market value at the effective time of the merger of the IBT common stock received exceeds (b) the shareholder's tax basis in Farwell common stock surrendered in the merger. If a shareholder of Farwell common stock purchased his or her shares of Farwell common stock at different prices, such Farwell shareholder will have to compute his or her recognized gain or loss separately for the shares of Farwell common stock with different adjusted basis in accordance with the rules described in the previous sentence. Any recognized gain would be taxed as a capital gain or a dividend, as described below. The tax basis of the IBT common stock received in the merger will be the same as the tax basis of the shares of Farwell common stock surrendered in the merger decreased by the amount of cash received in the merger and increased by the (i) gain recognized in the merger, if any and (ii) dividend income recognized in the merger, if any. The holding period for shares of IBT common stock received by a Farwell shareholder will include such shareholder's holding period for the Farwell common stock surrendered in exchange for the IBT common stock, provided that such shares of Farwell common stock were held as capital assets of the shareholder at the effective time of the merger.

     In certain circumstances, a Farwell shareholder may receive dividend or ordinary income treatment, rather than capital gain treatment on all or a portion of the gain recognized in the merger if receipt of the cash portion of the merger consideration has the effect of the distribution of a dividend under the principles of Section 302 of the Internal Revenue Code. The determination of whether a cash payment has such effect is based on a comparison of the Farwell shareholder's proportionate interest in IBT after the merger with the proportionate interest the Farwell shareholder would have had if the shareholder had received solely IBT common stock in the merger. For purposes of this comparison, the Farwell shareholder may constructively own shares of IBT held by certain members of the Farwell shareholder's family or certain entities in which the Farwell shareholder has an ownership or beneficial interest and certain stock options may be aggregated with the Farwell shareholder's shares of IBT common stock. The amount of the cash payment that may be treated as a dividend is limited to the shareholder's ratable share of the accumulated earnings and profits of Farwell at the effective time of the merger. Any gain that is not treated as a dividend will be taxed as a capital gain, provided that the Farwell shareholder's common stock was held as a capital asset at the time of the merger. Capital gain or loss recognized by a Farwell shareholder in the merger will be long-term capital gain or loss if the holding period of the shares of Farwell common stock exceeds one year at the completion of the merger. In the case of individuals, the maximum federal income tax rate applicable to long-term capital gains generally is 15%. If a Farwell shareholder has to recognize ordinary income, such income for individuals is currently taxed at the maximum rate of 15% if treated as dividend or 35% if treated as other ordinary income. The determination of whether a cash payment will be treated as having the effect of a dividend depends primarily upon the facts and circumstances of each Farwell shareholder. Farwell shareholders are urged to consult their own tax advisors regarding the tax treatment of the cash received in the merger.

     A Farwell shareholder who holds Farwell common stock as a capital asset and who receives in the merger, in exchange for such stock, cash in lieu of a fractional share interest in IBT common stock, will be treated as having received such cash in full payment for such fractional share of stock and as capital gain or loss, notwithstanding the dividend rules discussed above.

     Unless an exemption applies under the backup withholding rules of Section 3406 of the Internal Revenue Code, the Exchange Agent is required to withhold, and will withhold, 28% of any cash payments to which a Farwell shareholder is entitled pursuant to the merger, unless the Farwell shareholder provides the appropriate form. A Farwell shareholder should complete and sign the substitute Internal Revenue Service Form W-9 enclosed with the letter of transmittal sent by Isabella Bank and Trust. This completed form provides the information, including the Farwell shareholder's taxpayer identification number (a social security number for individuals), and certification necessary to avoid backup withholding.

     The foregoing is a summary discussion of material federal income tax consequences of the merger. The discussion is included for general information purposes only and may not apply to a particular Farwell shareholder in light of such shareholder's particular circumstances. Farwell shareholders should consult their own tax advisors as to the particular tax consequences to them of the merger, including the application of state, local and foreign tax laws and possible future changes in federal income tax laws and the interpretation thereof, which can have retroactive effects.

     Dissenting Shareholders. Holders of Farwell common stock who dissent with respect to the merger as discussed in "Dissenters' Rights" and who receive cash in respect of their shares of Farwell common stock will recognize capital gain or loss equal to the difference between the amount of cash received and their aggregate tax basis in their shares.

     Holding IBT Common Stock. The following discussion describes the U.S. federal income tax consequences to a holder of IBT common stock after the merger. Any cash distribution paid by IBT out of earnings and profits, as determined under U.S. federal income tax law, will be subject to tax as ordinary dividend income and will be includible in your gross income in accordance with your method of accounting. See below under "Tax Rate Changes" for information regarding the rate of tax on dividends. Cash distributions paid by IBT in excess of its earnings and profits will be treated as (i) a tax-free return of capital to the extent of your adjusted basis in your IBT common stock (reducing such adjusted basis, but not below zero), and (ii) thereafter as gain from the sale or exchange of a capital asset.

     Upon the sale, exchange or other disposition of IBT common stock, you will generally recognize gain or loss equal to the difference between the amount realized upon the disposition and your adjusted tax basis in the shares of IBT common stock surrendered. Any such gain or loss generally will be long-term capital gain or loss if your holding period with respect to the IBT common stock surrendered is more than one year at the time of the disposition. For the rate of tax on capital gains, see below under "Tax Rate Changes."

     Tax Rate Changes. Under the Jobs and Growth Tax Relief Reconciliation Act of 2003, the individual tax rates on long-term capital gains and dividend income have been reduced. The top individual rate for long-term capital gains from sales or exchanges on or after May 6, 2003 is 15%. The top individual rate for "qualified dividend income" received after December 31, 2002 is also 15%. To be considered "qualified dividend income" to a particular holder, the holder must have held the common stock for more than 60 days during the 120 day period beginning 60 days before the ex-dividend period as measured under section 246(a) of the Internal Revenue Code. Dividend income that is not qualified dividend income will be taxed at ordinary income rates. You are urged to consult your tax advisor to determine whether a dividend, if any, would be treated as qualified dividend income.

     Limitations on Tax Opinion and Discussion. As noted earlier, the tax opinion is subject to certain assumptions, relating to, among other things, the truth and accuracy of certain representations made by IBT and Farwell, and the consummation of the merger in accordance with the terms of the Merger Agreement and applicable state law. Furthermore, the tax opinion will not bind the Internal Revenue Service and, therefore, the IRS is not precluded from asserting a contrary position. The tax opinion and this discussion are based on currently existing provisions of the Internal Revenue Code, existing and proposed Treasury regulations, and current administrative rulings and court decisions. There can be no assurance that future legislative, judicial, or administrative changes or interpretations will not adversely affect the accuracy of the tax opinion or of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the merger.

     THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. IT IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS THAT MAY BE IMPORTANT TO YOU. THUS, WE URGE FARWELL SHAREHOLDERS TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM RESULTING FROM THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

RESALE OF IBT COMMON STOCK

     All shares of IBT common stock received by Farwell shareholders in the merger will be registered under the Securities Act of 1933 and will be freely transferable under the Securities Act of 1933, except that shares of IBT common stock received by persons who are deemed to be "affiliates," as the term is defined under the Securities Act of 1933, of IBT or Farwell at the time of the special meeting may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act of 1933 or as otherwise permitted under the Securities Act of 1933. Persons who may be deemed to be affiliates of IBT or Farwell generally include individuals or entities that control, are controlled by, or are under common control with, the party and may include certain officers and directors of such party as well as principal shareholders of such party. Affiliates of both parties have previously been notified of their status. The Merger Agreement requires Farwell to use reasonable efforts to receive an affiliate letter from each person who is an affiliate of Farwell.

     This proxy statement-prospectus does not cover resales of IBT common stock received by any person who may be deemed to be an affiliate of Farwell or IBT.

ACCOUNTING TREATMENT

     In accordance with accounting principles generally accepted in the United States of America, the merger will be accounted for using the purchase method. As a result, the recorded assets and liabilities of IBT will be carried forward at their recorded amounts, the historical operating results will be unchanged for the prior periods being reported on and the assets and liabilities from the acquisition of Farwell will be adjusted to fair value at the date of the merger. In addition, all identified intangibles, which presently consists of a core deposit intangible, will be recorded at fair value and included as part of the net assets acquired. To the extent that the purchase price payable to former Farwell shareholders exceeds the fair value of the net assets including identifiable intangibles of Farwell at the merger date, that amount will be reported as goodwill. In accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," goodwill will not be amortized but will be evaluated for impairment annually. Identified intangibles will be amortized over their estimated lives. Further, the purchase accounting method results in the operating results of Farwell being included in the consolidated income of IBT beginning from the date of consummation of the merger.

DISSENTERS' RIGHTS

     Under Michigan banking law, shareholders of Farwell have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of Farwell common stock. Farwell shareholders electing to do so must comply with the provisions of Section 3706(2)(b) of the Michigan Banking Code of 1999 in order to perfect their dissenters' rights. A copy of the applicable Michigan statute is attached as Appendix D of this document.

     ENSURING PERFECTION OF DISSENTERS' RIGHTS CAN BE COMPLICATED. THE PROCEDURAL RULES ARE SPECIFIC AND MUST BE FOLLOWED PRECISELY. A FARWELL SHAREHOLDER'S FAILURE TO COMPLY WITH THESE PROCEDURAL RULES MAY RESULT IN HIS OR HER BECOMING INELIGIBLE TO PURSUE DISSENTERS' RIGHTS.

     The following is intended as a brief summary of the material provisions of the Michigan statutory procedures that a Farwell shareholder must follow in order to dissent from the merger and obtain payment of the fair value of his or her shares of Farwell common stock. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 3706(2)(b) of the Michigan Banking Code of 1999, the full text of which appears in Appendix D of this document.

     Under Section 3706(2)(b), a shareholder of Farwell who votes against the merger, or who has given notice in writing to Farwell at or before the meeting called for the purpose of considering the Merger Agreement that the shareholder dissents from the merger, is entitled to receive in cash from Farmers the fair value of all shares held by the shareholder, if and when the merger is consummated, upon written request made to Farmers at any time within 30 days after the date of consummation of the merger, accompanied by the surrender of the stock voted in dissent by the shareholder. Upon the filing of the written request and the surrender of stock certificates, if any, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of the shareholder's shares. The request having been made shall not be withdrawn except with the written consent of Farmers.

     The fair value of the shares shall be determined, as of the date on which the meeting of Farwell shareholders was held adopting the Merger Agreement, by a qualified and independent appraiser selected by the Commissioner of the Office of Financial and Insurance Services upon written request submitted by a dissenting shareholder entitled to receive the fair value of his or her shares. The appraiser selected shall file a written appraisal with the Commissioner, who in turn shall forward copies to all interested parties. The valuation determined by the appraiser is final and binding on all parties as to the fair value of the shares. Farmers shall pay to each dissenting shareholder entitled the fair value of his or her shares within 30 days following the receipt of the written appraisal. The fees and expenses of the appraisal, which shall be approved by the Commissioner, shall be paid by Farmers.

     If you are a Farwell shareholder who elects to exercise dissenters' rights, you should mail or deliver a written demand to: The Farwell State Savings Bank, 399 West Main Street, Farwell, Michigan, 48622, Attention: Dean L. Beavers, Corporate Secretary.

     IF YOU FAIL TO COMPLY STRICTLY WITH THE PROCEDURES DESCRIBED ABOVE YOU WILL LOSE YOUR DISSENTERS' RIGHTS. CONSEQUENTLY, IF YOU WISH TO EXERCISE YOUR DISSENTERS' RIGHTS, WE STRONGLY URGE YOU TO CONSULT A LEGAL ADVISOR BEFORE ATTEMPTING TO EXERCISE YOUR DISSENTERS' RIGHTS.

STOCK TRADING AND DIVIDEND INFORMATION


     There is no established public trading market for Farwell common stock. It is Farwell's established practice to pay annual cash dividends. Farwell paid cash dividends of $3.25 and $13.25 per share in 2003 and 2004, respectively, and Farwell paid a cash dividend of $11.00 per share in 2005. As of August 15, 2006, there were 262,500 shares of Farwell common stock issued and outstanding, and approximately 120 shareholders of record.


GENERAL

     IBT is incorporated under the Michigan Business Corporation Act. Farwell is incorporated under the predecessor to the Michigan Banking Code of 1999. Accordingly, the rights of IBT shareholders are governed by the corporate laws of the State of Michigan and the rights of Farwell shareholders are governed by the banking laws of the State of Michigan. As a result of the merger, Farwell shareholders will become shareholders of IBT. Thus, following the merger, the rights of Farwell shareholders who become IBT shareholders in the merger will be governed by the general corporate laws of the State of Michigan and by the IBT articles of incorporation and bylaws. IBT's articles of incorporation and bylaws will be unaltered by the merger.

                       COMPARISON OF SHAREHOLDERS' RIGHTS

     Set forth on the following pages is a summary comparison of the rights of an IBT shareholder under the IBT articles of incorporation, the IBT bylaws, and Michigan corporate law (right column) and the rights of a shareholder under the Farwell Articles of Incorporation, the Farwell bylaws and Michigan banking law (left column). The summary set forth below is not intended to provide a comprehensive summary of Michigan corporate and banking law or of each company's governing documents. This summary is qualified in its entirety by reference to the full text of the IBT articles of incorporation and IBT bylaws, and the Farwell Charter and Farwell bylaws.



FARWELL                                                       IBT
-------                                                       ---


                                 AUTHORIZED CAPITAL
262,500 shares of common stock, par value  10,000,000 shares of common stock no par
$10.00 per share. As of August 15, 2006,   value. As of July 18, 2006, there were
there were 262,500 shares of Farwell       5,491,252 shares of IBT common stock
common stock issued and outstanding.       issued and outstanding.

                                 NUMBER OF DIRECTORS
The bylaws of Farwell fix the required     The bylaws of IBT fix the required number
number of directors at not less than 5     of directors at not less than five, with
nor more than 8 members. At each annual    the actual number determined by the Board
meeting, within the foregoing limitation,  of Directors. There are currently eleven the shareholders of Farwell designate the  directors in office. The corporation's
number of directors that are to be         bylaws require that a majority of
elected for the ensuing year. There are    directors shall consist of individuals
currently six directors in office.         who are not employees of the corporation
                                           or an affiliated entity.

                      VACANCIES AND NEWLY CREATED DIRECTORSHIPS
Vacancies occurring in the board may be    Filled by a vote of the directors then in
filled for the current year by             office. The person who fills any such
appointment made by the remaining          vacancy holds office until the next
directors; however, when a vacancy         election of the class for which the
reduces the number of directors below 5,   director shall have been chosen.
the remaining directors must promptly
fill such vacancy in order to maintain a
minimum of 5 directors.

                            SPECIAL MEETING OF THE BOARD
Special meetings of the Board of           Special meetings of the Board of
Directors may be called by the President,  Directors may be called by the president
Vice-President, or Cashier at any time by  or by the written request of at least
telephone, telegram or letter.             three directors as long as twenty-four
                                           hours notice is given to each director.

                           SPECIAL MEETING OF SHAREHOLDERS
Special meetings of the shareholders may   Special meetings of the shareholders may
be called for any purpose at any time by   be called by the President or Secretary,
the Board of Directors or by holders of    and shall be called by either of them on
at least 10% of the then outstanding       the request, in writing or by vote, of a
shares of any class of shares.             majority of the directors or by the
                                           holders of at least a majority of the
                                           shares of common stock issued and
                                           outstanding.
Notice of the meeting must be sent first-
class mail, not less than 10 days before
the date of the meeting, to all
shareholders of record entitled to act
and vote at the meeting, stating the
purpose of the meeting.

                                  CUMULATIVE VOTING
No cumulative voting for election of       No cumulative voting for election of
directors is provided for shareholders of  directors is provided for shareholders of
Farwell.                                   IBT

FARWELL                                                       IBT
-------                                                       ---


                                CLASSES OF DIRECTORS
The bylaws and articles of incorporation   The bylaws of IBT provide that the Board
of Farwell do not provide for classes of   of Directors shall be divided into three
directors. The shareholders elect the      classes, with the term of one class of
entire Board of Directors at each annual   directors expiring each year.
meeting for the ensuing year.              Consequently, directors of a particular
                                           class are elected to a three-year term.

                                REMOVAL OF DIRECTORS
The bylaws and articles of incorporation   IBT's articles of incorporation provide
of Farwell are silent on removal of        that a director may be removed from
directors. However, Section 3505 of the    office only for 'cause' by a majority of
Michigan Banking Code of 1999 provides     voting shares entitled to vote at an
the Farwell shareholders may remove one    election of directors.
or more directors with or without cause
by a majority of shares entitled to vote
at an election of directors.

                               RETIREMENT OF DIRECTORS
The bylaws and articles of incorporation   A member of the Board of Directors must
of Farwell are silent on mandatory         retire from the board at the completion
retirement of directors                    of the month in which he or she attains
                                           70 years of age.

                           STATE ANTI-TAKEOVER PROVISIONS
Farwell is not subject to any state anti-  Fair Price Act. Certain provisions of the
takeover provisions.                       Michigan Business Corporation Act,
                                           referred to as the Fair Price Act,
                                           establish a statutory scheme similar to
                                           the supermajority and fair price
                                           provisions found in many corporate
                                           charters. The Fair Price Act provides
                                           that a supermajority vote of 90% of the
                                           shareholders and no less than two-thirds
                                           of the votes of noninterested
                                           shareholders must approve a "business
                                           combination." The Fair Price Act defines
                                           a "business combination" to include
                                           nearly any merger, consolidation, share
                                           exchange, sale of assets, stock issuance,
                                           liquidation, or reclassification of
                                           securities involving an 'interested
                                           shareholder' or certain "affiliates" of
                                           an interested shareholder. An "interested
                                           shareholder" is generally any person who
                                           owns 10% or more of the outstanding
                                           voting shares of the corporation. An
                                           "affiliate" is a person who directly or
                                           indirectly controls, is controlled by, or
                                           is under common control with a specified
                                           person.

FARWELL                                                       IBT
-------                                                       ---

                                           Control Share Act. Certain portions of
                                           the Michigan Business Corporation Act,
                                           referred to as the Control Share Act,
                                           also regulate the acquisition of "control
                                           shares" of widely held Michigan
                                           corporations. The Control Share Act
                                           establishes procedures governing "control
                                           share acquisitions." A control share
                                           acquisition is defined as an acquisition
                                           of shares by an acquiror which, when
                                           combined with other shares held by that
                                           person or entity, would give the acquiror
                                           voting power in the election of directors
                                           of the corporation at or above any of the
                                           following thresholds: 20%, 33% and 50%.
                                           Under the Control Share Act, an acquiror
                                           may not vote "control shares" that were
                                           acquired in a control share acquisition
                                           unless the corporation's disinterested
                                           shareholders (defined to exclude the
                                           acquiring person, officers of the target
                                           corporation and directors of the target
                                           corporation who are also employees of the
                                           corporation) vote to confer voting rights
                                           on the control shares. The Control Share
                                           Act does not affect the voting rights of
                                           shares owned by an acquiring person
                                           before the control share acquisition. The
                                           Control Share Act entitles corporations
                                           to redeem control shares from the
                                           acquiring person under certain
                                           circumstances. In other cases, the
                                           Control Share Act confers dissenters'
                                           rights upon all of a corporation's
                                           shareholders except the acquiring person.

                SUPER-MAJORITY VOTE ON CERTAIN BUSINESS COMBINATIONS
Section 3701 of the Michigan Banking Code  The articles of incorporation of IBT have of 1999 requires the approval by not less  a super-majority vote on certain business
than  2/3 of Farwell shareholders of a     combinations, including a merger. A vote
consolidation or merger.                   of 66 2/3% of all outstanding voting
                                           shares must be voted affirmatively on
                                           such business combination.

                           CONSENT ACTION BY SHAREHOLDERS
Farwell shareholders are not authorized    Under IBT's articles of incorporation,
to take action by written consent in lieu  IBT shareholders are entitled to take
of a meeting.                              action without a meeting if the minimum
                                           number of voting shares required to
                                           approve such action consent to taking
                                           such action in writing.

FARWELL                                                       IBT
-------                                                       ---


                      INDEMNIFICATION OF DIRECTORS AND OFFICERS
The bylaws and articles of incorporation   The articles of incorporation of IBT
of Farwell are silent on indemnification   provide for indemnification of its
of directors and officers. In addition,    directors, officers, employees and agents
the Michigan Banking Code of 1999 does     to the fullest extent permitted by
not address the issue.                     Michigan law. Michigan law generally
                                           provides for indemnification against
                                           liability incurred because a person is a
                                           director, officer, employee or agent if
                                           that individual acted in good faith and
                                           in a manner he or she reasonably believed
                                           to be in or not opposed to the best
                                           interests of the corporation or its
                                           shareholders; and, with respect to any
                                           criminal action or proceeding, had no
                                           reasonable cause to believe his or her
                                           conduct was unlawful. If an indemnified
                                           individual is successful in defense of
                                           any such action, the corporation shall
                                           indemnify such director or officer for
                                           expenses actually and reasonably incurred
                                           in connection with such action.

                          DIRECTOR LIMITATION OF LIABILITY
Section 3504 of the Michigan Banking Code  The articles of incorporation of IBT
of 1999 states that a bank's articles of   provide that a director shall not be
incorporation may provide that a director  personally liable to the corporation or
is not personally liable for monetary      its shareholders for monetary damages for
damages due to a director's breach of a    a breach of the director's fiduciary
fiduciary duty, subject to certain         duty. However, limitation of liability
limitations. However, the articles of      protection will not be provided to a
incorporation of Farwell do not grant the  director for any breach of the duty of
directors this limitation of liability.    loyalty to the corporation or its
                                           shareholders, for acts or omissions not
                                           in good faith or which involve
                                           intentional misconduct or a knowing
                                           violation of law, liability under Section
                                           551(1) of the Michigan Business
                                           Corporation Act, or for any transaction
                                           from which the director derived an
                                           improper personal benefit.

                         AMENDMENTS TO GOVERNING INSTRUMENTS
Section 3203 of the Michigan Banking Code  The articles of incorporation of IBT can
of 1999 states that the articles of        be amended by the affirmative vote of the
incorporation of Farwell may be amended    holders of 66 2/3% of the outstanding
by the affirmative vote of a majority of   shares. Under the bylaws of IBT, the
shareholders owning voting shares and      bylaws may be amended by a two-thirds
with the approval of the commissioner of   vote of the Board of Directors or by a
the Michigan Office of Financial and       majority vote of shares in attendance at
Insurance Services. The bylaws of Farwell  a duly called meeting. However, any may be amended by a  2/3 affirmative vote  amendment that relates to the classified
of the Board of Directors at any regular   board provisions of the bylaws requires
meeting or special meeting called for      the approval of holders of a majority of
that purpose, upon prior notice of the     outstanding shares.
proposed action.


                                PREEMPTIVE RIGHTS

     Neither Farwell's charter nor IBT's articles of incorporation provide for preemptive rights.

                       DESCRIPTION OF CAPITAL STOCK OF IBT


     IBT is authorized to issue 10,000,000 shares of common stock, no par value. IBT is not authorized to issue any shares of preferred stock. At July 18, 2006, there were 5,491,252 shares of IBT common stock issued and outstanding. Each share of IBT common stock has the same relative rights as, and is identical in all respects with, each other share of common stock.


     The common stock of IBT is not an account of an insurable type, and is not insured by the Federal Deposit Insurance Corporation or any other government agency.

COMMON STOCK

     Dividends. The holders of common stock of IBT are entitled to receive and share equally in dividends as may be declared by the Board of Directors of IBT out of funds legally available for the payment of dividends. The payment of dividends by IBT is subject to limitations that are imposed by law and applicable regulation.

     Voting Rights. The holders of common stock of IBT have exclusive voting rights in IBT. They elect IBT's Board of Directors and act on other matters as are required to be presented to them under Michigan law or as are otherwise presented to them by the Board of Directors. Generally, each holder of common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. No vote of IBT shareholders is required for approval of the merger or Merger Agreement under Michigan law.

     Liquidation. In the event of liquidation, dissolution or winding up of IBT, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of IBT available for distribution.

     Preemptive Rights. Holders of the common stock of IBT are not entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

     The transfer agent for IBT common stock is Isabella Bank and Trust.

                          CERTAIN PROVISIONS OF THE IBT
                      ARTICLES OF INCORPORATION AND BYLAWS

     The following discussion is a general summary of the material provisions of IBT's articles of incorporation and bylaws and certain other regulatory provisions that may be deemed to have an "anti-takeover" effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in IBT's articles of incorporation and bylaws, reference should be made in each case to the document in question. relating to corporate governance and rights of shareholders, that might discourage future takeover attempts. As a result, shareholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the Board of Directors or management of IBT more difficult.

     The following description is a summary of the provisions of the articles of incorporation and bylaws. See "Where You Can Find More Information" as to how to review a copy of these documents.

     Restrictions on Call of Special Meetings. The bylaws provide that special meetings of shareholders can be called only by the President or the Secretary, or by either of them on the request in writing or by vote of a majority of directors or holders of at least a majority of the shares of capital stock of IBT issued and outstanding.

     Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of directors.


     Authorized But Unissued Shares. IBT has authorized but unissued shares of common stock. See "Description of Capital Stock of IBT". The articles of incorporation authorize ten million (10,000,000) shares of common stock, no par value. As of July 18, 2006, there were 5,491,252 shares of IBT common stock issued and outstanding.


     Amendments to Articles of Incorporation and Bylaws. Amendments to the articles of incorporation must be approved by 66 2/3% of the outstanding shares of IBT's voting stock. The bylaws may be amended by a two-thirds vote of the directors of IBT or the affirmative vote of a majority of shares in attendance at a duly constituted meeting of shareholders. However, any amendment that relates to the classified board provisions of the bylaws requires the approval of holders of a majority of outstanding shares.

     Classified Board of Directors. The IBT Board of Directors is divided into three classes, with the directors in each class being elected for a term of three years.

     "for Cause" Removal of Directors. Directors of IBT may be removed from office at any time, but only for cause by the affirmative vote of the holders of a majority of the shares of IBT common stock entitled to vote thereon.

                                     EXPERTS

     The consolidated financial statements of IBT as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, have been incorporated by reference into this proxy statement-prospectus herein in reliance upon the report of Rehmann Robson, P.C., independent registered public accountants, which report is incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.


     The financial statements of Farwell as of December 31, 2005 and for the year then ended, which are included in this proxy statement-prospectus, include the report of Rehmann Robson independent registered public accountants and are included in this document in reliance upon such report given on the authority of said firm as experts in accounting and auditing.


     The financial statements of Farwell as of December 31, 2004 and for each of the two years then ended are unaudited.

                                 LEGAL OPINIONS

     The validity of the common stock to be issued in and the United States federal income tax consequences of, the merger transaction will be passed upon by Foster, Swift, Collins & Smith, P.C., Lansing, Michigan, counsel to Farmers and IBT.

                       ADJOURNMENT OF THE SPECIAL MEETING

     In the event that there are not sufficient votes to constitute a quorum or approve the adoption of the Merger Agreement at the time of the special meeting, the Merger Agreement may not be approved unless the special meeting is adjourned to a later date or dates in order to permit further solicitation of proxies. If it is necessary to adjourn the special meeting, no notice of the adjourned special meeting is required to be given to shareholders (unless a new record date is fixed), other than an announcement at the special meeting of the hour, date and place to which the special meeting is adjourned.

                          CERTAIN BENEFICIAL OWNERS OF
                              FARWELL COMMON STOCK


     The following table sets forth, to the best knowledge and belief of Farwell, certain information regarding the beneficial ownership of Farwell common stock as of August 15, 2006, by (i) each person known to Farwell to be the beneficial owner of more than 5% of the Farwell common stock; (ii) each director and certain named executive officers of Farwell; and (iii) all of Farwell's directors and executive officers as a group.



                                                  NUMBER OF SHARES      PERCENT OF ALL
                                                   OF COMMON STOCK       COMMON STOCK
NAME OF BENEFICIAL OWNER                         BENEFICIALLY OWNED   STOCK OUTSTANDING
------------------------                         ------------------   -----------------


FIVE PERCENT OR MORE OWNERS
Warren L. McGuire..............................        66,365                25.3%
Farwell ESOP...................................        26,582                10.1%
Francis Schofield, Trust.......................        18,887                 7.2%
Pauline Scheer.................................        17,396                 6.6%
DIRECTORS AND EXECUTIVE OFFICERS
Warren L. McGuire, Director....................        66,365                25.3%
Herbert Miller, Director**.....................         4,400                 1.7%
W. Michael McGuire, Director...................         1,718                   *
Thomas Kedrowski, Director/President**.........         1,600                   *
Larry Schofield, Director......................           867                   *
Dean Beavers, Director/Senior Vice President...           475                   *
Melody Darnell, Vice President.................            60                   *
All directors and executive officers as a group
  (7) persons..................................        75,485                28.8%


--------

    * Less than 1%

   ** Trustees of the ESOP who vote ESOP shares.

                    UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma condensed combined balance sheet and income statement give effect to the merger. This pro forma financial information is based on the historical consolidated financial statements of IBT and Farwell under the assumptions, and including the adjustments, set forth in the accompanying notes to unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined balance sheet presents combined financial information as of March 31, 2006, and the unaudited pro forma consolidated condensed combined statement of income presents combined financial information for the three-month period ended March 31, 2006, and for the year ended December 31, 2005. The unaudited pro forma consolidated condensed combined balance sheet assumes the merger was consummated on March 31, 2006, and the unaudited pro forma condensed combined statements of income give effect to the merger as if the merger occurred at the beginning of each period covered by such statements of income. Pro forma per share amounts are based on total merger consideration of $145 per share of Farwell common stock. The actual amount of total merger consideration is subject to certain possible adjustments pursuant to the Merger Agreement.

     The unaudited pro forma condensed combined financial statements reflect the restructuring and other merger related expenses disclosed in the notes to such statements but do not reflect anticipated cost savings. As a result of this and other factors, the pro forma combined financial condition and results of operations of IBT as of and after the effective time of the merger may not be indicative of the results that actually would have occurred if the merger had been in effect during the periods presented or of the results that may be attained in the future.


     This pro forma financial information should be read in conjunction with the historical financial statements of IBT consolidated and Farwell, including the respective notes to those financial statements that are included or incorporated by reference in this proxy statement-prospectus, and in conjunction with the pro forma financial data appearing elsewhere in this proxy statement-prospectus. See "Where You Can Find More Information" on page 83.

             UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET(A)
                              AS OF MARCH 31, 2006



                                                                                PRO FORMA
                                            IBT BANCORP     FARWELL    --------------------------
                                             HISTORICAL   HISTORICAL   ADJUSTMENTS       COMBINED
                                            -----------   ----------   -----------       --------
                                                            (DOLLARS IN THOUSANDS)



                                              ASSETS
Cash and due from banks...................    $ 30,619      $ 1,818      $    --         $ 32,437
Federal funds sold........................          --        5,429           --            5,429
                                              --------      -------      -------         --------
CASH AND CASH EQUIVALENTS.................      30,619        7,247           --           37,866
Securities available for sale.............     200,341       18,241           --          218,582
Loans available for sale..................         831           --           --              831
Loans net of the allowance for loan losses
  (IBT $6,899; Farwell $738)..............     477,950       63,239       (1,102)(C)      540,087
Premises and equipment, net...............      19,387          324          599(C)        20,310
Accrued interest receivable...............       4,742          424           --            5,166
Bank-owned life insurance.................      11,132        1,299           --           12,431
Goodwill..................................       3,113           --       22,126(H)        25,239
Core deposits and other intangibles.......         117           --        1,510(E)         1,627
Other assets..............................      13,517          776           --           14,293
                                              --------      -------      -------         --------
TOTAL ASSETS..............................    $761,749      $91,550      $23,133         $876,432
                                              ========      =======      =======         ========

                               LIABILITIES AND STOCKHOLDERS' EQUITY
DEPOSITS
  Noninterest-bearing.....................    $ 71,763      $10,310      $    --         $ 82,073
  Interest-bearing........................     544,953       66,478       (1,200)(C)      610,231
                                              --------      -------      -------         --------
TOTAL DEPOSITS............................     616,716       76,788       (1,200)         692,304
Federal Home Loan Bank
  Advances and other borrowed funds.......      44,242           --        7,613(B)(I)(K)  51,855
Escrow payable............................      13,748           --           --           13,748
Accrued interest payable and other
  liabilities.............................       5,225        1,031           --            6,256
                                              --------      -------      -------         --------
TOTAL LIABILITIES.........................     679,931       77,819        6,413          764,163
                                              --------      -------      -------         --------
STOCKHOLDERS' EQUITY
  Common stock............................      81,748        2,625       16,720(G)(F)    101,093
  Additional paid in capital..............          --        2,625           --            2,625
  Retained earnings.......................       1,829        8,584           --           10,413
  Accumulated other comprehensive loss....      (1,759)        (103)          --           (1,862)
                                              --------      -------      -------         --------
TOTAL STOCKHOLDERS' EQUITY................      81,818       13,731       16,720          112,269
                                              --------      -------      -------         --------
TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY..................................    $761,749      $91,550      $23,133         $876,432
                                              ========      =======      =======         ========





         See notes to unaudited pro forma combined financial statements

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME(A)
                 FOR THE THREE MONTH PERIOD ENDED MARCH 31, 2006



                                                                                PRO FORMA
                                           IBT BANCORP     FARWELL      ------------------------
                                            HISTORICAL   HISTORICAL     ADJUSTMENTS    COMBINED
                                           -----------   ----------     -----------   ----------
                                              (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


INTEREST AND DIVIDEND INCOME
  Loans, including fees..................   $    8,167    $  1,031        $    138(I) $    9,336
  Investment securities
     Taxable.............................        1,078          69              --         1,147
     Tax-exempt..........................          649          82              --           731
  Federal funds sold.....................           74          47              --           121
                                            ----------    --------        --------    ----------
TOTAL INTEREST AND DIVIDEND INCOME.......        9,968       1,229             138        11,335
INTEREST EXPENSE
  Deposits...............................        3,556         400             150(I)      4,106
  Borrowings.............................          506          --              91(I)        597
                                            ----------    --------        --------    ----------
TOTAL INTEREST EXPENSE...................        4,062         400             241         4,703
                                            ----------    --------        --------    ----------
NET INTEREST INCOME......................        5,906         829            (103)        6,632
Provision for loan losses................          167          --              --           167
                                            ----------    --------        --------    ----------
NET INTEREST INCOME, AFTER PROVISION FOR
  LOAN LOSSES............................        5,739         829            (103)        6,465
                                            ----------    --------        --------    ----------
NONINTEREST INCOME
  Service charges on deposit accounts....        1,030          52              --         1,082
  Title insurance revenue................          474          --              --           474
  Gain on sale of mortgages..............           57          --              --            57
  Other..................................          440          24              --           464
                                            ----------    --------        --------    ----------
TOTAL NONINTEREST INCOME.................        2,001          76              --         2,077
NONINTEREST EXPENSES
  Compensation and benefits..............        3,529         225                         3,754
  Occupancy and equipment................        1,169          35              11(L)      1,215
  Other..................................        1,610         189              38(E)      1,837
                                            ----------    --------        --------    ----------
TOTAL NONINTEREST EXPENSES...............        6,308         449              49         6,806
                                            ----------    --------        --------    ----------
INCOME BEFORE FEDERAL INCOMES TAXES......        1,432         456            (152)        1,736
Federal income taxes.....................          218         136             (54)(M)       300
                                            ----------    --------        --------    ----------
NET INCOME...............................   $    1,214         320             (98)   $    1,436
                                            ==========    ========        ========    ==========
EARNINGS PER SHARE
  BASIC..................................   $     0.22    $   1.22                    $     0.23
                                            ==========    ========                    ==========
  DILUTED................................   $     0.22    $   1.22                    $     0.22
                                            ==========    ========                    ==========
Average Shares Outstanding -- Basic......    5,477,383     262,500         535,028(J)  6,274,911
Effect of Shares Earned in the Deferred
  Director Fee Plan......................      158,329          --              --       158,329
                                            ----------    --------        --------    ----------
Average Shares Outstanding -- Diluted....    5,635,712     262,500         535,028(J)  6,433,240
                                            ==========    ========        ========    ==========


          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME(A)
                      FOR THE YEAR ENDED DECEMBER 31, 2005


                                                                                PRO FORMA
                                           IBT BANCORP     FARWELL      ------------------------
                                            HISTORICAL   HISTORICAL     ADJUSTMENTS    COMBINED
                                           -----------   ----------     -----------   ----------
                                              (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


INTEREST AND DIVIDEND INCOME
  Loans, including fees..................   $   30,682    $  4,204        $    551(I) $   35,437
  Investment securities
     Taxable.............................        3,487         339              --         3,826
     Tax-exempt..........................        2,398         202              --         2,600
  Federal funds sold.....................          315         164              --           479
                                            ----------    --------        --------    ----------
TOTAL INTEREST AND DIVIDEND INCOME.......       36,882       4,909             551        42,342
INTEREST EXPENSE
  Deposits...............................       11,374       1,447             600(I)     13,421
  Borrowings.............................        1,599          --             362(I)      1,961
                                            ----------    --------        --------    ----------
TOTAL INTEREST EXPENSE...................       12,973       1,447             962        15,382
                                            ----------    --------        --------    ----------
NET INTEREST INCOME......................       23,909       3,462            (411)       26,960
Provision for loan losses................          777          --              --           777
                                            ----------    --------        --------    ----------
NET INTEREST INCOME, AFTER PROVISION FOR
  LOAN LOSSES............................       23,132       3,462            (411)       26,183
                                            ----------    --------        --------    ----------
NONINTEREST INCOME
  Service charges on deposit accounts....        4,928         209              --         5,137
  Title insurance revenue................        2,351          --              --         2,351
  Gain on sale of mortgages..............          270          --              --           270
  Other..................................          927         119              --         1,046
                                            ----------    --------        --------    ----------
TOTAL NONINTEREST INCOME.................        8,476         328              --         8,804
                                            ----------    --------        --------    ----------
NONINTEREST EXPENSES
  Compensation and benefits..............       13,548         930                        14,478
  Occupancy and equipment................        4,210         122              42(L)      4,374
  Other..................................        5,126         570             151(E)      5,847
                                            ----------    --------        --------    ----------
TOTAL NONINTEREST EXPENSES...............       22,884       1,622             193        24,699
                                            ----------    --------        --------    ----------
INCOME BEFORE FEDERAL INCOME TAXES.......        8,724       2,168            (604)       10,288
Federal income taxes.....................        1,948         621            (217)(M)     2,352
                                            ----------    --------        --------    ----------
NET INCOME...............................   $    6,776    $  1,547        $   (387)   $    7,936
                                            ==========    ========        ========    ==========
EARNINGS PER SHARE
  BASIC..................................   $     1.25    $   5.89                    $     1.28
                                            ==========    ========                    ==========
  DILUTED................................   $     1.25    $   5.89                    $     1.28
                                            ==========    ========                    ==========
Average Shares Outstanding -- Basic......    5,416,961     262,500         535,028(J)  6,214,489
Effect of Shares Earned in the Deferred
  Director Fee Plan......................          434          --              --           434
                                            ----------    --------        --------    ----------
Average Shares Outstanding -- Diluted....    5,417,395     262,500         535,028(J)  6,214,923
                                            ==========    ========        ========    ==========


                     BALANCE SHEETS AND STATEMENTS OF INCOME
                             (DOLLARS IN THOUSANDS)

NOTES

  (A)

     The unaudited pro forma condensed combined balance sheet of IBT Bancorp, Inc. and subsidiaries and Farwell State Savings Bank at March 31, 2006 has been prepared as if the merger had been consummated on that date. The unaudited pro forma condensed combined statements of income for the three-month period ended March 31, 2006 and for the year ended December 31, 2005 were prepared as if the merger had been consummated at the beginning of the periods presented. The unaudited pro forma condensed combined financial statements are based on the historical financial statements of IBT Bancorp, Inc. and the historical financial statements of Farwell State Savings Bank and give effect to the merger under the purchase method of accounting and the assumptions and adjustments in the notes that follow.

     Assumptions relating to the pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are summarized as follows:

          (1) Estimated fair values -- The estimated fair value and resulting net discount on loans for purposes of these pro forma financial statements are being accreted to interest income over their remaining estimated lives of two years, using the level yield method.

          (2) The resulting adjustment on deposits and borrowings is being amortized to interest expense over the remaining estimated lives of two years.

  (B)

     The cash portion of the acquisition assumes funding through available cash on deposit with affiliate banks. For purposes of this pro forma presentation, it is assumed that the affiliated banks will offset the loss in deposits by borrowing from established lines of credit.

  (C)

     Purchase accounting fair value adjustments are estimated as follows(1).



Loans...........................................................  $(1,102)
Time deposits...................................................    1,200
Land, building and equipment....................................      599
                                                                  -------
Total...........................................................  $   697
                                                                  =======



--------

  (1) Fair value adjustments in accordance with purchase accounting under generally accepted accounting principles.

  (D)

     Transaction related costs including legal, investment advisor and printing expense are estimated to be $250,000 after tax, and have not been reflected in these pro formas.

  (E)

     To record core deposit intangible created, which is estimated to be $1,510,000 and equals 4.0% of Farwell's non-contractual deposits. This amount is an estimate of the value of the core deposit. The core deposit intangible is assumed to be amortized on the level yield method over 10 years.

  (F)

     Elimination of Farwell's equity

  (G)

     To record common stock issued (80.0%) and cash paid (20%) for each share of Farwell.


                                               TOTAL         STOCK         CASH
                                            -----------   -----------   ----------


Purchase price(1).........................  $38,062,500   $30,450,000   $7,612,500
Farwell shares outstanding(2).............      262,500
  Price paid per share....................  $    145.00
Estimated IBT stock price(3)..............                $     38.18
  Total IBT common shares issued..........                    797,528


--------

  (1) The cash portion of the purchase price is expected to be funded with proceeds from internal sources and borrowing.

  (2) Outstanding at March 31, 2006

  (3) Estimate based on the price on the day the definitive agreement was signed

  (H)

     Goodwill resulting from the total purchase price less Farwell's total equity and fair market value adjustment.

  (I)

     Pro forma adjustments to interest income and interest expense were calculated as follows:


                                                        MARCH 31,   DECEMBER 31,
                                                           2006         2005
                                                        ---------   ------------


Accretion of discount on loans (2 year straight
  line)...............................................    $ 138         $551
                                                          =====         ====
Amortized of adjustment on deposits (2 year straight
  line)...............................................    $(150)        $600
Interest expense on Federal Funds purchased...........      (91)         362
                                                          -----         ----
Total adjustments -- interest expense.................    $ 241         $962
                                                          =====         ====



  (J)

     Basic and fully diluted weighted average number of common and common stock equivalents utilized for the calculation of earnings per share for the periods presented were calculated using Farwell's historical weighted average basic and diluted shares of 262,500 plus 535,028 shares estimated to be issued to Farwell's shareholders under the terms of the Merger Agreement. The shares to be issued were assumed to be issued at the beginning of the period presented.

  (K)

     To record additional Federal Funds balances that will be required to fund a portion of the cash paid in the transaction.

  (L)

     The annual depreciation associated with fair market value adjustment of the building and equipment, over estimated useful lives of five to thirty years, using the straight-line basis.

  (M)

     Income taxes calculated at 36% of pretax income.

                      FARWELL'S MANAGEMENT'S DISCUSSION AND
            ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following is management's discussion and analysis of the major factors that influenced Farwell's financial performance as of the dates and for the periods indicated. This analysis should be read in conjunction with Farwell's 2005 annual report and other financial information appearing elsewhere in this document.

     The data contained in this management discussion and analysis that are not historical facts are forward looking statements subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Forward looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of Farwell, are generally identifiable by use of the words "believe", "intend", "anticipate", "estimate", "project", or similar expressions. Farwell's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have an adverse impact on the operations and future prospects of Farwell include, but are not limited to, changes in interest rates, general economic conditions, legislation, regulations, fiscal policy of the United States government, monetary policy of the Federal Reserve Board, competition from both other financial institutions and non-financial institutions, and accounting principles. These risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements.

RESULTS OF OPERATIONS

     Net income equaled $1.55 million for the year ended December 31, 2005 compared to $1.64 million for the same period in 2004, a 5.8% decrease. The decrease in net income was due primarily to lower net interest income resulting from increases in interest expense. Return on average assets, which measures the ability of Farwell to profitably and efficiently employ its resources, equaled 1.69% during 2005 and 1.77% in 2004. Return on average equity, which indicates how effectively Farwell is able to generate earnings on shareholder invested capital, equaled 10.84% in 2005 versus 10.29% for the same period in 2004. Net income for the first quarter of 2006 was $320,000, a $41,000 decrease from the same period in 2005. Return on assets for the three month period ending March 31, 2006 and 2005 was 1.58%. Return on average equity for the three-month period ending March 31, 2006 was 9.38% versus 9.54% in 2005. The decrease in net income was primarily related to a decrease in net interest income and legal and professional expenses associated with the proposed merger with IBT Bancorp's wholly owned subsidiary Farmers State Bank of Breckenridge.

NET INTEREST INCOME

     Net interest income equals interest income less interest expense and is the primary source of income for Farwell. For analytical purposes, net interest income is adjusted to a "taxable equivalent" basis by adding the income tax savings from interest on tax-exempt loans and securities, thus making year-to-year comparisons more meaningful.

     Average assets for the first quarter of 2006 were $90.1 million versus $91.7 million for the year ended December 31, 2005 and $92.7 million for the year ended December 31, 2004. The $2.6 million decrease since 2004 is primarily related to payments of special dividends in 2004 and 2005 which has reduced average shareholders equity by $2.2 million. Since 2004, average loans outstanding declined $604,000 and investments by $1.6 million. As a result of the decline in non-interest bearing and relatively low interest bearing funding sources, and the corresponding decrease in interest earning assets, Farwell's net interest margin has declined from 4.23% for the year ended December 31, 2004 to 3.97% in the first quarter of 2006. An additional factor adversely affecting net interest margins is short term interest rates rising more rapidly than long term rates. Generally, earning assets are repriced based on longer term rates and funding sources are repriced based on short term interest rates. Thus the cost of funding has risen disproportionately to the amount earned.

     The impact on Farwell's interest income is due to a change in the asset and liability mix and changes in rates. Management expects short term interest rates to increase during 2006. Based on this expectation, and assets and liability re-pricing characteristics, management projects that the fully taxable equivalent
(FTE) net interest margin as a percentage of average assets will decrease slightly in 2006. Due to the many factors that can affect net interest income earned, it cannot be predicted with any certainty.

     Average assets were $91.7 million during 2005, a $1.0 million decrease since December 31, 2004. Average loans outstanding increased $924,000 to $64.3 million, investments including federal funds sold decreased $1.7 million, and other assets decreased $292,000. The decrease in average assets was primarily due to a $1.7 million decrease in average shareholders' equity resulting from a payout of excess capital. Deposits increased $550,000 in 2005, of which $347,000 was interest earned by customers being reinvested and a $203,000 increase in non-interest bearing demand deposits.

     As shown in Tables 1 and 2, when comparing the twelve month period ending December 31, 2005 to the same period in 2004, fully taxable interest income related to the volume of earning assets decreased $16,000. A 0.5% increase in interest bearing liabilities resulted in $68,000 of additional interest expense. Overall, changes in volume of assets and liabilities resulted in a reduction of $84,000 in FTE interest income. The average FTE interest rate earned on assets increased by 0.11%, increasing FTE interest income by $72,000 and the average rate paid on deposits increased by 0.34% increasing interest expense by $162,000. The increased interest rates earned and paid reduced FTE net interest income by $90,000. Overall FTE net interest income decreased by $174,000 as a result of changes in volume and rates.

     Farwell's FTE net interest yield as a percentage of average earning assets during 2005 decreased by 0.17% to 4.06%. The decrease is primarily a result of the average interest rates paid on deposits increasing faster than rates earned on assets and the decline in non-interest bearing funding from the decline in capital.

PROVISION FOR LOAN LOSSES

     The viability of any financial institution is ultimately determined by its management of credit risk. Net loans outstanding represent 69% of Farwell's total assets and is the single largest concentration of risk as of March 31, 2006. The allowance for loan losses is management's estimation of potential future losses inherent in the existing loan portfolio. Factors used to evaluate the loan portfolio, and thus to determine the current charge to expense, include recent loan loss history, financial condition of borrowers, amount of non-performing and impaired loans, overall economic conditions, and other factors. This evaluation is inherently subjective as it requires material estimates, including the amounts and timing of future cash flows and may be subject to significant change.

     During the first quarter of 2006, Farwell had net charge-offs of $35,000 or 0.21% of loans on an annualized basis. The net loss was entirely related to consumer loans. Loans classified as substandard declined from 1.23% of gross loans outstanding as of December 31, 2005 to 1.06% as of March 31, 2006.

     As shown in Table 3, net loan charge offs were $44,000 in 2005, a $21,000 increase from 2004. Net charged off loans were 0.07% of average loans in 2005 and 0.04% in 2004. The allowance for loan losses as a percentage of loans equaled 1.20% and 1.38% as of December 31, 2005 and 2004 respectively.

TABLE 1. FARWELL AVERAGE BALANCES, INTEREST INCOME AND EXPENSE, AND AVERAGE RATES (DOLLARS IN THOUSANDS)

     The following schedules present the daily average amount outstanding for each major category of interest earning assets, non-earning assets, interest bearing liabilities, and non-interest bearing liabilities. This schedule also presents an analysis of interest income and interest expense for the periods indicated. All interest income is reported on a fully taxable equivalent (FTE) basis using a 34% tax rate. Non-accruing loans, for the purpose of the following computations, are included in the average loan amounts outstanding.


                                                 2005                             2004
                                    ------------------------------   ------------------------------
                                                  TAX      AVERAGE                 TAX      AVERAGE
                                    AVERAGE   EQUIVALENT    YIELD/   AVERAGE   EQUIVALENT    YIELD/
                                    BALANCE    INTEREST      RATE    BALANCE    INTEREST      RATE
                                    -------   ----------   -------   -------   ----------   -------


INTEREST EARNING ASSETS:
  Loans...........................  $64,271     $4,208       6.55%   $63,347     $4,138       6.53%
  Taxable investment securities...   10,972        339       3.09     13,462        472       3.51
  Non-taxable investment
     securities...................    7,370        306       4.15      7,622        303       3.98
  Federal funds sold..............    5,248        164       3.13      4,156         48       1.15
                                    -------     ------       ----    -------     ------       ----
  Total earning assets............   87,861      5,017       5.71     88,587      4,961       5.60
NON EARNING ASSETS:
  Allowance for loan losses.......     (812)                            (830)
  Cash and due from banks.........    1,893                            2,164
  Premises and equipment..........      321                              350
  Accrued income and other
     assets.......................    2,416                            2,408
                                    -------                          -------
  Total assets....................  $91,679                          $92,679
                                    =======                          =======
INTEREST BEARING LIABILITIES
  Interest-bearing demand
     deposits.....................  $ 8,473         89       1.05    $ 9,719         76       0.78
  Savings deposits................   21,587        172       0.80     22,969        183       0.80
  Time deposits...................   36,283      1,186       3.27     33,308        958       2.88
                                    -------     ------       ----    -------     ------       ----
  Total interest bearing
     liabilities..................   66,343      1,447       2.18     65,996      1,217       1.84
NONINTEREST BEARING LIABILITIES:
  Demand deposits.................    9,853                            9,650
  Other...........................    1,216                            1,071
  Shareholders' equity............   14,267                           15,962
                                    -------                          -------
  Total liabilities and equity....  $91,679                          $92,679
                                    =======                          =======
  Net interest income (FTE).......              $3,570                           $3,744
                                                ======                           ======
  Net yield on interest earning
     assets (FTE).................                           4.06%                            4.23%
                                                             ====                             ====


  (DOLLARS IN THOUSANDS)

     The following table details the dollar amount of changes in FTE net interest income for each major category of interest earning assets and interest bearing liabilities, and the amount of change attributable to changes in average balances (volume) or average rates. The change in interest due to both volume and rate, has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.


                                      2005 COMPARED TO 2004    2004 COMPARED TO 2003
                                       INCREASE (DECREASE)      INCREASE (DECREASE)
                                              DUE TO                  DUE TO
                                      ---------------------   ----------------------
                                      VOLUME   RATE    NET    VOLUME    RATE    NET
                                      ------   ----   -----   ------   -----   -----


CHANGES IN INTEREST INCOME:
  Loans.............................   $ 60    $ 10   $  70    $255    $(411)  $(156)
  Taxable investment securities.....    (81)    (52)   (133)    (42)    (152)   (194)
  Nontaxable investment securities..    (10)     13       3      34      (29)      5
  Federal funds sold................     15     101     116      (7)       4      (3)
                                       ----    ----   -----    ----    -----   -----
     Total changes in interest
       income.......................    (16)     72      56     240     (588)   (348)
     Total changes in interest
       expense......................     68     162     230     (31)    (251)   (282)
                                       ----    ----   -----    ----    -----   -----
Net Change in Net Interest Income
  (FTE).............................   $(84)   $(90)  $(174)   $271    $(337)  $ (66)
                                       ====    ====   =====    ====    =====   =====



TABLE 3.  FARWELL SUMMARY OF LOAN LOSS EXPERIENCE (DOLLARS IN THOUSANDS)


                                                             DECEMBER 31
                                                          -----------------
                                                            2005      2004
                                                          -------   -------


Amount of loans outstanding at the end of period........  $64,246   $64,704
                                                          =======   =======
Average amount of loans outstanding for the period......  $64,271   $63,347
                                                          =======   =======
Summary of changes in allowances:
  Allowance for loan losses -- January 1................  $   816   $   823
  Loans charged off:
     Commercial and agricultural........................       --        --
     Real estate mortgage...............................       24        --
     Installment........................................       37        56
                                                          -------   -------
       TOTAL LOANS CHARGED OFF..........................       61        56
  Recoveries:
     Commercial and agricultural........................       --        --
     Real estate mortgage...............................       --        --
     Installment........................................       17        33
                                                          -------   -------
       TOTAL RECOVERIES.................................       17        33
                                                          -------   -------
       Net charge-offs..................................       44        23
Provision charged to income.............................        0        16
                                                          -------   -------
ALLOWANCE FOR LOAN LOSES -- DECEMBER 31.................  $   772   $   816
                                                          =======   =======
Ratio of net charge-offs during the year to average
  loans outstanding.....................................     0.07%     0.04%
                                                          =======   =======
Ratio of the allowance for loan losses to loans
  outstanding at year end...............................     1.20%     1.26%
                                                          =======   =======



     As shown in Table 4, loans classified as nonperforming plus other real estate were $793,000 as December 31, 2005, an increase of $201,000 since December 31, 2004. Nonperforming loans as a percentage of outstanding loans were 1.23% and 0.91% as December 31, 2005 and 2004 respectively. During 2005 net charged off loans were

$44,000 and the provision for loans losses was zero. Management did not provide for any loan losses in 2005 as a result of their internal analysis for allowance for loan losses showing an adequate amount of allowance for loan losses. The policy of Farwell is to transfer a loan, including impaired loans, to non-accrual status whenever it is determined that the interest should be recorded on a cash basis instead of the accrual basis because of a deterioration in the financial position of the borrower, it is determined that the payment in full of principal or interest cannot be expected, or the loan has been in default for a period of 90 days or more, unless it is both well secured and in the process of collection. Restructured loans are loans whose terms have been renegotiated to provide for deferral of interest or principal because of a borrower's deterioration in their financial position.

TABLE 4.  FARWELL NONPERFORMING LOANS (DOLLARS IN THOUSANDS)

     The following loans are all the credits which required classification for state or federal regulatory purposes. Non-performing loans, including other real estate acquired in satisfaction of loans, were as follows:


                                                                   DECEMBER 31
                                                      MARCH 31,   -------------
                                                         2006      2005    2004
                                                      ---------   -----   -----


Non-accrual loans...................................    $  --     $  --   $ 117
  Accruing loans past due 90 days or more...........      678       793     475
  Restructured loans................................       --        --      --
                                                        -----     -----   -----
     Total..........................................    $ 678     $ 793   $ 592
                                                        =====     =====   =====
  Non-performing loans as a % of outstanding loans..     1.06%     1.23%   0.91%
                                                        =====     =====   =====



     As of March 31, 2006, there were no other interest bearing assets which would require classification. Management is not aware of any recommendations by regulatory agencies which, if implemented, would have a significant impact on liquidity, capital, or operations.

     In management's opinion, the allowance for loan losses is adequate as of December 31, 2005. Management has allocated, as shown in Table 5, the allowance for loan losses to the following categories: commercial and agricultural, 7.7%; real estate mortgages, 15.9%; installment loans, 68.1%; and unallocated, 8.3%.

TABLE 5. FARWELL ALLOCATION ON THE ALLOWANCE FOR LOAN LOSSES (DOLLARS IN THOUSANDS)

     The allowance for loan losses has been allocated according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within the following categories:


                                                           DECEMBER 31
                                          ---------------------------------------------
                                                   2005                    2004
                                          ---------------------   ---------------------
                                                      % OF EACH               % OF EACH
                                                       CATEGORY                CATEGORY
                                          ALLOWANCE    TO TOTAL   ALLOWANCE    TO TOTAL
                                            AMOUNT      LOANS       AMOUNT      LOANS
                                          ---------   ---------   ---------   ---------


Commercial and agricultural.............     $ 59         7.4%       $ 63         6.7%
Real estate mortgage....................      123        87.2         130        87.5
Installment.............................      526         5.4         560         5.8
Unallocated loans.......................       64          --          63          --
                                             ----       -----        ----       -----
Total...................................     $772       100.0%       $816       100.0%
                                             ====       =====        ====       =====



  NON-INTEREST INCOME AND EXPENSE

     Noninterest income consists of deposit service charges and fees for other financial services. Total income earned from these sources increased $7,000 in the first quarter of 2006 versus the same period in 2005 and $3,000 during the year ended December 31, 2005 when compared to the year ended December 31, 2004. There were no significant changes in any one category during these periods.

     Total noninterest expense for the first quarter of 2006 increased $61,000 or 15.7%, when compared to the same period in 2005. The majority of the increase in 2006 is related to an increase in audit and accounting fees as the result of having a financial statement audit in 2005 versus a compilation in prior years and legal and other professional expenses related to the proposed merger with Farmers.

     Total non-interest expense for the year ended December 31, 2005 increased $41,000 or 2.6%. Salary and benefits increased $23,000, equipment and occupancy expense decreased $13,000 and all other expenses increased $31,000. The largest component of non-interest expense is salaries and employee benefits. The $23,000 increase is related to normal merit salary increases and increased benefit costs. Occupancy and equipment expenses decreased $13,000. The decrease is associated with a decrease in depreciation of equipment and building repairs. Other non-interest expenses increased $31,000 or 5.8%. The most significant changes were increases in legal and professional expenses related to the proposed merger with Farmers.

  FEDERAL INCOME TAXES

     Federal income tax expense in 2005 was $621,000 or 28.6% of pretax income and in 2004 $732,000 or 30.8% of pre-tax income. The difference between the statutory rate of 34% and actual rates paid is primarily due to the exclusion of interest income earned on tax exempt municipal bonds from taxable income.

  ANALYSIS OF CHANGES IN FINANCIAL CONDITION

     When comparing 2005 year ending balances to 2004, total assets increased $91,000 to $89.1 million. During this period, loans outstanding decreased $414,000, while fed funds sold and investment securities increased $651,000. Changes in funding sources include a $1.1 million increase in non-interest bearing deposits, a $393,000 increase in interest bearing deposits, and a $1.4 million decrease in shareholders' equity.

  INVESTMENT SECURITIES

     The primary objective of investing activities is to provide for safety of the principal invested. Secondary considerations include the need for earnings and liquidity. During 2005, Farwell's net holdings of investment securities decreased $471,000. Table 6 shows the carrying value of investment securities available for sale. At December 31, 2005, Farwell held no securities of any single issue that exceeded 10% of shareholders' equity.

TABLE 6.  FARWELL INVESTMENT PORTFOLIO (DOLLARS IN THOUSANDS)

     The following is a schedule of the carrying value of investment securities available for sale:


                                                             DECEMBER 31
                                                          -----------------
                                                            2005      2004
                                                          -------   -------


Available For Sale:
U.S. Treasury and U.S. Government agencies..............  $ 8,041   $ 5,596
State and political subdivisions........................    8,339    11,645
Mortgage backed.........................................       22       126
Other securities........................................    1,521     1,027
                                                          -------   -------
Total investment securities.............................  $17,923   $18,394
                                                          =======   =======


  AVERAGE YIELDS (DOLLARS IN THOUSANDS)

     The following table shows the relative maturities of securities available for sale at fair value and their weighted average interest rate for each maturity range as of December 31, 2005. There were no investments with a stated maturity date greater than 5 years. All interest rates are reported on a fully taxable equivalent (FTE) basis using a 34% tax rate.


                                                              MATURING
                                 ------------------------------------------------------------------
                                                                      AFTER FIVE
                                                   AFTER ONE YEAR        YEARS
                                     WITHIN          BUT WITHIN       BUT WITHIN          AFTER
                                    ONE YEAR         FIVE YEARS        TEN YEARS        TEN YEARS
                                 --------------   ---------------   --------------   --------------
                                 AMOUNT   YIELD    AMOUNT   YIELD   AMOUNT   YIELD   AMOUNT   YIELD
                                 ------   -----   -------   -----   ------   -----   ------   -----


Available for sale:
  U.S. treasury and U.S.
     government agencies......   $3,978    2.40%  $ 4,063    4.11%   $ --       --%    $--      --%
  State and political
     subdivisions.............    2,205    2.66     5,328    3.06     806     5.02      --      --
  Mortgage backed.............       22    5.22        --      --      --       --      --      --
  Other.......................       --      --     1,521    3.58      --       --      --      --
                                 ------    ----   -------    ----    ----     ----     ---      --
  Total.......................   $6,205    2.50%  $10,912    3.52%   $806     5.02%    $ 0      --%
                                 ======    ====   =======    ====    ====     ====     ===      ==



  LOANS

     Loans are the largest component of earning assets. As a percentage of assets, gross loans outstanding were $72.1% as of December 31, 2005. The proper management of credit risk and market risk is critical to the financial well being of Farwell. To control these risks, Farwell has adopted strict underwriting standards. The standards include limits against lending outside Farwell's defined market area, lending limits to a single borrower, and loan to collateral value limits. Farwell has no foreign loans, and there were no concentrations greater than 10% of total loans that are not disclosed as a separate category in Table 8.

TABLE 8.  FARWELL LOAN PORTFOLIO (DOLLARS IN THOUSANDS)

     As shown in the following table, total loans decreased $458,000 in 2005 to $64.2 million. The decrease was primarily in residential real estate and personal loan categories.


                                                             DECEMBER 31
                                                          -----------------
                                                            2005      2004
                                                          -------   -------


Real estate mortgage....................................  $55,998   $56,601
Commercial..............................................    4,626     4,255
Agricultural............................................      114        86
Personal................................................    3,508     3,762
                                                          -------   -------
Total...................................................  $64,246   $64,704
                                                          =======   =======


TABLE 9.  FARWELL LOAN MATURITY AND INTEREST SENSITIVITY (DOLLARS IN THOUSANDS)

     The following table shows the maturity of commercial and agricultural loans outstanding at December 31, 2005. Also provided are the amounts due after one year, classified according to the sensitivity to changes in interest rates.


                                                              DUE IN
                                                ----------------------------------
                                                 1 YEAR   1 TO 5   OVER 5
                                                OR LESS    YEARS    YEARS    TOTAL
                                                -------   ------   ------   ------


Commercial and agricultural...................   $1,015   $3,725     $--    $4,740
                                                 ======   ======     ===    ======
Interest Sensitivity:
Loans maturing after one year which have:
  Fixed interest rates........................            $3,725     $--
  Variable interest rates.....................                --      --
                                                          ------     ---
  Total.......................................            $3,725     $--
                                                          ======     ===



  DEPOSITS

     Deposits are the largest source of funds for financing asset growth. As shown in Table 10, average deposits increased $550,000 in 2005 or 0.7%. Within the banking industry there is agreement that competition from equity investments, the bond market, and other financial intermediaries has had a significant impact on deposit growth. The result of this competition is a general slowing of deposit growth. To fund asset growth in the future, it is likely that Farwell is going to have to obtain funds from other sources such as the Federal Home Loan Bank.

TABLE 10.  FARWELL AVERAGE DEPOSITS (DOLLARS IN THOUSANDS)


                                                  DECEMBER 31,     DECEMBER 31,
                                                      2005             2004
                                                 --------------   --------------
                                                  AMOUNT   RATE    AMOUNT   RATE
                                                 -------   ----   -------   ----


Non-interest bearing demand deposits...........  $ 9,853          $ 9,650
Interest-bearing demand deposits...............    8,473   1.05%    9,719   0.78%
Savings deposits...............................   21,587   0.80    22,969   0.80
Time deposits..................................   36,283   3.27    33,308   2.88
                                                 -------          -------
Total..........................................  $76,196          $75,646
                                                 =======          =======



TABLE 11. FARWELL MATURITIES OF TIME CERTIFICATES OF DEPOSITS OVER $100,000 (DEPOSITS IN THOUSANDS)

     The following table shows the maturity schedule and amounts of time deposits of more than $100,000 for the dates indicated. These deposits represent 34.8% of the total deposits in 2005 and 35.7% in 2004.


                                                             DECEMBER 31,
                                                          -----------------
                                                            2005      2004
                                                          -------   -------


Maturity:
Within 3 months.........................................  $ 3,294   $ 3,955
Within 3 to 12 months...................................    7,641     8,949
Within 1 to 3 years.....................................    9,134     7,529
Over 3 years............................................    5,850     5,588
                                                          -------   -------
                                                          $25,919   $26,021
                                                          =======   =======


  CAPITAL

     The capital of Farwell consists solely of common stock, capital surplus, retained earnings, and accumulated other comprehensive income. Total capital decreased $1.4 million in 2005. The decrease was related to the payment of $2.9 million cash dividend in 2005.

     The Federal Reserve Board's current recommended minimum primary capital to assets requirement is 6.0%. Farwell's primary capital to assets, which consists of shareholders' equity plus allowance for loan losses was 15.9% as of December 31, 2005.

     The Federal Reserve has also established minimum capital requirements for banks. Table 12 shows the minimum regulatory capital requirement to be considered well capitalized and Farwell's ratios. Tier 1 capital consists of shareholders' equity, excluding unrealized gains and losses on securities available for sale less intangible assets. Total capital is comprised of Tier 1 capital plus the allowance for loan losses. At March 31, 2006, Farwell continued to be well capitalized under the prompt corrective action regulatory criteria, as shown below.

TABLE 12.  FARWELL REGULATORY MINIMUM TO BE WELL CAPITALIZED AND FARWELL'S
RATIOS


                                                     FARWELL STATE      REGULATORY
                                                        SAVINGS        MINIMUM TO BE
                                                          BANK       WELL CAPITALIZED
                                                     -------------   ----------------


Tier 1 capital to average assets...................       15.4%             5.0%
Tier 1 capital to risk weighted assets.............       29.0%             6.0%
Total capital to risk weighted assets..............       30.2%            10.0%


  LIQUIDITY

     Liquidity management is designed to have adequate resources available to meet depositor and borrower discretionary demands for funds. Liquidity is also required to fund expanding operations, investment opportunities, and the payment of cash dividends. The primary sources of Farwell's liquidity are cash, cash equivalents, and investment securities available for sale.

     As of March 31, 2006, cash and cash equivalents as a percentage of total assets equaled 7.9% versus 5.6% as of December 31, 2005. During the first three months of 2006, $152,000 in net cash was provided from operations. Investing activities used $135,000 and financing activities resulted in a $2.3 million increase in cash and cash equivalents. Overall, cash and cash equivalents increased $2.3 million in the first quarter of 2006. In addition to funding from traditional sources Farwell has the ability to borrow in the federal funds market. Farwell's liquidity is considered adequate by management.

  ASSET AND LIABILITY MANAGEMENT

     Asset and liability management aims at achieving reasonable stability in the net interest margins through periods of changing interest rates. One method to measure the exposure to changes in interest rates is gap analysis. GAP analysis measure the cash flows and/or the earliest repricing of Farwell's interest bearing assets and liabilities. The analysis is useful for measuring trends in the repricing characteristics of the balance sheet. As shown in Table 13, the gap analysis depicts Farwell's position for specific time periods and the cumulative gap as a percentage of total assets.

     Investment securities and other investments are scheduled according to their contractual maturity. Nonvariable rate loans are included in the appropriate time frame based on their scheduled amortization. Farwell does not offer variable rate loans. Time deposits are scheduled according to their contractual maturity. Money market, NOW, and savings accounts have no contractual maturity and are believed to be predominantly noninterest sensitive by management. For purposes of gap analysis, these deposits are included in the 0-3 month repricing time frame.

     Farwell has no foreign exchange risk, holds no trading account assets, nor does it utilize interest rate swaps or derivatives in the management of its interest rate risk. Farwell does have a significant portion of its assets in real estate mortgages.

TABLE 13.  FARWELL INTEREST RATE SENSITIVITY (DOLLARS IN THOUSANDS)

     The following table shows the time periods and the amount of assets and liabilities available for interest rate repricing as of December 31, 2005. For purposes of this analysis, nonaccrual loans and the allowance for loan losses are excluded.



                                              0-3       4-12     1 TO 5    OVER 5
                                             MONTHS    MONTHS    YEARS     YEARS
                                            -------   -------   -------   -------


Interest Sensitive Assets:
  Federal funds sold......................  $ 3,232   $    --   $    --   $    --
  Investment securities...................    2,754     4,948     9,415       806
  Loans...................................    1,218     4,233    58,553       242
                                            -------   -------   -------   -------
     TOTAL................................  $ 7,204   $ 9,181   $67,968   $ 1,048
                                            =======   =======   =======   =======
Interest Sensitive Liabilities:
  Time deposits...........................  $ 5,375    10,684    20,580   $    --
  Savings.................................    4,746     1,100    11,026     2,961
  Interest bearing demand.................    1,385       923     5,482       477
                                            -------   -------   -------   -------
     TOTAL................................   11,506    12,707    37,088     3,438
                                            =======   =======   =======   =======
Cumulative gap deficiency.................  $(4,302)  $(7,828)  $23,052   $20,662
Cumulative gap deficiency as a % of
  assets..................................    (4.83)%   (8.78)%   25.86%    23.18%



  IMPACT OF INFLATION

     The majority of assets and liabilities of financial institutions are monetary in nature. Generally, changes in interest rates have a more significant impact on earnings of Farwell than inflation. Although influenced by inflation, changes in rates do not necessarily move in either the same magnitude or direction as changes in the price of goods and services. Inflation does impact the growth of total assets, creating a need to increase equity capital at a higher rate to maintain an adequate equity to assets ratio, which in turn reduces the amount of earnings available for cash dividends.

                         THE FARWELL STATE SAVINGS BANK
                                FARWELL, MICHIGAN
                              FINANCIAL STATEMENTS
                                   YEARS ENDED
                        DECEMBER 31, 2005, 2004 AND 2003

                         THE FARWELL STATE SAVINGS BANK

                                TABLE OF CONTENTS



                                                                                    PAGE
                                                                                   -----


INDEPENDENT AUDITORS' REPORT....................................................      62
FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2005, 2004, AND 2003
  Balance Sheets................................................................      63
  Statements of Income..........................................................      64
  Statements of Comprehensive Income............................................      65
  Statements of Changes in Stockholders' Equity.................................      66
  Statements of Cash Flows......................................................      67
  Notes to Financial Statements.................................................   68-77

                          INDEPENDENT AUDITORS' REPORT

Stockholders and Board of Directors
The Farwell State Savings Bank
Farwell, Michigan

     We have audited the accompanying balance sheet of THE FARWELL STATE SAVINGS BANK as of December 31, 2005, and the related statements of income, comprehensive income, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit of the 2005 financial statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the 2005 financial statements referred to above present fairly, in all material respects, the financial position of THE FARWELL STATE SAVINGS BANK as of December 31, 2005, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

                                        /s/ REHMANN ROBSON
                                        ----------------------------------------

Saginaw, Michigan
January 27, 2006

                                 BALANCE SHEETS


                                                                    DECEMBER 31
                                                               ---------------------
                                                                 2005        2004
                                                               -------   -----------
                                                                    (DOLLARS IN
                                                                     THOUSANDS)
                                                                         (UNAUDITED)



                                       ASSETS
Cash and due from banks......................................  $ 1,720     $ 2,059
Federal funds sold...........................................    3,232       2,110
                                                               -------     -------
CASH AND CASH EQUIVALENTS....................................    4,952       4,169
Securities available for sale................................   17,923      18,394
Net loans....................................................   63,474      63,888
Premises and equipment, net..................................      328         331
Accrued interest receivable..................................      425         419
Other assets.................................................    2,040       1,850
                                                               -------     -------
TOTAL ASSETS.................................................  $89,142     $89,051
                                                               =======     =======

                        LIABILITIES AND STOCKHOLDERS' EQUITY
DEPOSITS
  Interest-bearing...........................................  $64,739     $64,346
  Noninterest-bearing........................................    9,639       8,541
                                                               -------     -------
TOTAL DEPOSITS...............................................   74,378      72,887
Accrued interest payable and other liabilities...............    1,209       1,165
                                                               -------     -------
TOTAL LIABILITIES............................................   75,587      74,052
Commitments and contingencies (Notes 11 and 13)
STOCKHOLDERS' EQUITY
  Common stock, $10 par value; 262,500 shares authorized,
     issued and outstanding..................................    2,625       2,625
  Additional paid-in capital.................................    2,625       2,625
  Retained earnings..........................................    8,396       9,736
  Accumulated other comprehensive (loss) income..............      (91)         13
                                                               -------     -------
TOTAL STOCKHOLDERS' EQUITY...................................   13,555      14,999
                                                               -------     -------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY...................  $89,142     $89,051
                                                               =======     =======




   The accompanying notes are an integral part of these financial statements.

                         THE FARWELL STATE SAVINGS BANK

                              STATEMENTS OF INCOME


                                                             YEARS ENDED DECEMBER 31
                                                       ----------------------------------
                                                        2005        2004          2003
                                                       ------   -----------   -----------
                                                                (UNAUDITED)   (UNAUDITED)
                                                             (DOLLARS IN THOUSANDS)


INTEREST INCOME
  Loans, including fees..............................  $4,204      $4,149        $4,291
  Debt securities Taxable............................     339         466           666
     Tax-exempt......................................     202         200           197
  Federal funds sold.................................     164          48            51
                                                       ------      ------        ------
TOTAL INTEREST INCOME................................   4,909       4,863         5,205
Interest expense on deposits.........................   1,447       1,217         1,498
                                                       ------      ------        ------
NET INTEREST INCOME..................................   3,462       3,646         3,707
Provision for loan losses............................      --          16            48
                                                       ------      ------        ------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES..   3,462       3,630         3,659
                                                       ------      ------        ------
NONINTEREST INCOME
  Service charges on deposit accounts................     209         222           220
  Other..............................................     119         103           148
                                                       ------      ------        ------
TOTAL NONINTEREST INCOME.............................     328         325           368
                                                       ------      ------        ------
NONINTEREST EXPENSES
  Compensation and benefits..........................     930         907           832
  Occupancy and equipment............................     122         135           149
  Other..............................................     570         539           505
                                                       ------      ------        ------
TOTAL NONINTEREST EXPENSES...........................   1,622       1,581         1,486
                                                       ------      ------        ------
INCOME BEFORE FEDERAL INCOME TAXES...................   2,168       2,374         2,541
Federal income taxes.................................     621         732           788
                                                       ------      ------        ------
NET INCOME...........................................  $1,547      $1,642        $1,753
                                                       ======      ======        ======
NET INCOME PER BASIC SHARE OF COMMON STOCK...........  $ 5.89      $ 6.26        $ 6.68
                                                       ======      ======        ======




   The accompanying notes are an integral part of these financial statements.

                       STATEMENTS OF COMPREHENSIVE INCOME


                                                             YEAR ENDED DECEMBER 31
                                                       ----------------------------------
                                                        2005        2004          2003
                                                       ------   -----------   -----------
                                                                (UNAUDITED)   (UNAUDITED)
                                                             (DOLLARS IN THOUSANDS)


Unrealized holding losses on available-for-sale
  securities arising during the year.................  $ (157)     $ (302)       $ (339)
Income tax benefit related to other comprehensive
  loss...............................................      53         103           115
                                                       ------      ------        ------
OTHER COMPREHENSIVE LOSS.............................    (104)       (199)         (224)
Net income...........................................   1,547       1,642         1,753
                                                       ------      ------        ------
COMPREHENSIVE INCOME.................................  $1,443      $1,443        $1,529
                                                       ======      ======        ======




   The accompanying notes are an integral part of these financial statements.

                         THE FARWELL STATE SAVINGS BANK

                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY



                                                                                  ACCUMULATED
                                                                                     OTHER
                                        COMMON STOCK     ADDITIONAL              COMPREHENSIVE       TOTAL
                                      ----------------     PAID-IN    RETAINED       INCOME      STOCKHOLDERS'
                                       SHARES   AMOUNT     CAPITAL    EARNINGS       (LOSS)          EQUITY
                                      -------   ------   ----------   --------   -------------   -------------
                                                               (DOLLARS IN THOUSANDS)


BALANCES, JANUARY 1, 2003
  (UNAUDITED).......................  262,500   $2,625     $2,625      $10,674       $ 436          $16,360
  Comprehensive income..............       --       --         --        1,753        (224)           1,529
  Cash dividends paid -- $3.25 per
     share of common stock..........       --       --         --         (854)         --             (854)
                                      -------   ------     ------      -------       -----          -------
BALANCES, DECEMBER 31, 2003
  (UNAUDITED).......................  262,500    2,625      2,625       11,573         212           17,035
  Comprehensive income..............       --       --         --        1,642        (199)           1,443
  Cash dividends paid -- $13.25 per
     share of common stock..........       --       --         --       (3,479)         --           (3,479)
                                      -------   ------     ------      -------       -----          -------
BALANCES, DECEMBER 31, 2004
  (UNAUDITED).......................  262,500    2,625      2,625        9,736          13           14,999
  Comprehensive income..............       --       --         --        1,547        (104)           1,443
  Cash dividends paid -- $11.00 per
     share of common stock..........       --       --         --       (2,887)         --           (2,887)
                                      -------   ------     ------      -------       -----          -------
BALANCES, DECEMBER 31, 2005.........  262,500   $2,625     $2,625      $ 8,396       $ (91)         $13,555
                                      =======   ======     ======      =======       =====          =======





   The accompanying notes are an integral part of these financial statements.

                         THE FARWELL STATE SAVINGS BANK

                            STATEMENTS OF CASH FLOWS


                                                              YEAR ENDED DECEMBER 31
                                                       -----------------------------------
                                                         2005        2004          2003
                                                       -------   -----------   -----------
                                                                 (UNAUDITED)   (UNAUDITED)
                                                              (DOLLARS IN THOUSANDS)


CASH FLOWS FROM OPERATING ACTIVITIES
  Net income.........................................  $ 1,547     $  1,642      $ 1,753
  Adjustments to reconcile net income to net cash
     provided by operating activities
     Provision for loan losses.......................       --           16           48
     Depreciation....................................       34           48           77
     Deferred income taxes (benefit).................       14          (96)           3
     Net amortization of investments.................      174          202          131
     (Gain) loss on sale of premises and equipment...      (11)          --           12
     Loss on sale of other real estate owned.........       --           13            4
     Changes in operating assets and liabilities
       which (used) provided cash
       Life insurance................................       (9)         (38)         (28)
       Accrued interest receivable...................       (6)          75           40
       Other assets..................................       40          104          (32)
       Accrued interest payable and other
          liabilities................................       44           60           (7)
                                                       -------     --------      -------
NET CASH PROVIDED BY OPERATING ACTIVITIES............    1,827        2,026        2,001
                                                       -------     --------      -------
CASH FLOWS FROM INVESTING ACTIVITIES
  Activity in available-for-sale securities
  Purchases..........................................   (6,312)     (10,967)      (7,556)
  Maturities, prepayments and calls..................    6,452       13,116        8,057
  Loan originations and principal collections, net...      232       (2,954)      (2,658)
  Proceeds from the sale of premises and equipment...       16           --           11
  Proceeds from the sale of other real estate owned..       --          132           30
  Purchases of premises and equipment................      (36)         (12)         (56)
                                                       -------     --------      -------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES..      352         (685)      (2,172)
                                                       -------     --------      -------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in non-interest bearing
     deposits........................................    1,098         (381)         654
  Net increase (decrease) in interest-bearing
     deposits........................................      393         (409)         (31)
  Cash dividends paid on common stock................   (2,887)      (3,479)        (854)
                                                       -------     --------      -------
NET CASH USED IN FINANCING ACTIVITIES................   (1,396)      (4,269)        (231)
                                                       -------     --------      -------
Net change in cash and cash equivalents..............      783       (2,928)        (402)
Cash and cash equivalents, beginning of year.........    4,169        7,097        7,499
                                                       -------     --------      -------
CASH AND CASH EQUIVALENTS, END OF YEAR...............  $ 4,952     $  4,169      $ 7,097
                                                       =======     ========      =======




   The accompanying notes are an integral part of these financial statements.

                         THE FARWELL STATE SAVINGS BANK

                          NOTES TO FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

1.  BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BUSINESS AND CONCENTRATIONS OF RISK

     THE FARWELL STATE SAVINGS BANK ("Farwell") provides a variety of financial services to individuals and businesses in Mid-Michigan through its two locations in Farwell and Lake, Michigan. Active competition, principally from other commercial banks, savings banks and credit unions, exists in all of Farwell's primary markets. Farwell's results of operations can be significantly affected by changes in interest rates or changes in the tourism industry which comprise a significant portion of the local economic environment.

     Farwell's primary deposit products are interest and noninterest bearing checking accounts, savings accounts and time deposits and its primary lending products are real estate mortgages, commercial and consumer loans. Note 3 further describes the types of lending Farwell engages in and Note 6 provides additional information on deposits. Note 2 discusses the types of securities Farwell invests in. Farwell does not have significant concentrations with respect to any one industry, customer, or depositor.

     Farwell is a state chartered bank and is a member of the Federal Deposit Insurance Corporation ("FDIC") Bank Insurance Fund. Farwell is subject to the regulations and supervision of the FDIC and state regulators and undergoes periodic examinations by these regulatory authorities.

  USE OF ESTIMATES

     In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates. The material estimate that is particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses.

  ACCOUNTING POLICIES

     Accounting policies used in preparation of the accompanying financial statements conform to predominant banking industry practices and are based on generally accepted accounting principles. The principles which materially affect the determination of the financial position or results of operations of Farwell are summarized below:

  Cash and Cash Equivalents

     For the purposes of the statements of cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are sold for a one-day period. Farwell maintains deposit accounts in various financial institutions which generally exceed federally insured limits or are not insured.

  Securities

     Securities are classified as "available-for-sale" and are recorded at fair value with unrealized gains and losses, net of the effect of deferred income taxes, excluded from earnings and reported in other comprehensive income.

     Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers 1) the length of time and extent to which the fair value has been less than cost, 2) the financial condition and near-term prospects of the issuer, and 3) the intent and ability of Farwell to retain its investment in the issuer for a period of time sufficient to allow for anticipated recovery in fair value. Gains or losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

                         THE FARWELL STATE SAVINGS BANK

  Loans

     Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are generally reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Management estimates that direct costs incurred in originating loans classified as held-to-maturity approximate the origination fees generated on these loans. Therefore, net deferred loan origination fees on loans classified as held-to-maturity are not included on the accompanying balance sheets.

     The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Personal loans are typically charged off no later than 180 days past due. Past due status is based on contractual terms of the loan. In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal and interest is considered doubtful.

     All interest accrued but not collected for loans that are placed on non-accrual or charged off is reversed against interest income, while interest accrued but not collected for prior years is reversed against the allowance for loan losses. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured.

  Allowance for Loan Losses

     The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of the loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

     The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

     The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as doubtful, substandard or special mention. For such loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

     A loan is considered impaired when, based on current information and events, it is probable that Farwell will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstance surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

                         THE FARWELL STATE SAVINGS BANK

     Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, Farwell generally does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

  Foreclosed Assets

     Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of transfer, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of the carrying amount or fair value less costs to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

  Premises and Equipment

     Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method based upon the useful lives of the related assets which generally range from 3 to 40 years. Maintenance, repairs, and minor alterations are charged to current operations as expenditures occur and major improvements are capitalized.

  Corporate Owned Life Insurance

     Farwell has purchased life insurance policies on certain key executives. Corporate owned life insurance is recorded at its cash surrender value, or the amount that can be realized.

  Off-Balance Sheet Credit Related Financial Instruments

     In the ordinary course of business, Farwell has entered into commitments to extend credit, including commercial letters of credit and standby letters of credit. Such financial instruments are recorded when they are funded.

  Federal Income Taxes

     Federal income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred income taxes. Deferred income taxes are recognized for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred income tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets or liabilities are recorded or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. As changes in income tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

  Net Income Per Share

     Net income per basic share of common stock represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the year, which was 262,500 in 2005, 2004, and 2003.

                         THE FARWELL STATE SAVINGS BANK

2.  INVESTMENT SECURITIES

     The amortized cost and fair value of available-for-sale securities with unrealized gains and losses are as follows as of December 31:


                                          AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                             COST        GAINS       LOSSES      VALUE
                                          ---------   ----------   ----------   -------


2005
U.S. government and federal agency......   $ 8,112       $ --         $ 71      $ 8,041
States and municipal....................     8,377         27           65        8,339
Corporate...............................     1,549         --           28        1,521
Mortgage-backed securities..............        22         --           --           22
                                           -------       ----         ----      -------
Total...................................   $18,060       $ 27         $164      $17,923
                                           =======       ====         ====      =======
  2004
U.S. government and federal agency......   $ 5,641       $  1         $ 46      $ 5,596
States and municipal....................    11,577        104           36       11,645
Corporate...............................     1,032          4            9        1,027
Mortgage-backed securities..............       124          2           --          126
                                           -------       ----         ----      -------
Total...................................   $18,374       $111         $ 91      $18,394
                                           =======       ====         ====      =======



     The amortized cost and fair value of available-for-sale securities by contractual maturity at December 31, 2005 are as follows:


                                                          AMORTIZED     FAIR
                                                             COST      VALUE
                                                          ---------   -------


Due in one year or less.................................   $ 6,247    $ 6,184
Due after one year through five years...................    11,004     10,911
Due after five years through ten years..................       787        806
                                                           -------    -------
Subtotal................................................    18,038     17,901
Mortgage-backed securities..............................        22         22
                                                           -------    -------
Total...................................................   $18,060    $17,923
                                                           =======    =======



     Because of their variable payments, mortgage-backed securities are not reported by a specific maturity group.

     Information pertaining to securities with unrealized losses at December 31, 2005, aggregated by investment category and the length of time that individual securities have been in a continuous loss position is as follows:


                                               LESS THAN TWELVE
                                                    MONTHS          OVER TWELVE MONTHS
                                             -------------------   -------------------
                                             UNREALIZED    FAIR    UNREALIZED    FAIR
                                               LOSSES      VALUE     LOSSES      VALUE
                                             ----------   ------   ----------   ------


Securities Available-for-Sale Debt
  Securities
U.S. Government and federal agency.........      $17      $3,050      $ 54      $4,495
State and municipal........................       20       2,935        45       3,181
Corporate..................................       13       1,020        15         501
                                                 ---      ------      ----      ------
  Total Debt Securities....................      $50      $7,005      $114      $8,177
                                                 ===      ======      ====      ======


                         THE FARWELL STATE SAVINGS BANK

     Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of Farwell to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

     At December 31, 2005, 12 government and federal agencies, 33 state and municipal, and 3 corporate securities have unrealized losses with aggregate depreciation of 1.0%, 1.0% and 1.3%, respectively.

     In analyzing an issuer's financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and industry analysts' reports. As Farwell has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available for sale, no declines are deemed to be other than temporary.

3.  LOANS

     Farwell grants commercial, consumer and residential mortgage loans to customers situated primarily in Mid-Michigan. The ability of Farwell's debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area. Substantially all of the consumer and residential loans are secured by various items of property, while commercial loans are secured primarily by business assets and personal guarantees; a portion of loans are unsecured.

     Major loan classifications are as follows at December 31:


                                                            2005      2004
                                                          -------   -------


Mortgage loans on real estate
  Residential 1-4 family................................  $53,790   $53,744
  Commercial and agricultural...........................    4,025     3,533
  Construction..........................................    2,208     2,857
                                                          -------   -------
Total mortgage loans on real estate.....................   60,023    60,134
Commercial..............................................      715       808
Consumer installment loans..............................    3,508     3,762
                                                          -------   -------
Total loans.............................................   64,246    64,704
Less allowance for loan losses..........................      772       816
                                                          -------   -------
Net Loans...............................................  $63,474   $63,888
                                                          =======   =======



     Nonaccrual loans, loans otherwise considered impaired, and loans 90 days or more past due, and interest income recognized on such loans, were not significant at either December 31, 2005 or 2004, or for the years ended December 31, 2005, 2004, or 2003.

                         THE FARWELL STATE SAVINGS BANK

4.  ALLOWANCE FOR LOAN LOSSES

     The following is an analysis of the changes in the allowance for loan losses for the years ended December 31:


                                                         2005   2004   2003
                                                         ----   ----   ----


Balance, Beginning of Year.............................  $816   $823   $791
Loans charged off......................................   (61)   (56)   (43)
Recoveries.............................................    17     33     27
                                                         ----   ----   ----
Net charge offs........................................   (44)   (23)   (16)
Provision for loan losses..............................    --     16     48
                                                         ----   ----   ----
Balance, End of Year...................................  $772   $816   $823
                                                         ====   ====   ====



5.  PREMISES AND EQUIPMENT

     A summary of the cost and accumulated depreciation of premises and equipment is as follows at December 31:


                                                             2005     2004
                                                            ------   ------


Land and improvements.....................................  $   95   $   95
Buildings and improvements................................     612      605
Furniture and equipment...................................     513      509
                                                            ------   ------
Total.....................................................   1,220    1,209
Less accumulated depreciation.............................     892      878
                                                            ------   ------
Premises and Equipment, Net...............................  $  328   $  331
                                                            ======   ======



     Depreciation expense in 2005, 2004, and 2003 amounted to $34, $48, and $77, respectively.

6.  DEPOSITS

     The following is a summary of the distribution of deposits at December 31:


                                                            2005      2004
                                                          -------   -------


Interest Bearing
  Money market and NOW accounts.........................  $11,323   $12,026
  Savings...............................................   16,777    18,729
  Time, $100,000 and over...............................   10,720     7,570
  Other time............................................   25,919    26,021
                                                          -------   -------
  Total interest bearing................................   64,739    64,346
  Non-interest bearing demand...........................    9,639     8,541
                                                          -------   -------
  Total.................................................  $74,378   $72,887
                                                          =======   =======



     Interest expense on time deposits issued in denominations of $100,000 or more was $352 in 2005, $223 in 2004, and $237 in 2003.

                         THE FARWELL STATE SAVINGS BANK

     Scheduled maturities of time deposits for the years succeeding December 31, 2005 are as follows:



2006...........................................................  $15,873
2007...........................................................    6,809
2008...........................................................    3,473
2009...........................................................    4,896
2010...........................................................    5,588
                                                                 -------
Total..........................................................  $36,639
                                                                 =======



7.  INCOME TAXES

     The provision for income taxes consists of the following components for the years ended December 31:


                                                         2005   2004   2003
                                                         ----   ----   ----


Currently payable......................................  $607   $828   $785
Deferred taxes (benefit)...............................    14    (96)     3
                                                         ----   ----   ----
Federal Income Taxes...................................  $621   $732   $788
                                                         ====   ====   ====



     A reconciliation between federal income tax expense and the amount computed by applying the statutory federal income tax rate of 34% to income before federal income taxes at December 31, follows:


                                                         2005   2004    2003
                                                        -----   ----   -----


Tax at statutory rate.................................  $ 737   $807   $ 849
Effect of tax-exempt interest income..................     (9)   (72)   (206)
Other -- net..........................................   (107)    (3)    145
                                                        -----   ----   -----
Federal Income Taxes..................................  $ 621   $732   $ 788
                                                        =====   ====   =====



     The components of the net deferred tax liability at December 31 included with other liabilities in the accompanying balance sheets, are primarily related to temporary basis differences in premises and equipment and the allowance for loan losses and are not significant.

8.  RETIREMENT PLAN

     Farwell maintains a non-leveraged Employee Stock Ownership Plan (ESOP) with a 401(k) provision. Substantially all employees of Farwell are covered under the plan. Farwell contributed 15 percent, the maximum allowed under the Internal Revenue Code, of employee gross earnings during 2005 and 2004 and 2003. The cost of the plan amounted to $92, $90, and $86 in 2005, 2004, and 2003, respectively. Total shares outstanding related to the ESOP for each of the three years ended December 31, 2005 were 26,582 and were included in the computation of dividends and earnings per share in each of the respective years.

9.  SUPPLEMENTAL CASH FLOWS INFORMATION

  NON-CASH INVESTING ACTIVITIES

     During 2005 and 2004, collateral repossessed on loans in the amount of $182 and $146, respectively, was reclassified as other real estate owned.

                         THE FARWELL STATE SAVINGS BANK

  OTHER CASH FLOWS INFORMATION

     Cash paid during the years ended December 31 for interest and income taxes amounted to the following:


                                                       2005     2004     2003
                                                      ------   ------   ------


Interest............................................  $1,462   $1,218   $1,529
                                                      ======   ======   ======
Income taxes........................................  $  657   $  828   $  785
                                                      ======   ======   ======



10.  RELATED PARTY TRANSACTIONS

  LOANS

     In the ordinary course of business, Farwell has granted loans to certain directors, executive officers and their affiliates amounting to approximately $249 and $343 at December 31, 2005 and 2004. During the year ended December 31, 2005, total principal additions were approximately $190 and total principal payments were approximately $284.

  DEPOSITS

     Deposits of Bank directors, executive officers and their affiliates were approximately $1,109,806 and $525,930 at December 31, 2005 and 2004,
respectively.

  OTHER

     Consulting fees in the amount of $73 and $65 at December 31, 2005 and 2004, respectively, have been accrued and are payable to a Board member.

11.  OFF-BALANCE SHEET ACTIVITIES

  CREDIT-RELATED FINANCIAL INSTRUMENTS

     Farwell is a party to credit related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and commercial letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. Farwell's exposure to credit loss is represented by the contractual amount of these commitments. Farwell follows the same credit policy in making commitments, including collateral, as it does for on-balance-sheet instruments; no significant losses are anticipated as a result of these commitments.

     At December 31, 2005 and 2004, the following financial instruments were outstanding whose contract amounts represent credit risk:


                                                                CONTRACT
                                                                 AMOUNT
                                                             --------------
                                                             2005      2004
                                                             ----      ----


Unfunded commitments under lines of credit.................  $336      $609
Commitments to grant loans.................................   877       261
Commercial and standby letters of credit...................    53        50


     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by Farwell, is based on management's credit evaluation of the customer.

                         THE FARWELL STATE SAVINGS BANK

     Unfunded commitments under commercial lines-of-credit, revolving credit lines, equity lines-of-credit, and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines-of-credit are uncollateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which Farwell is committed.

     Commercial and standby letters-of-credit are conditional commitments issued by Farwell to guarantee the performance of a customer to a third party. Those letters-of-credit are primarily issued to support public and private borrowing arrangements. Essentially all letters-of-credit issued have expiration dates within one year. The credit risk involved in issuing letters-of-credit is essentially the same as that involved in extending loan facilities to customers. Farwell generally holds collateral supporting those commitments if deemed necessary.

12.  REGULATORY REQUIREMENTS

  CAPITAL REQUIREMENTS

     Farwell is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators, that if undertaken, could have a direct material effect on Farwell's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Farwell must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, capital and certain off-balance-sheet items as defined in the regulations and calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

     Quantitative measurements established by regulation to ensure capital adequacy require Farwell to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted asset (as defined) and Tier 1 capital to average assets (as defined). Management believes, as of December 31, 2005 and 2004, that Farwell met all capital adequacy requirements to which it is subject.

     As of December 31, 2005, the most recent notification from the Federal Deposit Insurance Corporation categorized Farwell as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed Farwell's category. Farwell's actual capital amounts and ratios as of December 31, 2005 and 2004 are also presented in the table.


                                                                                MINIMUM TO BE
                                                                                    WELL
                                                                                 CAPITALIZED
                                                                                UNDER PROMPT
                                                                  MINIMUM        CORRECTIVE
                                                                  CAPITAL          ACTION
                                                 ACTUAL        REQUIREMENTS      PROVISIONS
                                            ---------------   --------------   --------------
                                             AMOUNT   RATIO   AMOUNT   RATIO   AMOUNT   RATIO
                                            -------   -----   ------   -----   ------   -----


December 31, 2005
Total Capital to Risk Weighted Assets.....  $14,244    29.9%  $3,814    8.0%   $4,767    10.0%
Tier 1 Capital to Risk Weighted Assets....   13,646    28.6    1,907    4.0     2,860     6.0
Tier 1 Capital to Average Assets..........   13,646    15.1    3,610    4.0     4,512     5.0
December 31, 2004
Total Capital to Risk Weighted Assets.....  $15,583    32.8%  $3,801    8.0%   $4,751    10.0%
Tier 1 Capital to Risk Weighted Assets....   14,986    31.5    1,900    4.0     2,850     6.0
Tier 1 Capital to Average Assets..........   14,986    16.5    3,636    4.0     4,545     5.0

                         THE FARWELL STATE SAVINGS BANK

  RESTRICTIONS ON CASH AND AMOUNTS DUE FROM BANKS

     Farwell is required by regulatory agencies to maintain legal cash reserves based on the level of certain customer deposits. Required reserve balances were $292 and $352 at December 31, 2005 and 2004, respectively.

13.  CONTINGENCIES

  LITIGATION

     Farwell is party to litigation arising during the normal course of business. In the opinion of management, based on consultation with legal counsel, the resolution of such litigation is not expected to have a material effect on the financial statements.

  ENVIRONMENTAL ISSUES

     As a result of acquiring real estate from foreclosure proceedings, Farwell is subject to potential claims and possible legal proceedings involving environmental matters. No such claims have been asserted as of December 31, 2005.

14.  SUBSEQUENT EVENT

     On December 22, 2005, The Farwell State Savings Bank signed a definitive agreement to be acquired by IBT Bancorp, Inc. (the "Agreement"). The Agreement was amended and restated effective May 2, 2006 to provide for the merger of Farwell with and into Farmers State Bank of Breckenridge, a wholly-owned subsidiary of IBT Bancorp, Inc. The acquisition is subject to regulatory approval.

                                    * * * * *

   FARWELL UNAUDITED CONDENSED FINANCIAL STATEMENTS FOR THE THREE-MONTH PERIOD
                              ENDED MARCH 31, 2006

                         THE FARWELL STATE SAVINGS BANK
                            CONDENSED BALANCE SHEETS



                                                              MARCH 31,    DECEMBER 31
                                                                 2006          2005
                                                             -----------   -----------
                                                             (UNAUDITED)
                                                               (DOLLARS IN THOUSANDS)



                                        ASSETS
Cash and due from banks....................................    $ 1,818       $ 1,720
Federal funds sold.........................................      5,429         3,232
                                                               -------       -------
Cash and Cash Equivalents..................................      7,247         4,952
Securities available for sale..............................     18,241        17,923
Loans, net of allowance for loan losses of $738 and $772...     63,239        63,474
Premises and equipment, net................................        324           328
Accrued interest receivable................................        424           425
Other assets...............................................      2,075         2,040
                                                               -------       -------
Total Assets...............................................    $91,550       $89,142
                                                               =======       =======

                         LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing......................................    $10,310       $ 9,639
  Interest-bearing.........................................     66,478        64,739
                                                               -------       -------
Total Deposits.............................................     76,788        74,378
Accrued interest payable and other liabilities.............      1,031         1,209
                                                               -------       -------
Total Liabilities..........................................     77,819        75,587
                                                               -------       -------
Stockholders' Equity
  Common stock, $10 par value; 262,500 shares authorized,
     Issued, and outstanding...............................      2,625         2,625
  Additional paid in capital...............................      2,625         2,625
  Retained earnings........................................      8,585         8,396
  Accumulated other comprehensive loss.....................       (104)          (91)
                                                               -------       -------
Total Stockholders' Equity.................................     13,731        13,555
                                                               -------       -------
Total Liabilities and Stockholders' Equity.................    $91,550       $89,142
                                                               =======       =======


                         THE FARWELL STATE SAVINGS BANK

                         CONDENSED STATEMENTS OF INCOME


                                                                 THREE-MONTHS ENDED
                                                                      MARCH 31,
                                                                --------------------
                                                                 2006        2005
                                                                ------   -----------
                                                                         (UNAUDITED)
                                                                     (Dollars in
                                                                thousands except per
                                                                     share data)


Interest and Dividend Income
  Loans, including fees.......................................  $1,031      $1,032
  Debt securities:
     Taxable..................................................      69          39
     Tax-exempt...............................................      82          89
  Federal funds sold..........................................      47          28
                                                                ------      ------
Total Interest and Dividend Income............................   1,229       1,188
Interest Expense on Deposits..................................     400         336
                                                                ------      ------
Net Interest Income...........................................     829         852
                                                                ------      ------
Noninterest Income
  Service charges on deposit accounts.........................      52          46
  Other.......................................................      24          23
                                                                ------      ------
Total Noninterest Income......................................      76          69
                                                                ------      ------
Noninterest Expenses
  Compensation and benefits...................................     225         213
  Occupancy and equipment.....................................      35          32
  Other.......................................................     189         143
                                                                ------      ------
Total Noninterest Expenses....................................     449         388
                                                                ------      ------
Income Before Federal Income Taxes............................     456         533
Federal incomes taxes.........................................     136         172
                                                                ------      ------
Net Income....................................................  $  320      $  361
                                                                ======      ======
Net Income per Basic Share of Common Stock....................  $ 1.22      $ 1.38
                                                                ======      ======


                       STATEMENTS OF COMPREHENSIVE INCOME



                                                                 THREE-MONTHS ENDED
                                                                      MARCH 31,
                                                                --------------------
                                                                2006         2005
                                                                ----     -----------
                                                                         (UNAUDITED)
                                                                     (Dollars in
                                                                     thousands)


Available-for-sale securities unrealized holding losses
  arising during the quarter..................................  $ 18        $(153)
Income tax benefit related to comprehensive loss..............    (6)         (52)
                                                                ----        -----
Other Comprehensive Loss......................................   (12)        (101)
Net income....................................................   320          361
                                                                ----        -----
Comprehensive Income..........................................  $308        $ 260
                                                                ====        =====


                         THE FARWELL STATE SAVINGS BANK

                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY



                                                                           ACCUMULATED
                                                                              OTHER
                                 COMMON STOCK     ADDITIONAL              COMPREHENSIVE       TOTAL
                               ----------------     PAID IN    RETAINED       INCOME      STOCKHOLDERS'
                                SHARES   AMOUNT     CAPITAL    EARNINGS       (LOSS)          EQUITY
                               -------   ------   ----------   --------   -------------   -------------
                                                              (UNAUDITED)
                                             (Dollars in thousands except per share data)


Balances, January 1, 2005....  262,500   $2,625     $2,625      $9,736        $  13          $14,999
Comprehensive income.........       --       --         --         361         (101)             260
Cash dividends paid ($0.50
  per share).................       --       --         --        (131)          --             (131)
                               -------   ------     ------      ------        -----          -------
Balances, March 31, 2005.....  262,500   $2,625     $2,625      $9,966        $ (88)         $15,128
                               =======   ======     ======      ======        =====          =======
Balances, January 1, 2006....  262,500   $2,625     $2,625      $8,396        $ (91)         $13,555
Comprehensive income.........       --       --         --         320          (13)             307
Cash dividends paid ($0.50
  per share).................       --       --         --        (131)          --             (131)
                               -------   ------     ------      ------        -----          -------
Balances, March 31, 2006.....  262,500   $2,625     $2,625      $8,585        $(104)         $13,731
                               =======   ======     ======      ======        =====          =======


                         THE FARWELL STATE SAVINGS BANK

                            STATEMENTS OF CASH FLOWS


                                                                    THREE MONTHS
                                                                       ENDED
                                                                     MARCH 31,
                                                                 -----------------
                                                                   2006      2005
                                                                 -------   -------
                                                                    (DOLLARS IN
                                                                     THOUSANDS)
                                                                    (UNAUDITED)


CASH FLOWS FROM OPERATING ACTIVITIES
  Net income...................................................  $   320   $   361
  Adjustments to reconcile net income to net cash provided by
     operating activities Depreciation.........................        8         9
     Net amortization of investments...........................       30        44
     Decrease in deferred taxes................................       --        56
     Decrease(increase) in bank owned life insurance...........        9        (9)
     Changes in operating assets and liabilities which provided
       (used) cash:
     Accrued interest receivable...............................        1       (53)
     Other assets..............................................      (38)      (89)
     Accrued interest payable and other liabilities............     (178)     (175)
                                                                 -------   -------
NET CASH PROVIDED BY OPERATING ACTIVITIES......................      152       144
                                                                 -------   -------
CASH FLOWS FROM INVESTING ACTIVITIES
  Activity in available-for-sale securities:
     Purchases.................................................   (1,624)   (1,534)
     Maturities, prepayments and calls.........................    1,257     1,410
  Loan principal collections and (originations), net...........      235      (294)
  Additions to premises and equipment..........................       (4)       --
                                                                 -------   -------
NET CASH USED IN INVESTING ACTIVITIES..........................     (136)     (418)
                                                                 -------   -------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in noninterest bearing deposits.................      671       160
  Net increase in interest bearing deposits....................    1,739     2,994
  Cash dividends paid on common stock..........................     (131)     (131)
                                                                 -------   -------
NET CASH PROVIDED BY FINANCING ACTIVITIES......................    2,279     3,023
                                                                 -------   -------
Net increase in cash and cash equivalents......................    2,295     2,749
Cash and cash equivalents, beginning of period.................    4,952     4,169
                                                                 -------   -------
CASH AND CASH EQUIVALENTS, END OF PERIOD.......................  $ 7,247   $ 6,918
                                                                 =======   =======


                  CERTAIN BENEFICIAL OWNERS OF IBT COMMON STOCK


     The following table sets forth, to the best knowledge and belief of IBT, certain information regarding the beneficial ownership of IBT common stock as of July 18, 2006, by (i) each person known to IBT to be the beneficial owner of more than 5% of the IBT common stock; (ii) each director and certain named officers of IBT; and (iii) all of IBT's directors and officers as a group.




                                                         NUMBER OF SHARES    PERCENT OF ALL
                                                          OF COMMON STOCK     COMMON STOCK
NAME OF BENEFICIAL OWNER                                BENEFICIALLY OWNED     OUTSTANDING
------------------------                                ------------------   --------------


FIVE PERCENT OR MORE OWNERS
James J. McGuirk......................................        365,402             6.65%
P.O. Box 222
Mt. Pleasant, Michigan 48858
DIRECTORS AND EXECUTIVE OFFICERS
Dennis P. Angner**....................................         13,817                *
Richard J. Barz**.....................................         16,524                *
Sandra L. Caul........................................          8,832                *
James C. Fabiano......................................        230,807             4.20%
David W. Hole.........................................         20,723                *
David J. Maness.......................................          1,007                *
W. Joseph Manifold....................................            285                *
Timothy M. Miller.....................................          3,078                *
Ronald E. Schumacher..................................         13,606                *
William J. Strickler..................................         73,686             1.34%
Dale D. Weburg........................................         49,704                *
All directors and executive officers as a group (11)
  persons.............................................        432,069             7.87%



--------

    * Less than 1%

   ** Trustees of the ESOP who vote ESOP shares.

                                  OTHER MATTERS

     As of the date of this document, Farwell's Board of Directors knows of no matters that will be presented for consideration at its special meeting other than as described in this document. However, if any other matter shall properly come before this special meeting or any adjournment or postponement thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of special meeting.

FARWELL ANNUAL MEETING


     Farwell deferred scheduling its 2006 annual meeting of shareholders with the impending special shareholders meeting and deems it to be in the best interests of Farwell to continue to defer holding its 2006 annual meeting until such special meeting of shareholders has occurred, after which the annual meeting will be scheduled only if the Merger Agreement is not approved by the requisite vote at the special meeting of the shareholders.


                       WHERE YOU CAN FIND MORE INFORMATION


     IBT has filed a registration statement on Form S-4 to register with the SEC the offering of IBT common stock to be issued by IBT in the merger. This proxy statement-prospectus is a part of that registration statement. As allowed by SEC rules, this proxy statement-prospectus does not contain all of the information contained in the registration statement or the exhibits to the registration statement. This means that this proxy-statement prospectus incorporates important business and financial information about IBT that is not included in or delivered with this document.

     IBT is subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Accordingly, IBT files annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, or other information that we file at the SEC's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. IBT's SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov. The website contains reports, proxy and information statements, and other information regarding companies that file electronically with the SEC.

     The SEC allows IBT to incorporate by reference information into this proxy statement-prospectus. This means that IBT can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement-prospectus, except for any information superseded by information in this proxy statement-prospectus. This proxy statement prospectus incorporates by reference the documents set forth below that IBT has previously filed with the SEC. These documents contain important information about IBT and its finances.


     IBT Commission Filings (File No. 000-18415)
     Quarterly Report on Form 10-Q for the six-month period ended June 30, 2006. Current Report on Form 8-K filed May 5, 2006
     Quarterly Report on Form 10-Q for the three-month period ended March 31,
     2006
     Current Report on Form 8-K filed April 25, 2006
     Current Report on Form 8-K filed March 28, 2006
     Current Report on Form 8-K filed March 10, 2006
     Definitive Proxy Statement on Schedule 14A filed March 28, 2006
     Annual Report on Form 10-K for year ended December 31, 2005


     All documents subsequently filed by IBT with the SEC pursuant to Sections 13(a), 13(c), 14 and 15 of the Securities Exchange Act of 1934, as amended, between the date of this proxy statement-prospectus and the date of the special meeting of the shareholders of Farwell are also incorporated by reference into this proxy statement-prospectus.

     Documents incorporated by reference are available from IBT without charge. You may obtain documents incorporated by reference in this proxy statement-prospectus by requesting them in writing or by telephone from IBT at the following address:

     IBT Bancorp, Inc.
     Attn: Dennis P. Angner, President & Chief Executive Officer
     200 East Broadway
     Mt. Pleasant, Michigan 48858
     (989) 772-9471


     TO OBTAIN DELIVERY OF THIS INFORMATION PRIOR TO THE SPECIAL FARWELL SHAREHOLDERS MEETING, YOU MUST REQUEST THE INFORMATION NO LATER THAN SEPTEMBER 5, 2006, WHICH IS FIVE BUSINESS DAYS BEFORE THE DATE OF THE SPECIAL MEETING AT WHICH YOU ARE REQUESTED TO VOTE.


     NEITHER IBT NOR FARWELL HAS AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE MERGER OR OUR COMPANIES THAT IS DIFFERENT FROM, OR IN ADDITION TO, THAT CONTAINED IN THIS DOCUMENT OR IN ANY OF THE MATERIALS THAT HAVE BEEN INCORPORATED INTO THIS DOCUMENT. THEREFORE, IF ANYONE DOES GIVE YOU INFORMATION OF THIS SORT, YOU SHOULD NOT RELY ON IT. IF YOU ARE IN A JURISDICTION WHERE OFFERS TO EXCHANGE OR SELL, OR SOLICITATIONS OF OFFERS TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS DOCUMENT OR THE SOLICITATION OF PROXIES IS UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE TYPES OF

ACTIVITIES, THEN THE OFFER PRESENTED IN THIS DOCUMENT DOES NOT EXTEND TO YOU. THE INFORMATION CONTAINED IN THIS DOCUMENT SPEAKS ONLY AS OF THE DATE OF THIS DOCUMENT UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

                           FORWARD-LOOKING STATEMENTS

     This document, including information included or incorporated by reference in this document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to:

          (i) the financial condition, results of operations and business of IBT and Farwell;

          (ii) statements about the benefits of the merger, including future financial and operating results, cost savings, enhancements to revenue and accretion to reported earnings that may be realized from the merger;

          (iii) statements about our respective plans, objectives, expectations and intentions and other statements that are not historical facts; and

          (iv) other statements identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

          - general economic conditions in the areas in which we operate;

          - our businesses may not be combined successfully, or such combination may take longer to accomplish than expected;

          - delays or difficulties in the integration by IBT of recently acquired businesses;

          - the growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected;

          - operating costs, customer losses and business disruption following the merger, including adverse effects of relationships with employees, may be greater than expected;

          - governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger;

          - adverse governmental or regulatory policies may be enacted;

          - the interest rate environment may change, causing margins to compress and adversely affecting net interest income;

          - the risks associated with continued diversification of assets and adverse changes to credit quality;

          - competition from other financial services companies in our markets;

          - the concentration of IBT's operations in Michigan may adversely affect results if the Michigan economy or real estate market declines; and

          - the risk of an economic slowdown that would adversely affect credit quality and loan originations.

     Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in IBT's reports filed with the Securities and Exchange Commission.

     All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attribut able to either of us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements above. Neither of us undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

                                                                      APPENDIX A

                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                             DATED AS OF MAY 2, 2006

                                TABLE OF CONTENTS




ARTICLE I -- CERTAIN DEFINITIONS...........................................    A-1
  1.1.     CERTAIN DEFINITIONS.............................................    A-1


ARTICLE II -- THE MERGER...................................................    A-5
  2.1.     MERGER..........................................................    A-5
  2.2.     CLOSING; EFFECTIVE TIME.........................................    A-5
  2.3.     ARTICLES OF INCORPORATION AND BYLAWS; NAME......................    A-5
  2.4.     DIRECTORS AND OFFICERS OF SURVIVING CORPORATION.................    A-5
  2.5.     EFFECTS OF THE MERGER...........................................    A-5
  2.6.     TAX CONSEQUENCES................................................    A-5
  2.7.     POSSIBLE ALTERNATIVE STRUCTURES.................................    A-5


ARTICLE III -- CONVERSION OF SHARES........................................    A-6
  3.1.     CONVERSION OF FSSB COMMON STOCK; MERGER CONSIDERATION...........    A-6
  3.2.     PROCEDURES FOR EXCHANGE OF FSSB COMMON STOCK....................    A-7
  3.3.     RESERVATION OF SHARES...........................................    A-8


ARTICLE IV -- REPRESENTATIONS AND WARRANTIES OF FSSB.......................    A-8
  4.1.     REPRESENTATIONS AND WARRANTIES OF FSSB..........................    A-8


ARTICLE V -- REPRESENTATIONS AND WARRANTIES OF FARMERS.....................   A-18
  5.1.     REPRESENTATIONS AND WARRANTIES OF FARMERS.......................   A-18


ARTICLE VI -- COVENANTS OF FSSB............................................   A-25
  6.1.     CONDUCT OF BUSINESS.............................................   A-25
  6.2.     CURRENT INFORMATION.............................................   A-27
  6.3.     ACCESS TO PROPERTIES AND RECORDS................................   A-27
  6.4.     FINANCIAL AND OTHER STATEMENTS..................................   A-28
  6.5.     MAINTENANCE OF INSURANCE........................................   A-28
  6.6.     DISCLOSURE SUPPLEMENTS..........................................   A-28
  6.7.     CONSENTS AND APPROVALS OF THIRD PARTIES.........................   A-28
  6.8.     ALL REASONABLE EFFORTS..........................................   A-28
  6.9.     FAILURE TO FULFILL CONDITIONS...................................   A-28
  6.10.    NO SOLICITATION.................................................   A-28
  6.11.    SARBANES-OXLEY CERTIFICATION OF FINANCIAL STATEMENTS............   A-29
  6.12     FSSB AUDIT FOR 2005.............................................   A-29


ARTICLE VII -- COVENANTS OF FARMERS........................................   A-29
  7.1.     CONDUCT OF BUSINESS.............................................   A-29
  7.2.     DISCLOSURE SUPPLEMENTS..........................................   A-29
  7.3.     CONSENTS AND APPROVALS OF THIRD PARTIES.........................   A-30
  7.4.     ALL REASONABLE EFFORTS..........................................   A-30
  7.5.     FAILURE TO FULFILL CONDITIONS...................................   A-30
  7.6.     EMPLOYEE BENEFITS...............................................   A-30
  7.7.     ACCESS TO PROPERTIES AND RECORDS................................   A-30
  7.8.     FINANCIAL AND OTHER STATEMENTS..................................   A-30
  7.9.     DIRECTORS AND OFFICERS INDEMNIFICATION; INSURANCE...............   A-31



ARTICLE VIII -- REGULATORY AND OTHER MATTERS...............................   A-32
  8.1.     MEETINGS OF SHAREHOLDERS........................................   A-32
  8.2.     PROXY STATEMENT -- PROSPECTUS; MERGER REGISTRATION STATEMENT....   A-32
  8.3.     REGULATORY APPROVALS............................................   A-32
  8.4.     AFFILIATES......................................................   A-33
  8.5.     EMPLOYMENT AGREEMENT............................................   A-33
  8.6.     POST-CLOSING OPERATIONS.........................................   A-33


ARTICLE IX -- CLOSING CONDITIONS...........................................   A-33
  9.1.     CONDITIONS TO EACH PARTY S OBLIGATIONS UNDER THIS AGREEMENT.....   A-33
  9.2.     CONDITIONS TO THE OBLIGATIONS OF FARMERS UNDER THIS AGREEMENT...   A-34
  9.3.     CONDITIONS TO THE OBLIGATIONS OF FSSB UNDER THIS AGREEMENT......   A-35


ARTICLE X -- THE CLOSING...................................................   A-35
  10.1.    TIME AND PLACE..................................................   A-35
  10.2.    DELIVERIES AT THE CLOSING.......................................   A-35


ARTICLE XI -- TERMINATION, AMENDMENT AND WAIVER............................   A-35
  11.1.    TERMINATION.....................................................   A-35
  11.2.    EFFECT OF TERMINATION...........................................   A-36
  11.3.    AMENDMENT, EXTENSION AND WAIVER.................................   A-37


ARTICLE XII -- MISCELLANEOUS...............................................   A-37
  12.1.    CONFIDENTIALITY.................................................   A-37
  12.2.    PUBLIC ANNOUNCEMENTS............................................   A-38
  12.3.    SURVIVAL........................................................   A-38
  12.4.    NOTICES.........................................................   A-38
  12.5.    PARTIES IN INTEREST.............................................   A-38
  12.6.    COMPLETE AGREEMENT..............................................   A-38
  12.7.    COUNTERPARTS....................................................   A-38
  12.8.    SEVERABILITY....................................................   A-38
  12.9.    GOVERNING LAW...................................................   A-39
  12.10.   INTERPRETATION..................................................   A-39
  12.11.   SPECIFIC PERFORMANCE............................................   A-39

                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

     This Amended and Restated Agreement and Plan of Merger is dated as of May 2, 2006 (the "Agreement"), by and between Farmers State Bank of Breckenridge, a Michigan chartered commercial bank ("Farmers"), The Farwell State Savings Bank, a Michigan chartered commercial bank ("FSSB") and IBT Bancorp, Inc., a Michigan financial services holding company ("IBT").

     WHEREAS, FSSB and IBT, the parent corporation of Farmers, entered into an Agreement and Plan of Merger dated December 22, 2005;

     WHEREAS, pursuant to Section 2.7 of the Agreement and Plan of Merger dated December 22, 2005, the parties now desire to modify certain terms and conditions of the Agreement as more particularly provided in this amended and restated Agreement, including but not limited to substituting Farmers for IBT as the acquiring entity;

     WHEREAS, the Board of Directors of each of Farmers and FSSB (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and shareholders and (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (iii) has approved this Agreement at meetings of each of such Boards of Directors;

     WHEREAS, in accordance with the terms of this Agreement, FSSB will merge with Farmers with Farmers as the surviving entity (the "Merger"). Concurrently, shareholders of FSSB shall exchange their shares of FSSB for shares of IBT and cash;

     WHEREAS, the parties currently intend that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                        ARTICLE I -- CERTAIN DEFINITIONS

     1.1. Certain Definitions. As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to articles and sections refer to articles and sections of this Agreement).

     "Affiliates" means any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliates of such executive officer or director.

     "Agreement" means this agreement, and any amendment hereto.

     "Bank Regulator" shall mean any Federal or state banking regulatory agency with supervisory authority over Farmers, FSSB, IBT, Isabella Bank and Trust, or a subsidiary of any of them.

     "Bureau" shall mean the Office of Financial and Insurance Services of the State of Michigan.

     "Certificate" shall mean a certificate evidencing shares of FSSB Common Stock.

     "Closing" shall have the meaning set forth in Section 2.2.

     "Closing Date" shall have the meaning set forth in Section 2.2.

     "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Confidentiality Agreements" shall mean the confidentiality agreements referred to in Section 12.1 of this Agreement.

     "Dissenting Shareholder" shall have the meaning set forth in Section
3.1(d).

     "Dissenting Shares" shall have the meaning set forth in Section 3.1(d).

     "Effective Time" shall mean the date and time specified pursuant to Section
2.2 hereof as the effective time of the Merger.

     "Environmental Laws" means any applicable Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource) and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term "Environmental Laws" includes without limitation (a) the comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C.
Section 9601, et seq.; the resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 901, et seq.; the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C.
Section 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C.
Section 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq.; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Exchange Agent" shall mean Isabella Bank and Trust, or such other bank or trust company or other agent designated by Farmers, and reasonably acceptable to FSSB, which shall act as agent for Farmers in connection with the exchange of the Certificates for the Merger Consideration.

     "Exchange Fund" shall have the meaning set forth in Section 3.2(a).

     "Exchange Ratio" shall mean the number of shares IBT Common Stock and the amount of cash into which one (1) share of FSSB Common Stock shall be converted at the Effective Time, which shall be as set forth below:

          3.0382 shares of IBT Common Stock plus $29.00 in cash for each share of FSSB Common Stock, provided that the cash portion shall be reduced by the amount that cash dividends paid by FSSB during 2006 exceed $3.50 per share and shall be increased by the amount that cash dividends paid by IBT during 2006 exceed $0.66 per share.

     "Farmers" shall mean Farmers State Bank of Breckenridge, with its principal offices located at 316 East Saginaw Street, Breckenridge, Michigan 48615.

     "Farmers Entity Disclosure Schedule" shall mean a written disclosure schedule delivered by Farmers and IBT to FSSB specifically referring to the appropriate section of this Agreement.

     "Farmers Entity" shall mean any of Farmers, IBT, Isabella Bank and Trust, IBT Title and Insurance Agency, Inc., Financial Group Information Services, Inc., IB&T Employee Leasing, LLC, and IBT Personnel, LLC.

     "FDIC" shall mean the Federal Deposit Insurance Corporation or any successor thereto.

     "FRB" shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

     "FSSB" shall mean The Farwell State Savings Bank, with its principal offices located at 399 West Main Street, Farwell, Michigan 48622.

     "FSSB Common Stock" shall mean the common stock, par value $10.00 per share, of FSSB.

     "FSSB Disclosure Schedule" shall mean a written disclosure schedule delivered by FSSB to IBT specifically referring to the appropriate section of this Agreement.

     "FSSB Financial Statements" shall mean (i) the audited statements of financial condition (including related notes and schedules, if any) of FSSB as of December 31, 2005, 2004 and 2003 and the statements of income, changes in shareholders' equity and cash flows (including related notes and schedules, if any) of FSSB for each of the three years ended December 31, 2005, 2004 and 2003, as set forth in FSSB's annual report for the year ended December 31, 2004 and
(ii) the unaudited interim consolidated financial statements of FSSB as of the end of the three-month period ended March 31, 2006.

     "FSSB Shareholders Meeting" shall have the meaning set forth in Section
8.1.

     "FSSB Stock Benefit Plans" shall mean any and all stock-based benefit plans and amendments thereto of FSSB.

     "FSSB Subsidiary" means any corporation or entity, 50% or more of the equity interest of which is owned, either directly or indirectly, by FSSB, except any corporation or entity the equity interest of which is held in the ordinary course of the lending activities of FSSB.

     "GAAP" shall mean accounting principles generally applied in the United States of America.

     "Governmental Entity" shall mean any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.

     "IBT" shall mean IBT Bancorp, Inc., a Michigan corporation, with its principal executive offices located at 200 East Broadway Street, Mt. Pleasant, Michigan, 48858.

     "IBT Common Stock" shall mean the common stock, no par value per share, of IBT.

     "IBT Financial Statements" shall mean the (i) the audited consolidated statements of financial condition (including related notes and schedules) of IBT as of December 31, 2005, 2004 and 2003 and the consolidated statements of income, changes in shareholders' equity and cash flows (including related notes and schedules, if any) of IBT for each of the three years ended December 31, 2005, 2004 and 2003, as set forth in IBT's annual report for the year ended December 31, 2005, and (ii) the unaudited interim consolidated financial statement of IBT as of the end of the three-month period ended March 31, 2006, as filed by IBT in its Securities Documents.

     "IBT Stock Benefit Plans" shall mean any and all stock-based benefit plans and amendments thereto of IBT.

     "IBT Subsidiary" means any corporation or entity, 50% or more of the equity interest of which is owned, either directly or indirectly, by IBT, Isabella Bank and Trust or Farmers, except any corporation or entity, the equity interest of which is held in the ordinary course of the lending activities of Isabella Bank and Trust or Farmers.

     "IRS" shall mean the United States Internal Revenue Service.

     "Knowledge" as used with respect to a Person (including references to such person being aware of a particular matter) means those facts that are known by the current executive officers and directors of such Person, and includes any and all facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other material written notice received by such executive officer or director of that Person.

     "Loan Property" shall have the meaning set forth in Section 4.1(o).

     "Material Adverse Effect" shall mean, with respect to Farmers or FSSB, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of IBT and its Subsidiaries taken as a whole, or FSSB and its Subsidiaries taken as a whole, respectively, or (ii) does or would materially impair the ability of either FSSB, on the one hand, or Farmers, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in laws and regulations affecting banks generally or interpretations thereof by courts or governmental agencies, (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party, (d) compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective Subsidiaries, including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement (consistent with the information included in the Disclosure Schedules) and (e) any change in the value of the securities portfolio of IBT or FSSB, respectively, whether held as available for sale or held to maturity, resulting from a change in interest rates value of the securities portfolio of IBT or FSSB, respectively, whether held as available for sale or held to maturity, resulting from a change in interest rates generally.

     "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

     "MBCA" shall mean the Michigan Business Corporation Act, as amended.

     "Merger" shall mean the merger of FSSB with and into Farmers pursuant to the terms hereof.

     "Merger Consideration" shall mean the IBT Common Stock and cash, to be paid by Farmers for each share of FSSB Common Stock, as set forth in Section 3.1.

     "Merger Registration Statement" shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of IBT Common Stock to be offered to holders of FSSB Common Stock in connection with the Merger.

     "Michigan Banking Law" shall mean the Michigan Banking Code of 1999, as amended, and the rules and regulations promulgated thereunder, as amended, as administered by the Bureau.

     "Participation Facility" shall have the meaning set forth in Section
4.1(o).

     "PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

     "Pension Plan" shall have the meaning set forth in Section 4.1(m).

     "Person" shall mean any individual, corporation, limited liability company, partnership, joint venture, association, trust "group" (as that term is defined under the Exchange Act) or entity.

     "Proxy Statement -- Prospectus" shall have the meaning set forth in Section 8.2.

     "Regulatory Agreement" shall have the meaning set forth in Section 4.1(l).

     "Regulatory Approvals" means the approval of any Bank Regulator that is necessary in connection with the consummation of the Merger and the related transactions contemplated by this Agreement.

     "Rights" shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

     "SEC" shall mean the Securities and Exchange Commission or any successor thereto.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Securities Documents" shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed pursuant to the Securities Laws.

     "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

     "Significant Subsidiary" shall have the meaning set forth in Rule 1-02 of Regulation S-X of the SEC.

     "Surviving Corporation" shall have the meaning set forth in Section 2.1 hereof.

     "Termination Date" shall mean December 31, 2006.

     Other terms used herein are defined in the preamble and elsewhere in this Agreement.

                            ARTICLE II -- THE MERGER

     2.1. Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, FSSB shall merge with Farmers, with Farmers as the resulting or surviving banking corporation (the "Surviving Corporation"). As part of the Merger, each share of FSSB Common Stock shall be converted into the right to receive the Merger Consideration pursuant to the terms of Article III hereof.

     2.2. Closing; Effective Time. Subject to the satisfaction or waiver of all conditions to closing contained in Article IX hereof, the Closing shall occur no later than five (5) business days following the latest to occur of (i) the receipt of all required Regulatory Approvals, and the expiration of any applicable waiting periods, (ii) the approval of the Merger by the shareholders of FSSB, or (iii) at such other date or time upon which Farmers and FSSB mutually agree (the "Closing"). The Merger shall be effected by the filing of a certificate of merger with the Bureau on the day of the Closing (the "Closing Date"), in accordance with Michigan Banking Law. The "Effective Time" means the date and time upon which the certificate of merger is filed with the Bureau, or as otherwise stated in the certificate of merger, in accordance with Michigan Banking Law.

     2.3. Articles of Incorporation and Bylaws; Name. The Articles of Incorporation and Bylaws of Farmers as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation, until thereafter amended as provided therein and by applicable law. The name of the Surviving Corporation shall be FSB.

     2.4. Directors and Officers of Surviving Corporation. The board directors of the Surviving Corporation shall consist of one of the incumbent directors of each of FSSB and Farmers immediately preceding the Effective Time, the President and CEO of IBT and two outside directors of IBT, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, IBT shall establish by resolution of the Board of Directors a regional board to preserve the institutional knowledge of FSSB immediately before the Merger and to provide advice to the IBT Board of Directors about business and operations, community and customer needs in the market area, regional economic conditions and such other advisory responsibilities as determined by the IBT Board of Directors. The members of the initial regional board shall consist of all incumbent members of the FSSB board of directors immediately preceding the Effective Time. Regional board member compensation shall be the same as that provided by FSSB prior to the Effective Time provided, however, that IBT may conduct periodic reviews of director compensation to assess reasonableness and consistency. The officers of the Surviving Corporation at the Effective Time shall be as set forth in Exhibit F.

     2.5. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects as set forth in the Michigan Banking Law.

     2.6. Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a "plan of reorganization" as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code other than is contemplated by this Agreement. Following the Closing, neither Farmers nor FSSB nor any of their Affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.

     2.7. Possible Alternative Structures. Notwithstanding anything to the contrary contained in this Agreement and subject to the satisfaction of the conditions set forth in Article IX, prior to the Effective Time, Farmers shall, with the consent of FSSB, which will not be unreasonably withheld, be entitled to revise the structure of the Merger described in Section 2.1 hereof provided that (i) there are no adverse Federal or state income tax consequences to FSSB shareholders as a result of the modification; (ii) the consideration to be paid to the holders of FSSB Common Stock under this Agreement is not thereby changed in kind or value (or the composition thereof), or reduced in amount; and (iii) such modification will not delay materially or jeopardize receipt of any required Regulatory

Approvals or other consents and approvals relating to the consummation of the Merger. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

                       ARTICLE III -- CONVERSION OF SHARES

     3.1. Conversion of FSSB Common Stock; Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of Farmers, FSSB or the holders of any of the shares of FSSB Common Stock, the Merger shall be effected in accordance with the following terms:

          (a) Each share of Farmers Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

          (b) All shares of FSSB Common Stock held in the treasury of FSSB and each share of FSSB Common Stock owned by IBT or any direct or indirect wholly owned subsidiary of IBT or of FSSB immediately prior to the Effective Time, shall cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

          (c) Except as set forth above, each share of FSSB Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive shares of IBT Common Stock and cash based on the Exchange Ratio (the "Merger Consideration").

          (d) Each outstanding share of FSSB Common Stock the holder of which has perfected his right to dissent under Michigan Banking Law and has not effectively withdrawn or lost such right as of the Effective Time (the "Dissenting Shares") shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by Michigan Banking Law. FSSB shall give Farmers prompt notice upon receipt by FSSB of any such demand for payment of the fair value of such shares of FSSB Common Stock and of withdrawals of such demands and any other instruments provided pursuant to applicable law (any shareholder duly making such demand being hereinafter called a "Dissenting Shareholder"), and Farmers shall have the right to participate in all negotiations and proceedings with respect to any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under Michigan Banking Law. Any payments made with respect to Dissenting Shares shall be made by the Surviving Corporation.

          (e) If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to payment as a Dissenting Shareholder at or prior to the Effective Time, such holder's shares of FSSB Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement.

          (f) At the Effective Time, shares of FSSB Common Stock shall automatically be canceled and shall no longer be outstanding, and shall be converted into the right to receive the Merger Consideration.

          (g) Notwithstanding anything to the contrary contained herein, no certificates or script representing fractional shares of IBT Common Stock shall be issued upon the surrender and exchange of Certificates, no dividend or distribution with respect to IBT Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of IBT. In lieu of the issuance of any such fractional share, Farmers shall pay to each former holder of FSSB Common Stock who otherwise would be entitled to receive a fractional share of IBT Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) $42.00. For purposes of determining any fractional share interest, all shares of FSSB Common Stock owned by a FSSB shareholder shall be combined so as to calculate the maximum number of whole shares of IBT Common Stock issuable to such FSSB Shareholder.

          (h) In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of IBT Common Stock and/or FSSB Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or exchanged or converted into shares or securities of another corporation, then an appropriate, equitable and proportionate adjustment shall be made to the Exchange Ratio.

     3.2.  Procedures for Exchange of FSSB Common Stock.

     (a) IBT to Make Merger Consideration Available. No later than the Closing Date, IBT shall deposit, or shall cause to be deposited, in an account with the Exchange Agent for the benefit of the holders of FSSB Common Stock, for exchange in accordance with this Section 3.2, certificates representing the shares of IBT Common Stock and an aggregate amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article III (such cash and certificates for shares of IBT Common Stock, together with any dividends or distributions with respect thereto (without any interest thereon) being hereinafter referred to as the "Exchange Fund").

     (b) Exchange of Certificates. IBT shall take any steps necessary to cause the Exchange Agent, within five (5) business days after the Effective Time, to mail to each holder of a Certificate or Certificates, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. The letter of transmittal shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefore the Merger Consideration to which such holder of FSSB Common Stock shall have become entitled pursuant to Section 3.1(c) and 3.1(g) hereof, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash payable hereunder or any unpaid dividends and distributions, if any, payable to holders of Certificates.

     (c) Rights of Certificate Holders After the Effective Time. After the Effective Time, the holders of the Certificates shall have no rights (excluding dissenter's rights of those shareholders properly exercising dissenter's rights) with respect to the shares of FSSB Common Stock formerly represented by those Certificates except to surrender those Certificates in exchange for the Merger Consideration as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to IBT Common Stock or interest with respect to cash that is part of the Exchange Fund shall be paid to the holder of any Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.2. After the surrender of a Certificate in accordance with this Section 3.2, the record holder thereof shall be entitled to receive any dividends or other distributions, without any interest thereon, that become payable after the Effective Time with respect to the shares of IBT Common Stock that are part of the Merger Consideration for the shares of FSSB Common Stock represented by the surrendered Certificate.

     (d) Surrender by Persons Other than Record Holders. If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (e) Closing of Transfer Books. From and after the Effective Time, there shall be no transfers on the stock transfer books of FSSB of the FSSB Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.2. Certificates surrendered for exchange by any person constituting an "Affiliate" of FSSB for purposes of Rule 145 under the

Securities Act shall not be exchanged until Farmers has received a written agreement from such person as provided in Section 8.4.

     (f) Return of Exchange Fund. At any time following the twelve (12) month period after the Effective Time, IBT shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund which has been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to IBT (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither IBT nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

     (g) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by IBT, the posting by such person of a bond in such amount as IBT may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration deliverable in respect thereof.

     (h) Withholding. IBT or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of FSSB Common Stock such amounts as IBT (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. Federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by IBT or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the FSSB Common Stock in respect of whom such deduction and withholding were made and shall be delivered to the applicable taxing authorities.

     3.3. Reservation of Shares. IBT shall reserve for issuance a sufficient number of shares of IBT Common Stock for the purpose of issuing such shares to FSSB shareholders in accordance with this Article III.

              ARTICLE IV -- REPRESENTATIONS AND WARRANTIES OF FSSB

     4.1. Representations and Warranties of FSSB. FSSB represents and warrants to Farmers that the statements contained in this Article IV are correct as of the date of this Agreement, except as set forth in the FSSB Disclosure Schedule delivered by FSSB to Farmers on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date. FSSB has made a good faith effort to ensure that the disclosure on each schedule of the FSSB Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the FSSB Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably apparent that such item applies to such other schedule.

     (a) Organization, Standing and Power.

          (i) FSSB is a Michigan chartered commercial bank duly organized, validly existing and in good standing under the laws of the State of Michigan. FSSB has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The deposits of FSSB are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by FSSB when due.

          (ii) FSSB Disclosure Schedule 4.1(a)(ii) sets forth each FSSB Subsidiary. Each FSSB Subsidiary is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

          (iii) The respective minute books of FSSB and each FSSB Subsidiary accurately records, in all material respects, all material corporate actions of the respective shareholders and boards of directors (including committees) since January 1, 2003.

          (iv) Prior to the date of this Agreement, FSSB has made available to Farmers or a Farmers Entity, true and correct copies of the articles of incorporation or charter and bylaws of FSSB and each FSSB Subsidiary. FSSB Disclosure Schedule 4.1(a)(iv) sets forth any and all current noncompliance with FSSB's charter and bylaws. Such noncompliance has not, and will not have, a Material Adverse Effect on FSSB.

     (b) Capital Structure.

          (i) The authorized capital stock of FSSB consists of 262,500 shares of FSSB Common Stock, of which 262,500 shares are outstanding, validly issued, fully paid and nonassessable (except for assessments by the Bureau pursuant to Section 3807 of the Michigan Banking Code of 1999) and free of preemptive rights. There are no shares of FSSB Common Stock held by FSSB as treasury stock. FSSB has no outstanding options, warrants or other rights which are convertible into shares of FSSB Common Stock, except as disclosed on FSSB Disclosure Schedule 4.1(b)(i). Neither FSSB nor any FSSB Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of FSSB Common Stock, or any other security of FSSB or any securities representing the right to vote, purchase or otherwise receive any shares of FSSB Common Stock or any other security of FSSB, other than shares issuable under the FSSB Stock Benefit Plans. FSSB Disclosure Schedule 4.1(b)(i) sets forth: the name of each holder of an award granted under any FSSB Stock Benefit Plan, identifying the nature, number of shares, grant and vesting dates of the award.

          (ii) Except for the FSSB Subsidiaries and as set forth in FSSB Disclosure Schedule 4.1(b)(ii), FSSB does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolios of FSSB or any FSSB Subsidiary, equity interests held by FSSB in a fiduciary capacity, and equity interests held in connection with the lending activities of FSSB. FSSB owns each of its outstanding shares of capital stock of each FSSB Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

          (iii) To FSSB's Knowledge, except as set forth on FSSB Disclosure
     Schedule 4.1(b)(iii), no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of FSSB Common Stock.

          (iv) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which FSSB's shareholders may vote has been issued by FSSB and are outstanding.

     (c) Authority.

          (i) FSSB has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals described in Section 8.3 and the approval of this Agreement by FSSB's shareholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by FSSB and the completion by FSSB of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of FSSB. This Agreement has been duly and validly executed and delivered by FSSB, and subject to approval by the shareholders of FSSB and receipt of the Regulatory Approvals, constitutes the valid and binding obligation of FSSB, enforceable against FSSB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity.

          (ii) (A) The execution and delivery of this Agreement by FSSB, (B) subject to receipt of Regulatory Approvals, and FSSB's and Farmers' compliance with any conditions contained therein, and subject to the receipt of the approval of the shareholders of FSSB, the consummation of the transactions contemplated hereby, and (C) compliance by FSSB with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of FSSB or any FSSB Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FSSB or any FSSB Subsidiary or any of their respective properties or assets; or
     (iii) except as set forth in

     FSSB Disclosure Schedule 4.1(c)(ii), violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of FSSB or any FSSB Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which FSSB or any FSSB Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on FSSB and the FSSB Subsidiaries taken as a whole.

     (d) Information Supplied. None of the information supplied or to be supplied by FSSB or any FSSB Subsidiary for inclusion or incorporation by reference in (i) the Registration Statement on Form S-4 to be filed with the SEC by IBT in connection with the issuance of shares of IBT Common Stock in the Merger (including the Proxy Statement and prospectus constituting a part thereof, the "S-4") will, at the time the S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement -- Prospectus and any amendment or supplement thereto will, at the date of mailing to FSSB shareholders and at the time of the meeting of shareholders of FSSB to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Proxy
Statement -- Prospectus (except for such portions thereof that relate only to IBT) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, and the S-4 (except for such portions thereof that relate only to IBT) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

     (e) Consents.  Except for the Regulatory Approvals referred to in Section
8.3 hereof and consents set forth in FSSB Disclosure Schedule 4.1(e) and compliance with any conditions contained therein, and the approval of this Agreement by the requisite vote of the shareholders of FSSB, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to FSSB's Knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with the execution and delivery of this Agreement by FSSB, and the completion by FSSB of the Merger. To FSSB's knowledge, (i) it has not received notice as of the date hereof that any Bank Regulator intends to disapprove or object to the completion of the transactions contemplated by this Agreement, and (ii) there is no reason to expect that all Regulatory Approvals required for the consummation of the transactions contemplated by this Agreement will not be received.

     (f) Financial Statements.

          (i) FSSB has previously made available to Farmers or a Farmers Entity the FSSB Financial Statements. Except as disclosed in FSSB Disclosure
     Schedule 4.1(f)(i), the FSSB Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject to the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of FSSB and the FSSB Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto.

          (ii) Except as disclosed in FSSB Disclosure Schedule 4.1(f)(ii), at the date of each balance sheet included in the FSSB Financial Statements, FSSB did not have any liability, obligation or loss contingency of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such FSSB Financial Statements or in the footnotes thereto which were not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which were not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

     (g) Taxes. Except as set forth in FSSB Disclosure Schedule 4.1(g), FSSB and the FSSB Subsidiaries that are at least 80% owned by FSSB are members of the same Affiliated group within the meaning of Code Section 1504(a) and (A) FSSB has duly filed all federal, state and material local tax returns required to be filed by or with respect to FSSB and each Significant Subsidiary of FSSB on or prior to the Closing Date, taking into account any extensions (all such returns, to FSSB's Knowledge, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from FSSB and any Significant Subsidiary of FSSB by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined, (B) as of the date of this Agreement, FSSB has received no written notice of, and to FSSB's Knowledge there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of FSSB or any of its Significant Subsidiaries, and no claim has been made by any authority in a jurisdiction where FSSB or any of its Significant Subsidiaries do not file tax returns that FSSB or any such Significant Subsidiary is subject to taxation in that jurisdiction and (C) FSSB and its Significant Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. FSSB and each of its Significant Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and FSSB and each of its Significant Subsidiaries, to FSSB's Knowledge, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

     (h) No Material Adverse Effect.  Except as disclosed in FSSB Disclosure
Schedule 4.1(h), FSSB and the FSSB Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect since December 31, 2004, and, to FSSB's Knowledge, no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on FSSB and the FSSB Subsidiaries, taken as a whole.

     (i) Material Contracts; Leases; Defaults.

          (i) Except as set forth in FSSB Disclosure Schedule 4.1(i)(i), neither FSSB nor any FSSB Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract with any past or present officer, director or employee of FSSB or any FSSB Subsidiary, except for "at will" arrangements; (ii) any plan or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of FSSB or any FSSB Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of FSSB or any FSSB Subsidiary; (iv) any agreement (other than this Agreement) which by its terms limits the payment of dividends by FSSB or any FSSB Subsidiary; (v) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which FSSB or any FSSB Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, bankers' acceptances, and "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Farmers or any Farmers Entity; (vi) any other agreement, written or oral, that obligates FSSB or any FSSB Subsidiary for the payment of more than $50,000 annually; or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by FSSB or any FSSB Subsidiary (it being understood that any non-compete or similar provision shall be deemed material).

          (ii) Each real estate lease that will require the consent of the lessor or its agent or the assignment to Surviving Corporation as a result of the Merger by virtue of the terms of any such lease, is listed in FSSB Disclosure Schedule 4.1(i)(ii) identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge, neither FSSB nor any FSSB Subsidiary is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

          (iii) True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.1(i)(i) and 4.1(i)(ii) have been made available to Farmers or its Affiliates on or before the date hereof, are listed on FSSB Disclosure Schedule 4.1(i)(i) and 4.1(i)(ii) and are in full force and effect on the date hereof. Except as set forth in FSSB Disclosure Schedule 4.1(i)(iii), no plan, contract, employment agreement, termination agreement, or similar agreement or arrangement to which FSSB or any FSSB Subsidiary is a party or under which FSSB or any FSSB Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. Except as set forth in FSSB Disclosure Schedule 4.1(i)(iii), no such agreement, plan, contract, or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of FSSB or any FSSB Subsidiary; or (y) requires FSSB or any FSSB Subsidiary to provide a benefit in the form of FSSB Common Stock or determined by reference to the value of FSSB Common Stock. FSSB Disclosure Schedule 4.1(i)(iii) sets forth an analysis of FSSB Pension Plan liability including the amounts that are funded and unfunded.

     (j) Ownership of Property; Insurance Coverage.

          (i) FSSB and each FSSB Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by FSSB or each FSSB Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheet contained in the most recent FSSB Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheet), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities or any transaction by FSSB acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. FSSB and the FSSB Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by FSSB and the FSSB Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the FSSB Financial Statements.

          (ii) FSSB and each Significant Subsidiary of FSSB currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither FSSB nor any Significant Subsidiary of FSSB has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices of material claims have been given by FSSB or any Significant Subsidiary of FSSB under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three (3) years FSSB and each Significant Subsidiary of FSSB has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. FSSB Disclosure Schedule 4.1(j) (ii) identifies all policies of insurance maintained by FSSB and each Significant Subsidiary of FSSB.

     (k) Legal Proceedings. Except as set forth in FSSB Disclosure Schedule 4.1(k), neither FSSB nor any FSSB Subsidiary is a party to any, and there are no pending or, to FSSB's Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against FSSB or any FSSB Subsidiary, (ii) to which FSSB or any FSSB Subsidiary's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of FSSB to perform under this Agreement, except for any proceeding, claim, action, investigation or inquiry referred to in clauses (i) and (ii) which, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

     (l) Compliance With Applicable Law.

          (i) Except as set forth in FSSB Disclosure Schedule 4.1(l)(i), to FSSB's Knowledge, each of FSSB and each FSSB Subsidiary is in compliance in all material respects with all applicable federal, state, and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977 ("CRA"), the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices and neither FSSB nor any FSSB Subsidiary has received any written notice to the contrary.

          (ii) Each of FSSB and each FSSB Subsidiary has all material permits, licenses, authorizations orders and approvals of, and has made all filings, applications and registrations with, all Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of FSSB, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the approvals set forth in Section 8.3.

          (iii) Except as set forth in FSSB Disclosure Schedule 4.1(l)(iii) for the period beginning January 1, 2003, neither FSSB nor any FSSB Subsidiary has received any written notification or, to FSSB's Knowledge, any other communication from any Bank Regulator (i) asserting that FSSB or any FSSB Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to FSSB or any FSSB Subsidiary; (iii) requiring or threatening to require FSSB or any FSSB Subsidiary, or indicating that FSSB or any FSSB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of FSSB or any FSSB Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any material manner the operations of FSSB or any FSSB Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Except as set forth in FSSB Disclosure Schedule 4.1(l)(iii), neither FSSB nor any FSSB Subsidiary has consented to or entered into any Regulatory Agreement that is currently in effect. Any such Regulatory Agreement and all correspondence relating thereto is set forth in FSSB Disclosure Schedule 4.1(l)(iii). The most recent regulatory rating given to FSSB as to compliance with the CRA is "Satisfactory" or better.

     (m) Employee Benefit Plans.

          (i) FSSB Disclosure Schedule 4.1(m)(i) includes a descriptive list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans, fringe benefit plans, employment, severance and change in control agreements and all other material benefit practices, policies and arrangements maintained by FSSB or any FSSB Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of FSSB or any FSSB Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the "Compensation and Benefit Plans"). Except as set forth in FSSB Disclosure Schedule 4.1(m)(i), neither FSSB nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to materially modify, change or renew any existing Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof. FSSB has made available to Farmers or a Farmers Entity true and correct copies of the Compensation and Benefit Plans. There are no outstanding unvested or unexercised awards under any FSSB benefit plans and there are no awards available for issuance under any such plan.

          (ii) Except as disclosed in FSSB Disclosure Schedule 4.1(m)(ii), each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under
     Section 401(a) of the Code has received a favorable determination letter from the IRS, and FSSB is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of FSSB, threatened action, suit or claim relating to any of the Compensation and Benefit Plans (other than routine claims for benefits). Neither FSSB nor any FSSB Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject FSSB or any FSSB Subsidiary to an unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

          (iii) Except as set forth in FSSB Disclosure Schedule 4.1(m)(iii), no liability, other than PBGC premiums arising in the ordinary course of business, has been or is expected by FSSB or any of its Subsidiaries to be incurred with respect to any FSSB Compensation and Benefit Plan which is a defined benefit plan subject to Title IV of ERISA ("FSSB Defined Benefit Plan"), or with respect to any "single-employer plan" (as defined in
     Section 4001(a) of ERISA) currently or formerly maintained by FSSB or any entity which is considered one employer with FSSB under Section 4001(b)(1) of ERISA or Section 414 of the Code (an "ERISA Affiliate") (such plan hereinafter referred to as an "ERISA Affiliate Plan"). To the Knowledge of FSSB and any FSSB Subsidiary, except as set forth in FSSB Disclosure
     Schedule 4.1(m)(iii), no FSSB Defined Benefit Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof. Except as set forth in FSSB Disclosure Schedule 4.1(m)(iii), the fair market value of the assets of each FSSB Defined Benefit Plan exceeds the present value of the benefits guaranteed under
     Section 4022 of ERISA under such FSSB Defined Benefit Plan as of the end of the most recent plan year with respect to the respective FSSB Defined Benefit Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such FSSB Defined Benefit Plan as of the date hereof; and no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any FSSB Defined Benefit Plan within the 12-month period ending on the date hereof. Except as set forth in FSSB Disclosure Schedule 4.1(m)(iii), neither FSSB nor any of its Subsidiaries has provided, or is required to provide, security to any FSSB Defined Benefit Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code or has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA. To the Knowledge of FSSB, and except as set forth in FSSB Disclosure Schedule 4.1(m)(iii), there is no pending investigation or enforcement action by any Bank Regulator with respect to any Compensation and Benefit Plan or any ERISA Affiliate Plan.

          (iv) With respect to any FSSB Defined Benefit Plan that is a "multi-employer plan" as such term is defined in Section 3(37) of ERISA, covering employees of FSSB or any ERISA Affiliate, (i) neither FSSB nor any ERISA Affiliate has made or suffered a "complete withdrawal" or "partial withdrawal," as such terms are respectively defined in Sections 4203 and 4205 of ERISA, (ii) no event has occurred, and no circumstances exist, that alone or with the passage of time present a material risk of a complete or partial withdrawal, and (iii) neither FSSB or any ERISA Affiliate has any contingent liability under Section 4204 of ERISA and no circumstances exist that present a material risk that any such plan will go into reorganization. FSSB Disclosure Schedule 4.1(m)(iv) lists FSSB's best estimate of the amount of withdrawal liability that would be incurred if FSSB and each ERISA Affiliate were to make a complete withdrawal from such plan as of the Effective Time and also states the aggregate withdrawal liability of FSSB and the ERISA Affiliate. There are no "unfunded vested benefits" (within the meaning of Section 4211 of ERISA) as of the end of the most recently completed plan year and as of the date of this Agreement.

          (v) All material contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements to which FSSB or any FSSB Subsidiary is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on FSSB's consolidated financial statements to the extent required by GAAP. FSSB or its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

          (vi) Neither FSSB nor any FSSB Subsidiary has any obligations to provide retiree health, life insurance, disability insurance, or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. Except as set forth in FSSB Disclosure Schedule 4.1(m)(vi), there has been no communication to employees by FSSB or any FSSB Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, disability insurance, or other retiree death benefits.

          (vii) Except as set forth in FSSB Disclosure Schedule 4.1(m)(vii), FSSB and its Subsidiaries do not maintain any Compensation and Benefit Plans covering employees who are not United States residents.

          (viii) Except as set forth in FSSB Disclosure Schedule 4.1(m)(viii), with respect to each Compensation and Benefit Plan, if applicable, FSSB has provided or made available to Farmers or a Farmers Entity copies of the:
     (A) trust instruments and insurance contracts, (B) two (2) most recent Forms 5500 filed with the IRS, (C) two (2) most recent actuarial reports and financial statements; (D) most recent summary plan description, (E) most recent determination letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS within the last two years, and (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests), if applicable.

          (ix) Except as set forth in FSSB Disclosure Schedule 4.1(m)(ix), the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

          (x) Neither FSSB nor any FSSB Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

          (xi) To the Knowledge of FSSB, the consummation of the Merger will not, directly or indirectly (including without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time), entitle any current or former employee, director or independent contractor of FSSB or any FSSB Subsidiary to any actual or deemed payment (or benefit) which could constitute a "parachute payment" (as such term is defined in Section 280G of the Code).

          (xii) There are no stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the Compensation and Benefit Plans or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof.

     (n) Brokers, Finders and Financial Advisors. Except as set forth in FSSB Disclosure Schedule 4.1(n), neither FSSB nor any FSSB Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor other than Austin Associates, LLC in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person other than Austin Associates, LLC in connection with the transactions contemplated by this Agreement.

     (o) Environmental Matters.

          (i) Except as may be set forth in FSSB Disclosure Schedule 4.1(o) and any Phase I Environmental Report identified therein, with respect to FSSB and each FSSB Subsidiary:

               (A) Each of FSSB and the FSSB Subsidiaries and, to FSSB's Knowledge, the Participation Facilities and Loan Properties are, and have been, in substantial compliance with, and are not liable under, any Environmental Laws;

               (B) FSSB has received no written notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to FSSB's Knowledge, no such action is threatened, before any court, governmental agency or other forum against it or any of the FSSB Subsidiaries or any Participation Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by it or any of the FSSB Subsidiaries or any Participation Facility;

               (C) FSSB has received no notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to FSSB's Knowledge no such action is threatened, before any court, governmental agency or other forum relating to or against any Loan Property (or FSSB or any of the FSSB Subsidiaries in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by a Loan Property;

               (D) To FSSB's Knowledge, the properties currently owned or operated by FSSB or any FSSB Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than as permitted under applicable Environmental Law;

               (E) neither FSSB nor any FSSB Subsidiary has received any written notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

               (F) To FSSB's Knowledge, there are no underground storage tanks on, in or under any properties owned or operated by FSSB or any of the FSSB Subsidiaries or any Participation Facility, and to FSSB's Knowledge, no underground storage tanks have been closed or removed from any properties owned or operated by FSSB or any of the FSSB Subsidiaries or any Participation Facility; and

               (G) To FSSB's Knowledge, during the period of (s) FSSB's or any of the FSSB Subsidiaries' ownership or operation of any of their respective current properties or (t) FSSB's or any of the FSSB Subsidiaries' participation in the management of any Participation Facility, there has been no contamination by or release of Materials of Environmental Concerns in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws. To FSSB's Knowledge, prior to the period of (x) FSSB's or any of the FSSB Subsidiaries' ownership or operation of any of their respective current properties or (y) FSSB's or any of the FSSB Subsidiaries' participation in the management of any Participation Facility, there was no contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws.

          (ii) "Loan Property" means any property in which the applicable party (or a Subsidiary of it) holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property. "Participation Facility" means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

     (p) Loan Portfolio.

          (i) To FSSB's Knowledge, the allowance for loan losses reflected in the notes to FSSB's audited consolidated statement of financial condition at December 31, 2004 was, and the allowance for loan losses shown in the notes to the FSSB's unaudited consolidated financial statements for periods ending after December 31, 2004 were, or will be, adequate, as of the dates thereof, under GAAP.

          (ii) FSSB Disclosure Schedule 4.1(p)(ii) sets forth a listing, as of the most recently available date, by account, of: (A) each borrower, customer or other party which has notified FSSB or any FSSB Subsidiary during the past twelve months of, or has asserted against FSSB or any FSSB Subsidiary, in each case in writing, any "lender liability" or similar claim, and, to the Knowledge of FSSB, each borrower, customer or other party which has given FSSB or any FSSB Subsidiary any oral notification of, or orally asserted to or against FSSB or any FSSB Subsidiary, any such claim; and (B) all loans, (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of the date of this Agreement are classified as "Other Loans Specifically Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Watch list" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (4) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, or (5) where a specific reserve allocation exists in connection therewith; and (C) all other assets classified by FSSB or any FSSB Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

          (iii) All loans receivable (including discounts) and accrued interest entered on the books of FSSB and the FSSB Subsidiaries arose out of bona fide arm's-length transactions, were made for good and valuable consideration in the ordinary course of FSSB's or the appropriate FSSB Subsidiary's respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be, except as set forth in FSSB Disclosure Schedule 4.1(p)(iii). To the Knowledge of FSSB, the loans, discounts and the accrued interest reflected on the books of FSSB and the FSSB Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity. Except as set forth in FSSB Disclosure Schedule 4.1(p)(iii), all such loans are owned by FSSB or the appropriate FSSB Subsidiary free and clear of any liens.

          (iv) The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

     (q) Related Party Transactions.  Except as set forth in FSSB Disclosure
Schedule 4.1(q), neither FSSB nor any FSSB Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of FSSB or any FSSB Subsidiary. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectibility or present other unfavorable features. No loan or credit accommodation to any Affiliate of FSSB or any FSSB Subsidiary is presently in default or, during the three (3) year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended except for rate or other modifications pursuant to FSSB's loan modification policy that is applicable to all Persons. Neither FSSB nor any FSSB Subsidiary has been notified that principal and interest with respect to any such loan or other accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by FSSB is inappropriate.

     (r) Deposits. Except as disclosed in FSSB Disclosure Schedule 4.1(f), none of the deposits of FSSB is a "brokered deposit" as defined in 12 C.F.R. Section 337.6(a)(2).

     (s) Required Vote. The affirmative vote of not less than 2/3rds of the issued and outstanding shares of FSSB Common Stock is required to approve this Agreement and the Merger under FSSB's Articles of Incorporation and Michigan law.

     (t) Intellectual Property. FSSB and each Significant Subsidiary of FSSB owns or, to FSSB's Knowledge, possesses valid and binding licenses and other rights to use all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in their business, each without payment, and neither FSSB nor any Significant Subsidiary of FSSB has received any notice of conflict with respect thereto that asserts the rights of others. FSSB and each Significant Subsidiary of FSSB have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing.

     (u) Administration of Trust Accounts. FSSB and each FSSB Subsidiary has properly administered in all material respects and which could reasonably be excepted to be material to the financial condition of FSSB and the FSSB Subsidiaries taken as a whole, all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulations and common law. To the Knowledge of FSSB, neither FSSB, any FSSB Subsidiary, nor any director, officer or employee of FSSB or any FSSB Subsidiary has committed any breach of trust with respect to any such fiduciary account which is material to or could reasonably be expected to be material to the financial condition of FSSB and the FSSB Subsidiaries taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

             ARTICLE V -- REPRESENTATIONS AND WARRANTIES OF FARMERS

     5.1. Representations and Warranties of Farmers. Farmers and IBT represent and warrant to FSSB that the statements contained in this Article V are correct as of the date of this Agreement, except as set forth in the Farmers Entity Disclosure Schedule delivered by Farmers and IBT to FSSB on the date hereof. Farmers and IBT have made a good faith effort to ensure that the disclosure on each schedule of the Farmers Entity Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the Farmers Entity Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably apparent that such item applies to such other schedule.

     (a) Organization, Standing and Power.

          (i) IBT is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan, and is duly registered as a financial services holding company under the Bank Holding Company Act of 1956, as amended. IBT has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

          (ii) Isabella Bank and Trust is a state chartered bank duly organized, validly existing and in good standing under the laws of the State of Michigan. The deposits of Isabella Bank and Trust are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

          (iii) Farmers is a state chartered bank duly organized, validly existing and in good standing under the laws of the State of Michigan. The deposits of Farmers are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

          (iv) Farmers Entity Disclosure Schedule 5.1(a)(iv) sets forth each IBT Subsidiary. Each IBT Subsidiary (other than Isabella Bank and Trust and Farmers) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

     (b) Capital Structure.

          (i) The authorized capital stock of IBT consists of 10,000,000 shares of IBT Common Stock, of which 4,949,515 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights. Neither IBT nor any IBT Entity has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of IBT Common Stock, or any other security of IBT or any securities representing the right to vote, purchase or otherwise receive any shares of IBT Common Stock or any other security of IBT, other than shares issuable under the IBT Stock Benefit Plans.

          (ii) IBT owns all the outstanding shares of the capital stock of Isabella Bank and Trust and of Farmers. Either IBT, Isabella Bank and Trust or Farmers owns all the outstanding shares of the capital stock or all the equity interest of each IBT Subsidiary.

          (iii) Except as set forth in Farmers Entity Disclosure Schedule 5.1(b)(iii), or as is set forth in the IBT proxy statement, to the Knowledge of IBT or Farmers, no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of IBT Common Stock.

          (iv) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which IBT's shareholders may vote has been issued by IBT and are outstanding.

     (c) Authority.

          (i) Farmers and IBT each have full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the required Regulatory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Farmers and IBT and the completion by Farmers and IBT of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by each of the Board of Directors of Farmers and IBT, and no other corporate proceedings on the part of Farmers or IBT are necessary to complete the transactions contemplated hereby, up to and including the Merger. This Agreement has been duly and validly executed and delivered by Farmers and IBT, and subject to the receipt of the Regulatory Approvals described in
     Section 8.3 hereof constitutes the valid and binding obligations of Farmers and IBT enforceable against Farmers and IBT in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity.

          (ii) (A) The execution and delivery of this Agreement by Farmers and IBT, (B) subject to receipt of the Regulatory Approvals, and FSSB's and Farmers' compliance with any conditions contained therein, and subject to the receipt of the approval of the shareholders of FSSB, the consummation of the transactions contemplated hereby, and (C) compliance by Farmers and IBT with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of Farmers or any Farmers Entity; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Farmers or any Farmers Entity or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Farmers or any Farmers Entity under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Farmers and the Farmers Entities taken as a whole.

     (d) Consents.  Except for the Regulatory Approvals referred to in Section
8.3 hereof and compliance with any conditions contained therein, and the approval of this Agreement by the requisite vote of the shareholders of FSSB, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of Farmers and IBT, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with the execution and delivery of this Agreement by Farmers or IBT and the completion by Farmers and IBT of the Merger. To Farmers' and IBT's knowledge, (i) they have not received notice as of the date hereof that any Bank Regulator intends to disapprove or object to the completion of the transactions contemplated by this Agreement, and (ii) there is no reason to expect that all Regulatory Approvals required for the consummation of the transactions contemplated by this Agreement will not be received.

     (e) Financial Statements.

          (i) Farmers or a Farmers Entity has previously made available to FSSB the IBT Financial Statements. The IBT Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of Farmers and the Farmers Entities on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

          (ii) At the date of each balance sheet included in the IBT Financial Statements, neither Farmers nor any Farmers Entity had any liability, obligation or loss contingency of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such IBT Financial Statements or in the footnotes thereto which were not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which were not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

     (f) Taxes. Farmers, IBT and the IBT Subsidiaries that are at least 80 percent owned by IBT are members of the same Affiliated group within the meaning of Code Section 1504(a). IBT has duly filed all federal, state and material local tax returns required to be filed by or with respect to Farmers and each Farmers Entity on or prior to the Closing Date, taking into account any extensions (all such returns, to the Knowledge of Farmers, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from Farmers, IBT and any Significant Subsidiary of IBT by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. As of the date of this Agreement, neither Farmers nor any Farmers Entity has received notice of, and to the Knowledge of Farmers, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Farmers, IBT or any of its Significant Subsidiaries, and no claim has been made by any authority in a jurisdiction where Farmers, IBT or any of its Significant Subsidiaries do not file tax returns that Farmers, IBT or any such Significant Subsidiary is subject to taxation in that jurisdiction. Except as set forth in Farmers Entity Disclosure Schedule 5.1(f), Farmers, IBT and its Significant Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Farmers, IBT and each of its Significant Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and Farmers, IBT and each of its Significant Subsidiaries, to the Knowledge of Farmers, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

     (g) No Material Adverse Effect. Except as disclosed in IBT's Securities Documents filed on or prior to the date hereof, Farmers and the Farmers Entities, taken as a whole, have not suffered any Material Adverse Effect since December 31, 2004 and to Farmers' Knowledge, no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Farmers and the Farmers Entities, taken as a whole.

     (h) Ownership of Property; Insurance Coverage.

          (i) Farmers and each Farmers Entity has good and, as to real property, marketable title to all material assets and properties owned by Farmers or any Farmers Entity in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheet contained in the most recent IBT Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheet), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities or any transaction by Farmers or IBT acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. Farmers and each Farmers Entity, as lessee, have the right under valid and existing leases of real and personal properties used by Farmers and each Farmers Entity in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the IBT Financial Statements.

          (ii) Farmers and each Farmers Entity currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither Farmers nor any Farmers Entity has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices of material claims have been given by Farmers, or any Farmers Entity under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three (3) years Farmers and each Farmers Entity has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. Farmers Entity Disclosure Schedule 5.1(h) (ii) identifies all policies of insurance maintained by Farmers and each Farmers Entity.

     (i) Legal Proceedings.  Except as disclosed in Farmers Entity Disclosure
Schedule 5.1(i), neither Farmers nor any Farmers Entity is a party to any, and there are no pending or, to Farmers' and IBT's Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature
(i) against Farmers or any Farmers Entity, (ii) to which Farmers or any Farmers Entity's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Farmers or any Farmers Entity to perform under this Agreement, except for any proceeding, claim, action, investigation or inquiry referred to in clauses (i) and (ii) which, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

     (j) Compliance with Applicable Law.

          (i) To the Knowledge of Farmers and IBT, each of Farmers and each Farmers Entity is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices and neither Farmers nor any Farmers Entity has received any written notice to the contrary.

          (ii) Each of Farmers and each Farmers Entity has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of Farmers, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the approvals set forth in Section 8.3.

          (iii) For the period beginning January 1, 2003, neither Farmers nor any Farmers Entity has received any written notification or, to the Knowledge of Farmers, any other communication from any Bank Regulator

     (i) asserting that Farmers or any Farmers Entity is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Farmers or any Farmers Entity; (iii) requiring or threatening to require Farmers or any Farmers Entity, or indicating that Farmers or any Farmers Entity may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Farmers or any Farmers Entity, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Farmers or any Farmers Entity, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither Farmers nor any Farmers Entity has consented to or entered into any currently effective Regulatory Agreement. The most recent regulatory ratings given to Isabella Bank and Trust and Farmers as to compliance with the CRA is satisfactory or better.

     (k) IBT Common Stock. The shares of IBT Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

     (l) Material Contracts; Leases, Defaults. Neither Farmers nor any Farmers Entity is a party to or subject to: (i) any collective bargaining agreement with any labor union relating to employees of Farmers or any Farmers Entity; nor (ii) any agreement which by its terms limits the payment of dividends by Farmers or any Farmers Entity.

     (m) Securities Documents. IBT has made available to FSSB copies of its (i) annual reports on Form 10-K for the years ended December 31, 2004, 2003 and 2002, (ii) quarterly reports on Form 10-Q for the quarters ended March 31, 2005, June 30 2005 and September 30, 2005, and (iii) proxy materials used or for use in connection with its meetings of shareholders held in 2005, 2004 and 2003. Such reports and proxy materials complied, at the time filed with the SEC, in all material respects, with the Securities Laws.

     (n) Reorganization. Farmers and IBT have no knowledge of any reason why the Merger would fail to qualify as a reorganization under Section 368(a) of the Code.

     (o) Information Supplied. None of the information supplied or to be supplied by Farmers or any Farmers Entity for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to FSSB shareholders and at the time of the meeting of shareholders of FSSB to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Proxy Statement (except for such portions thereof that relate only to FSSB) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, and the S-4 (except for such portions thereof that relate only to FSSB) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

     (p) Required Vote. Only the vote of the sole stockholder of Farmers is required by law, by Farmer's Articles of Incorporation or Bylaws, or otherwise to approve this Agreement and the Merger on behalf of the Farmers Entities.

     (q) Merger Consideration. As of the Closing Date and subject to Article IX, IBT will have cash and authorized shares of IBT Common Stock in the aggregate amount of the Merger Consideration available for deposit with the Exchange Agent.

     (r) Pro Forma Capital Requirements. Farmers is, and on a pro forma basis giving effect for the transactions contemplated by this Agreement and any financing or capital injection contemplated by IBT, will be "adequately capitalized" as defined for purposes of the Federal Deposit Insurance Act and applicable regulations.

     (s) Brokers, Finders and Financial Advisors. Neither IBT, Farmers nor any Farmers Entity, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor other than Austin Associates, LLC in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person other than Austin Associates, LLC in connection with the transactions contemplated by this Agreement.

     (t) Employee Benefit Plans.

          (i) Except as disclosed in Farmers Entity Disclosure Schedule 5.1(t)(i), each bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans, fringe benefit plans, employment, severance and change in control agreements and all other material benefit practices, policies and arrangements maintained by Farmers or any Farmers Entity (the "Farmers Entity Plans") has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each Farmers Entity Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and Farmers is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of Farmers or IBT, threatened action, suit or claim relating to any of the Compensation and Benefit Plans (other than routine claims for benefits). Neither Farmers nor any Farmers Entity has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject Farmers or any Farmers Entity to an unpaid tax or penalty imposed by either
     Section 4975 of the Code or Section 502 of ERISA.

          (ii) Except as set forth in Farmers Entity Disclosure Schedule 5.1(t)(ii), no liability, other than PBGC premiums arising in the ordinary course of business, has been or is expected by Farmers or any Farmers Entity to be incurred with respect to any Farmers Entity Plan which is a defined benefit plan subject to Title IV of ERISA ("Farmers Entity Defined Benefit Plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a) of ERISA) currently or formerly maintained by Farmers, any Farmers Entity or any entity which is considered one employer with Farmers under Section 4001(b)(1) of ERISA or Section 414 of the Code (a "Farmers Entity ERISA Affiliate") (such plan hereinafter referred to as a "Farmers Entity ERISA Affiliate Plan"). To the Knowledge of Farmers and IBT, except as set forth in Farmers Entity Disclosure Schedule 5.1(t)(ii), no Farmers Entity Defined Benefit Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof. Except as set forth in Farmers Entity Disclosure Schedule 5.1(t)(ii), the fair market value of the assets of each Farmers Entity Defined Benefit Plan exceeds the present value of the benefits guaranteed under Section 4022 of ERISA under such Farmers Entity Defined Benefit Plan as of the end of the most recent plan year with respect to the respective Farmers Entity Defined Benefit Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Farmers Entity Defined Benefit Plan as of the date hereof; and no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Farmers Entity Defined Benefit Plan within the 12-month period ending on the date hereof. Except as set forth in Farmers Entity Disclosure Schedule 5.1(t)(ii), neither Farmers nor any Farmers Entity has provided, or is required to provide, security to any Farmers Entity Defined Benefit Plan or to any single-employer plan of a Farmers Entity ERISA Affiliate pursuant to Section 401(a)(29) of the Code or has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA. To the Knowledge of Farmers and IBT, and except as set forth in Farmers Entity Disclosure Schedule 5.1(t)(ii), there is no pending investigation or enforcement action by any Bank Regulator with respect to any Farmers Plan or any Farmers Entity ERISA Affiliate Plan.

          (iii) With respect to any Farmers Entity Defined Benefit Plan that is a "multi-employer plan" as such term is defined in Section 3(37) of ERISA, covering employees of Farmers, any Farmers Entity or any Farmers Entity ERISA Affiliate, (i) neither Farmers, any Farmers Entity, nor any Farmers Entity ERISA Affiliate has made or suffered a "complete withdrawal" or "partial withdrawal," as such terms are respectively defined in Sections 4203 and 4205 of ERISA, (ii) no event has occurred, and no circumstances exist, that alone or with the passage of time present a material risk of a complete or partial withdrawal, and (iii) neither Farmers, any Farmers Entity, or any Farmers Entity ERISA Affiliate has any contingent liability under Section 4204 of ERISA and no circumstances exist that present a material risk that any such plan will go into reorganization. Farmers Entity Disclosure Schedule 5.1(t)(iii) lists IBT's best estimate of the amount of withdrawal liability that would be incurred if Farmers, each Farmers Entity and each Farmers Entity ERISA Affiliate were to make a complete withdrawal from such plan as of the Effective Time and also states the aggregate withdrawal liability of Farmers, the Farmers Entities and the Farmers Entity ERISA Affiliates. There are no "unfunded vested benefits" (within the meaning of Section 4211 of ERISA) as of the end of the most recently completed plan year and as of the date of this Agreement.

          (iv) All material contributions required to be made under the terms of any Farmers Plan or Farmers Entity ERISA Affiliate Plan or any employee benefit arrangements to which Farmers or any Farmers Entity is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on IBT's consolidated financial statements to the extent required by GAAP. Farmers or any Farmers Entity have expensed and accrued as a liability the present value of future benefits under each applicable Farmers Entity Plan for financial reporting purposes as required by GAAP.

          (v) Neither Farmers nor any Farmers Entity has any obligations to provide retiree health, life insurance, disability insurance, or other retiree death benefits under any Farmers Entity Plan, other than benefits mandated by Section 4980B of the Code.

     (u) Loan Portfolio.

          (i) To IBT's Knowledge, the allowance for loan losses reflected in the notes to IBT's audited consolidated statement of financial condition at December 31, 2004 was, and the allowance for loan losses shown in the notes to the IBT's unaudited consolidated financial statements for periods ending after December 31, 2004 were, or will be, adequate, as of the dates thereof, under GAAP.

          (ii) Farmers Entity Disclosure Schedule 5.1(u) sets forth a listing, as of the most recently available date, by account, of all loans having a principal balance in excess of $750,000 (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of the date of this Agreement are classified as "Other Loans Specifically Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Watch list" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (4) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, or (5) where a specific reserve allocation exists in connection therewith.

          (iii) All loans receivable (including discounts) and accrued interest entered on the books of Farmers and the Farmers Entities arose out of bona fide arm's-length transactions, were made for good and valuable consideration in the ordinary course of Farmers' or the appropriate Farmers Entity's respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be, other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on Farmers or any of the Farmers Entities.



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

                         ARTICLE VI -- COVENANTS OF FSSB

     6.1.  Conduct of Business.

     (a) Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of Farmers, which consent will not be unreasonably withheld, conditioned or delayed, FSSB will, and will cause each FSSB Subsidiary to: operate its business only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would: (i) adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals, or (ii) adversely affect its ability to perform its covenants and agreements under this Agreement.

     (b) Negative Covenants. FSSB agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, set forth in FSSB Disclosure Schedule 6.1(b), or consented to by Farmers in writing (which consent shall not be unreasonably withheld, conditioned or delayed), it will not, and it will cause each of the FSSB Subsidiaries not to:

          (i) change or waive any provision of its Articles of Incorporation, Charter or Bylaws, except as required by law;

          (ii) change the number of authorized or issued shares of its capital stock, issue any shares of FSSB Common Stock that are held as "treasury shares" as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under any FSSB Stock Benefit Plan, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock other than dividends issued consistent with the past practice of FSSB, or redeem or otherwise acquire any shares of capital stock;

          (iii) enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business;

          (iv) make application for the opening or closing of any, or open or close any, branch or automated banking facility, except as required by any Bank Regulator;

          (v) except as agreed to or incurred prior to the date of this Merger Agreement, grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees except that FSSB may (A) authorize compensation increases including bonuses to officers in the ordinary course of business not to exceed $10,000 in the aggregate, after the execution of this Agreement through December 31, 2005, and (B) hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business;

          (vi) enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution or defined benefit plan other than regularly scheduled contributions consistent with past practice, without the prior consent of Farmers;

          (vii) merge or consolidate FSSB or any FSSB Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of FSSB or any FSSB Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between FSSB, or any FSSB Subsidiary, and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any FSSB Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

          (viii) sell or otherwise dispose of the capital stock of FSSB or sell or otherwise dispose of any asset of FSSB or of any FSSB Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB, subject any asset of FSSB or of any FSSB Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

          (ix) take any action which would result in any of the representations and warranties of FSSB set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in
     Article IX hereof not being satisfied, except in each case as may be required by applicable law;

          (x) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Bank Regulator responsible for regulating FSSB;

          (xi) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which FSSB or any FSSB Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

          (xii) purchase any equity securities, or purchase any security for its investment portfolio inconsistent with FSSB's or any FSSB Subsidiary's current investment policy;

          (xiii) except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on the FSSB Disclosure Schedule 6.1(b)(xiii), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) in an amount in excess of $500,000 for a commercial real estate loan, $250,000 for a construction loan, $250,000 for a commercial business loan, or in excess of $500,000 for a residential loan, except that if Farmers does not object within 24 hours after confirmation of receipt of notification from FSSB of an intent to originate a loan in excess of the amounts set forth in this paragraph, consent shall be deemed to have been given by Farmers. Notwithstanding Section 12.4, notice under this Section 6.1(b)(xiii) may also be provided by facsimile or electronic mail;

          (xiv) except as set forth on the FSSB Disclosure Schedule 6.1(b)(xiv), enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliates other than pursuant to FSSB's existing insider loan policy;

          (xv) enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest except in the ordinary course of business consistent with past practice;

          (xvi) except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

          (xvii) make any change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies in any material respect except as may be required by changes in applicable law or regulations, by a Bank Regulator, or in the discretion of the FSSB board of directors, consistent with prudent banking practice, in which case FSSB shall give prior notice to Farmers;

          (xviii) except for the execution of this Agreement, and the transactions contemplated herein, take any action that would give rise to an acceleration of the right to payment to any individual under any FSSB Compensation and Benefit Plan;

          (xix) except as set forth in FSSB Disclosure Schedule 6.1(b)(xix), make any capital expenditures in excess of $25,000 individually and in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

          (xx) except as set forth in FSSB Disclosure Schedule 6.1(b)(xx), purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies and other than the sale or disposal or worn, surplus or replaced equipment;

          (xxi) sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice) unless Farmers has been given prior written notice of any loan participation being sold;

          (xxii) undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of banking business;

          (xxiii) pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding in an amount exceeding $10,000; or

          (xxiv) agree to do any of the foregoing.

     6.2.  Current Information.

     (a) Subject to Section 12.1 hereof, during the period from the date of this Agreement to the Effective Time, FSSB will cause one or more of its representatives to confer with representatives of Farmers or a designated Farmers Entity and report the general status of its ongoing operations at such times as Farmers or a designated Farmers Entity may reasonably request. FSSB will promptly notify Farmers or a designated Farmers Entity of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving FSSB or any FSSB Subsidiary.

     (b) Subject to Section 12.1 hereof, FSSB shall provide Farmers or a designated Farmers Entity, within thirty (30) days after the end of each month, a written list of (i) nonperforming assets (the term "nonperforming assets" for purposes of this subsection, means loans that are "troubled debt restructuring" as defined in Statement of Financial Accounting Standards No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructuring,"), (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due as of the end of such month, and (v) impaired loans. On a monthly basis, FSSB shall provide Farmers or a designated Farmers Entity with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.

     (c) FSSB shall promptly inform Farmers or a designated Farmers Entity upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of FSSB or any FSSB Subsidiary under any labor or employment law.

     6.3. Access to Properties and Records. Subject to Section 12.1 hereof, FSSB shall permit Farmers or a designated Farmers Entity access upon reasonable notice to its properties and those of the FSSB Subsidiaries, and shall disclose and make available to Farmers or a designated Farmers Entity to the extent permitted by applicable law during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter FSSB reasonably determines should be treated as confidential or privileged) and shareholders' meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files (to the extent not resulting in waiver of attorney-client privilege), plans affecting employees, and any other business activities or prospects in which Farmers may have a reasonable interest. FSSB shall provide and shall request its auditors to provide Farmers or a designated Farmers Entity with such historical financial information regarding it (and related audit reports and consents) as Farmers or a designated Farmers Entity may request for securities disclosure purposes. FSSB and each FSSB Subsidiary shall permit, upon reasonable notice, Farmers or a designated Farmers Entity at its own expense to cause a "phase I environmental audit" and a

"phase II environmental audit" to be performed at any physical location owned or occupied by FSSB or any FSSB Subsidiary. Farmers shall indemnify and hold harmless FSSB for any claim, suit, liability, cost, expense or damages whatsoever arising out of or related to such environmental audits or any other inspection or due diligence activity conducted on FSSB's premises.

     6.4.  Financial and Other Statements.

     (a) Promptly upon receipt thereof, FSSB will furnish to Farmers copies of each annual, interim or special audit of the books of FSSB and the FSSB Subsidiaries made by its independent accountants and copies of all internal control reports submitted to FSSB by such accountants in connection with each annual, interim or special audit of the books of FSSB and the FSSB Subsidiaries made by such accountants.

     (b) Promptly after FSSB's board meeting but no later than thirty (30) days after the end of each month, FSSB will deliver to Farmers a consolidated balance sheet and a consolidated statement of operations, without related notes, for such month prepared in accordance with current financial reporting practices.

     (c) FSSB will advise Farmers promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of FSSB or any of the FSSB Subsidiaries.

     (d) With reasonable promptness, FSSB will furnish to Farmers such additional financial data that FSSB possesses and as Farmers may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

     6.5. Maintenance of Insurance. FSSB shall maintain and cause the FSSB Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business.

     6.6. Disclosure Supplements. From time to time prior to the Effective Time, FSSB will promptly supplement or amend the FSSB Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such FSSB Disclosure Schedule or which is necessary to correct any information in such FSSB Disclosure Schedule which has been rendered materially inaccurate thereby.

     6.7. Consents and Approvals of Third Parties. FSSB shall use all commercially reasonable efforts, and shall cause each FSSB Subsidiary to use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any other Persons necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     6.8. All Reasonable Efforts. Subject to the terms and conditions herein provided, FSSB agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, except to the extent that such action, in the good faith determination of the board of directors of FSSB after consultation with legal counsel, may result in a breach of fiduciary duty by the FSSB board of directors.

     6.9. Failure to Fulfill Conditions. In the event that FSSB determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Farmers.

     6.10. No Solicitation. From and after the date hereof until the termination of this Agreement, neither FSSB, nor any FSSB Subsidiary, nor any of their respective officers, directors, employees, representatives, agents and Affiliates (including, without limitation, any investment banker, attorney or accountant retained by FSSB or any of the FSSB Subsidiaries), will, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its officers, directors, or employees or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by any of its Subsidiaries to take any such action, and FSSB shall notify Farmers orally

(within one business day) and in writing (as promptly as practicable) of all of the relevant details relating to all inquiries and proposals which it or any of its Subsidiaries or any such officer, director or employee, or, to FSSB's Knowledge, investment banker, financial advisor, attorney, accountant or other representative of FSSB may receive relating to any of such matters, provided, however, that nothing contained in this Section 6.10 shall prohibit the Board of Directors of FSSB from (i) complying with its disclosure obligations under federal or state law; or (ii) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal, if, and only to the extent that, (A) the Board of Directors of FSSB determines in good faith (after consultation with its financial and legal advisors), taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, that such proposal, if consummated, is reasonably likely to result in a transaction more favorable to FSSB's shareholders from a financial point of view than the Merger;
(B) the Board of Directors of FSSB determines in good faith (after consultation with its financial and legal advisors) that the failure to furnish information to or enter into discussions with such Person would likely cause the Board of Directors to breach its fiduciary duties to shareholders under applicable law (such proposal that satisfies clause (A) and (B) being referred to herein as a "Superior Proposal"); and (C) FSSB promptly notifies Farmers of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with FSSB or any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers, and receives from such Person an executed confidentiality agreement in form and substance identical in all material respects to the confidentiality agreements that FSSB and IBT entered into. For purposes of this Agreement, "Acquisition Proposal" shall mean any proposal or offer as to any of the following (other than the transactions contemplated hereunder) involving FSSB or any of its Subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of FSSB and the FSSB Subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any sale or tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of FSSB or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     6.11. Sarbanes-Oxley Certification of Financial Statements. The Chief Executive Officer and the Chief Financial Officer of FSSB shall certify the FSSB Financial Statements in the form attached as Exhibit A.

     6.12. FSSB Audit for 2005. FSSB's external audit for the year ending December 31, 2005 shall be conducted by an auditor that is independent from FSSB in accordance with Section 201 of the Sarbanes-Oxley Act of 2002 and the regulations promulgated thereunder.

                       ARTICLE VII -- COVENANTS OF FARMERS

     7.1. Conduct of Business. During the period from the date of this Agreement to the Effective Time, except with the written consent of FSSB, which consent will not be unreasonably withheld, conditioned or delayed, Farmers and IBT will, and they will cause each Farmers Entity to: conduct its business only in the usual, regular and ordinary course consistent with past practices; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action that would:
(i) adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals; (ii) adversely affect its ability to perform its covenants and agreements under this Agreement; (iii) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied; (iv) change or waive any provision of its Articles of Incorporation, except as required by law; or (v) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Bank Regulator responsible for regulating IBT, Isabella Bank and Trust or Farmers. Additionally, IBT will not declare an extraordinary dividend or distribution on shares of IBT Common Stock.

     7.2. Disclosure Supplements. From time to time prior to the Effective Time, Farmers and IBT will promptly supplement or amend the Farmers Entity Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Farmers Entity Disclosure Schedule or which is necessary to correct any information in such Farmers Entity Disclosure Schedule which has been rendered inaccurate thereby.

     7.3. Consents and Approvals of Third Parties. Farmers shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any other Persons necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     7.4. All Reasonable Efforts. Subject to the terms and conditions herein provided, Farmers agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

     7.5. Failure to Fulfill Conditions. In the event that Farmers determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will notify FSSB.

     7.6. Employee Benefits. Farmers and IBT shall, from and after the Effective Time until January 1, 2008, continue the defined contribution plan of FSSB in effect immediately preceding the Effective Time. Effective January 1, 2008, or as required by ERISA, Farmers and IBT shall cause the employee pension benefit plans of IBT (as defined under ERISA) to be adopted by Farmers for all FSSB employees who were employed as of the Effective Time (the "Former FSSB Employees"). All Former FSSB Employees who become participants in an IBT employee pension benefit plan covered under ERISA shall, for purposes of determining eligibility for and for any applicable vesting periods of such employee benefits only (and not for benefit accrual purposes) be given credit for meeting eligibility and vesting requirements in such plans for service as an employee of FSSB or any predecessor thereto prior to the Effective Time. All Former FSSB Employees who become participants in the plans of IBT shall receive aggregate annual employer contributions of 15% of salary into such plans. To the extent said contributions do not equal at least 15% of salary, said shortfall shall be made up as additional salary or pursuant to a contribution to a non-qualified plan for affected employees, as determined in the sole discretion of Farmers. This Agreement shall not be construed to limit the ability of Farmers or the Farmers Entities to terminate the employment of any employee or to review employee pension benefits programs from time to time and to make such changes as it may deem appropriate. Farmers and IBT shall, from and after the Effective Time, continue in effect any material welfare benefit plan, life insurance, group health plan or disability plan in which the employees of FSSB participated immediately prior to the Effective Time (or an arrangement providing substantially similar benefits). Farmers and the Farmers Entities shall not take any action which would adversely affect the employees of FSSB participation in or materially reduce any benefits under any such plan or arrangement. Nothing contained in this subsection shall limit Farmers' or any Farmers Entity's right to amend or terminate any plan or arrangement to conform such plan or arrangement to statutory or regulatory requirements applicable to such plan or arrangement.

     7.7. Access to Properties and Records. Subject to Section 12.1 hereof, Farmers and IBT shall permit FSSB access upon reasonable notice to their properties, and shall disclose and make available to FSSB to the extent permitted by applicable law during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter IBT reasonably determines should be treated as confidential or privileged) and shareholders' meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files (to the extent not resulting in waiver of attorney-client privilege), plans affecting employees, and any other business activities or prospects in which FSSB may have a reasonable interest. IBT shall provide and shall request IBT's auditors to provide FSSB with such historical financial information regarding it (and related audit reports and consents) as FSSB may request.

     7.8.  Financial and Other Statements.

     (a) Promptly upon receipt thereof, IBT shall furnish to FSSB copies of each annual, interim or special audit of the books of IBT made by its independent accountants and copies of all internal control reports submitted to IBT by such accountants in connection with each annual, interim or special audit of the books of IBT made by such accountants.

     (b) Promptly after IBT's board meeting but no later than thirty (30) days after the end of each month, Farmers shall cause IBT to deliver to FSSB a consolidated balance sheet and a consolidated statement of operations, without related notes, for such month prepared in accordance with current financial reporting practices.

     (c) Farmers and IBT shall advise FSSB promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of IBT, Farmers or any IBT Subsidiaries.

     (d) With reasonable promptness, IBT shall furnish to FSSB such additional financial data that IBT possesses and as FSSB may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

     7.9.  Directors and Officers Indemnification; Insurance.

     (a) From and after the Effective Time through the fifth anniversary of the Effective Time, Farmers and the Farmers Entities (collectively the "Indemnifying Party") shall indemnify and hold harmless each present and former director, officer and employee of FSSB,determined as of the Effective Time (the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of FSSB or any FSSB Subsidiary or is or was serving at the request of FSSB or any FSSB Subsidiary as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of this Agreement or the consummation of the Merger, to the fullest extent which indemnification is permitted under the applicable provisions of the Michigan Banking Code, MCL
487.13904 through 487.13907, as in effect on the date hereof or in the event any subsequent amendment thereto expands the permissible scope of indemnification, then as amended.

     (b) Any Indemnified Party wishing to claim indemnification under this
Section 7.9 hereof, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefore are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent, and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

     (c) Prior to the Effective Time, Farmers shall cause the persons serving as directors and officers of FSSB and any FSSB Subsidiaries immediately prior to the Effective Time to be covered by the directors' and officers' liability insurance policy maintained by FSSB for a period of five years after the Effective Time (provided that Farmers may substitute therefore policies of at least the same coverage and amounts containing terms and conditions which are not materially less advantageous than such policy or single premium tail coverage with policy limits equal to FSSB's existing coverage limits) with respect to acts or omissions occurring prior to the Effective Time which were committed by such directors and officers in their capacities as such.

     (d) If Farmers or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provisions shall be made so that the successors and assigns of Farmers or the surviving company shall assume the obligations set forth in this Section 7.9 hereof prior to or simultaneously with the consummation of such transaction.

                  ARTICLE VIII -- REGULATORY AND OTHER MATTERS

     8.1. Meetings of Shareholders. FSSB will (i) as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in FSSB's reasonable judgment, necessary or desirable (the "FSSB Shareholders Meeting"), (ii) in connection with the solicitation of proxies with respect to the FSSB Shareholders Meeting, have its Board of Directors recommend approval of this Agreement to the FSSB Shareholders unless the Board of Directors shall have determined that such recommendation would violate its fiduciary duties under applicable law; and (iii) cooperate and consult with Farmers with respect to each of the foregoing matters.

     8.2.  Proxy Statement -- Prospectus; Merger Registration Statement.

     (a) For the purposes (x) of registering IBT Common Stock to be offered to holders of FSSB Common Stock in connection with the Merger with the SEC under the Securities Act and (y) of holding the FSSB Shareholders Meeting, Farmers and the Farmers Entities shall draft and prepare, and FSSB shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed by FSSB to the FSSB shareholders, together with any and all amendments or supplements thereto, being herein referred to as the "Proxy Statement-Prospectus"). Farmers and the Farmers Entities shall provide FSSB and its counsel with appropriate opportunity to review and comment on the Proxy Statement-Prospectus prior to the time it is initially filed with the SEC or any amendments are filed with the SEC. Farmers shall cause IBT to file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC. Each of Farmers and the Farmers Entities and FSSB shall use their best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and FSSB shall thereafter promptly mail the Proxy Statement-Prospectus to its shareholders. Farmers and the Farmers Entities shall also use its best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and FSSB shall furnish all information concerning FSSB and the holders of FSSB Common Stock as may be reasonably requested in connection with any such action.

     (b) Each party acknowledges that time is of the essence in connection with the preparation and filing of the Merger Registration Statement. Farmers shall cause IBT to advise FSSB promptly after IBT receives notice of the time when the Merger Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualifications of the shares of IBT Common Stock issuable pursuant to the Merger Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Merger Registration Statement, or for additional information, and Farmers shall cause IBT to provide FSSB with as many copies of such Merger Registration Statement and all amendments thereto promptly upon the filing thereof as FSSB may reasonably request.

     (c) FSSB and Farmers and the Farmers Entities shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, FSSB shall cooperate with IBT in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and Farmers shall cause IBT to file an amended Merger Registration Statement with the SEC, and each of FSSB and Farmers and the Farmers Entities shall mail an amended Proxy Statement-Prospectus to FSSB's shareholders.

     8.3. Regulatory Approvals. Each of FSSB and Farmers and the Farmers Entities will cooperate with the other and use all reasonable efforts to promptly prepare and, within 30 days after the date hereof or as soon thereafter as practicable, file all necessary documentation to obtain all necessary permits, consents, waivers, approvals and authorizations of the FRB, FDIC and the Bureau and any other third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement. FSSB and Farmers and the Farmers Entities shall furnish each other and each other's counsel with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or other statement made by or on behalf of FSSB or Farmers and the Farmers Entities to any Bank Regulator or governmental body in connection with the Merger and the other transactions contemplated by this Agreement. Each party acknowledges that time is of the essence in connection with the preparation and filing of the documentation referred to above. FSSB shall have the right to review in advance all characterizations of the information relating to FSSB and any of its Subsidiaries which appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental body.

     8.4. Affiliates. FSSB shall use all reasonable efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) of FSSB to deliver to Farmers, as soon as practicable after the date of this Agreement, and at least thirty (30) days prior to the date of the FSSB Shareholders Meeting, a written agreement, in the form of Exhibit B hereto, providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of IBT Common Stock to be received by such "affiliate" as a result of the Merger otherwise than in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder.

     8.5. Employment Agreements. As of the Closing Date, Surviving Corporation shall: (i) enter into a two year employment agreement with FSSB's President in the form attached hereto as Exhibit C; and (ii) enter into employment agreements with FSSB's then current employees in the form attached hereto as Exhibit G.

     8.6. Post-Closing Operations. At and after the Closing Date, Farmers and FSSB agree that:

          (a) Surviving Corporation shall be a state of Michigan chartered commercial bank.

          (b) All banking offices of FSSB will remain open.

          (c) There will be no layoffs at FSSB as a result of the Merger.

          (d) The deferred compensation plan for directors of FSSB shall be continued.

          (e) The executive supplemental income plan for officers of FSSB shall be continued.

                        ARTICLE IX -- CLOSING CONDITIONS

     9.1. Conditions to Each Party's Obligations Under This Agreement. The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

          (a) Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of FSSB.

          (b) Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

          (c) Regulatory Approvals. All required Regulatory Approvals shall have been obtained and shall remain in full force and effect and all waiting periods relating thereto shall have expired; and no such Regulatory Approval shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that would, in the good faith reasonable judgment of the Board of Directors of Farmers, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of FSSB and Farmers or otherwise materially impair the value of FSSB to Farmers and the Farmers Entities.

          (d) Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of IBT Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

          (e) Fairness Opinion. FSSB and Farmers shall have received an opinion from Austin Associates, LLC, reasonably acceptable to them, dated as of the date of this Agreement and renewed as of a date approximately the date of the Proxy Statement-Prospectus to the effect that the terms of the Merger are fair to FSSB's shareholders and IBT's shareholders from a financial point of view as of that date and such opinion shall not have been subsequently withdrawn.

          (f) Federal Tax Opinion. FSSB and Farmers shall have received an opinion of Foster, Swift, Collins & Smith, P.C. counsel to Farmers and IBT ("Farmers' Counsel"), in form and substance reasonably satisfactory to both FSSB and Farmers, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Farmers' Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of FSSB, Farmers, IBT, and others reasonably satisfactory to such counsel.

          (g) No Burdensome Condition. None of the Regulatory Approvals shall impose any term, condition or restriction upon FSSB, Farmers or any of their respective Affiliates that FSSB or Farmers, in good faith, reasonably determines would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement to FSSB or Farmers as to render inadvisable in the reasonable good faith judgment of FSSB or Farmers, the consummation of the Merger.

     9.2. Conditions to the Obligations of Farmers under this Agreement. The obligations of Farmers under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2(a) through 9.2(e) at or prior to the Closing Date, which shall be waiveable by Farmers:

          (a) Representations and Warranties. Each of the representations and warranties of FSSB set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Closing Date with the same effect as though all such representations and warranties had been made at the Closing Date (except to the extent such representations and warranties speak as of an earlier date); and FSSB shall have delivered to Farmers a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of FSSB as of the Closing.

          (b) Agreements and Covenants. FSSB shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and Farmers shall have received a certificate signed on behalf of FSSB by the Chief Executive Officer and Chief Financial Officer of FSSB to such effect dated as of the Effective Time.

          (c) Permits, Authorizations, Etc. FSSB and the FSSB Subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required to be obtained by it for the lawful consummation of the Merger.

          (d) Dissenters' Rights. The holders of no more than 10% of the FSSB Common Stock shall have indicated their intention to seek dissenters' rights of appraisal.

          (e) Legal Opinion. Farmers shall have received the opinion of Bodman LLP, counsel to FSSB, dated the Closing Date, in substantially the form shown on Exhibit D.

     FSSB will furnish Farmers with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.2 as Farmers may reasonably request.

     9.3. Conditions to the Obligations of FSSB under this Agreement. The obligations of FSSB under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3(a) through 9.3(f) at or prior to the Closing Date, which shall be waiveable by FSSB:

          (a) Representations and Warranties. Each of the representations and warranties of Farmers and IBT set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Closing Date with the same effect as though all such representations and warranties had been made at the Closing Date (except to the extent such representations and warranties speak as of an earlier date); and Farmers shall have delivered to FSSB a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Farmers and IBT as of the Closing.

          (b) Agreements and Covenants. Farmers and IBT shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and FSSB shall have received a certificate signed on behalf of Farmers by the Chief Executive Officer and Chief Financial Officer of Farmers and IBT to such effect dated as of the Effective Time.

          (c) Permits, Authorizations, Etc. Farmers and the Farmers Entities shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required to be obtained by it for the lawful consummation of the Merger.

          (d) Payment of Merger Consideration. IBT shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date.

          (e) Legal Opinion. FSSB shall have received the opinion of Foster, Swift, Collins & Smith, P.C., counsel to Farmers and IBT, dated the Closing Date, in substantially the form shown on Exhibit E.

          (f) Fairness Opinion. FSSB shall have received an opinion from Donnelly Penman and Partners, dated as of the date approximately the date of the Proxy Statement-Prospectus to the effect that the terms of the Merger are fair to FSSB's shareholders from a financial point of view as of that date and such opinion shall not have been subsequently withdrawn.

Farmers will furnish FSSB with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this
Section 9.3 as FSSB may reasonably request.

                            ARTICLE X -- THE CLOSING

     10.1. Time and Place. Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place at the offices of IBT, 200 East Broadway, Mt. Pleasant, Michigan, at 10 a.m., or at such other place or time upon which Farmers and FSSB mutually agree.

     10.2. Deliveries at the Closing. At Closing there shall be delivered to Farmers and FSSB the certificates and other documents and instruments required to be delivered at the Closing under Article IX hereof. At or prior to the Closing, Farmers shall deliver the Merger Consideration as set forth under
Section 9.3(d) hereof.

                 ARTICLE XI -- TERMINATION, AMENDMENT AND WAIVER

     11.1. Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of FSSB:

          (a) At any time by the mutual written agreement of Farmers and FSSB;

          (b) By Farmers or FSSB (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party;

          (c) By Farmers or FSSB (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party;

          (d) By Farmers or FSSB, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by Farmers and FSSB; provided, that no party may terminate this Agreement pursuant to this Section 11.1(d) if the failure of the Closing to have occurred on or before said date was due to such party's material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

          (e) By Farmers or FSSB, if the shareholders of FSSB shall have voted at the FSSB Shareholders Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve such transactions;

          (f) By Farmers or FSSB, if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, (ii) any Bank Regulator whose approval or non-objection is required in connection with this Agreement and the transactions contemplated hereby has stated in writing that it will not issue the required approval or nonobjection, or (iii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and unappealable;

          (g) By the Board of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 11.1(d) of this Agreement;

          (h) By the Board of Directors of Farmers if FSSB has received a Superior Proposal and the Board of Directors of FSSB has entered into an acquisition agreement with respect to the Superior Proposal, terminated this Agreement, withdrawn its recommendation of this Agreement, has failed to make such recommendation or has modified or qualified its recommendation in a manner adverse to Farmers;

          (i) By the Board of Directors of FSSB if FSSB has received a Superior Proposal and the Board of Directors of FSSB has made a determination to accept such Superior Proposal; provided that FSSB shall not terminate this Agreement pursuant to this Section 11.1(i) and enter into a definitive agreement with respect to the Superior Proposal until the expiration of five (5) business days following Farmers' receipt of written notice advising Farmers that FSSB has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing) identifying the person making the Superior Proposal and stating whether FSSB intends to enter into a definitive agreement with respect to the Superior Proposal. After providing such notice, FSSB shall provide a reasonable opportunity to Farmers during the five business-day period to make such adjustments in the terms and conditions of this Agreement as would enable FSSB to proceed with the Merger on such adjusted terms.

     11.2.  Effect of Termination.

     (a) In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 11.2, 12.1, 12.2, 12.6, 12.9, 12.10, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

     (b) If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

          (i) Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses; provided, however, if the Merger is not consummated due to the failure to obtain any necessary Regulatory Approval, Farmers shall reimburse FSSB for its actual costs and expenses incurred by FSSB after March 9, 2006 in connection with this Agreement and the transactions contemplated by this Agreement including, without limitation, fees and expenses of its attorneys, accountants and financial advisors.

          (ii) In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys' fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

     11.3. Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of FSSB), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto,
(c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of FSSB, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or value, or changes the form of, the Merger Consideration to be delivered to FSSB's shareholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any termination of this Agreement pursuant to Article XI may only be effected upon a vote of a majority of the entire Board of Directors of the terminating party.

                          ARTICLE XII -- MISCELLANEOUS

     12.1. Confidentiality. Except as provided below, Farmers and FSSB each agree:

          (a) Treatment; Restricted Access. All information furnished to the other party or its Affiliates pursuant to this Agreement shall be treated as strictly confidential and shall not be disclosed to any other person, natural or corporate, except for its employees, attorneys, accountants, regulators, and financial advisers who are reasonably believed to have a need for such information in connection with the Merger.

          (b) No Other Use. No party shall make any use, other than related to the Merger, of any information it may come to know as a direct result of a disclosure by the other party, its subsidiaries, directors, officers, employees, attorneys, accountants, or advisers or that may come into its possession from any other confidential source during the course of its investigation.

          (c) Excepted Information. The provisions of this section shall not preclude the parties or their respective subsidiaries, from using or disclosing information that is readily ascertainable from public information or trade sources, known by it before the commencement of discussions between the parties or subsequently developed by it or its subsidiaries independent of any investigation under this Agreement, received from any other person who is not Affiliates with a party and who is not under any obligation to keep such information confidential, or reasonably required to be included in any filing or application required by any governmental or regulatory agency.

          (d) Prohibit Insider Trading. The parties shall each take reasonable steps to assure that any person who receives nonpublic information concerning the Merger or the other party will treat the information confidentially as provided in this section and not directly or indirectly buy or sell, or advise or encourage other persons to buy or sell, FSSB Common Stock or IBT Common Stock until such information is properly disclosed to the public.

     12.2. Public Announcements. FSSB and Farmers shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither FSSB nor Farmers shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release or other public announcement or communication has been mutually agreed upon by the parties hereto.

     12.3. Survival. All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

     12.4. Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by recognized overnight courier addressed as follows:



If to FSSB, to:                         Thomas Kedrowski
                                        The Farwell State Savings Bank
                                        399 West Main Street
                                        Farwell, MI 48622
With required copies to:                Bodman LLP
                                        Attn: David W. Barton
                                        229 Court Street
                                        Cheboygan, Michigan 49721
If to Farmers, to:                      Dennis P. Angner
                                        Chief Executive Officer and President
                                        IBT Bancorp, Inc.
                                        200 East Broadway
                                        Mt. Pleasant, MI 48858
With required copies to:                Foster, Swift, Collins & Smith, P.C.
                                        c/o Matt G. Hrebec, Esq.
                                        313 South Washington Square
                                        Lansing, MI 48933


or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three (3) business days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) business day after being delivered to the overnight courier.

     12.5. Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party, and that (except as provided in Article III of this Agreement) nothing in this Agreement is intended to confer upon any other person any rights or remedies under or by reason of this Agreement.

     12.6. Complete Agreement. This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreements referred to in Section 12.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreements referred to in Section 12.1 hereof) between the parties, both written and oral, with respect to its subject matter.

     12.7. Counterparts. This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

     12.8. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

     12.9. Governing Law. This Agreement shall be governed by the laws of Michigan, without giving effect to its principles of conflicts of laws.

     12.10. Interpretation. When a reference is made in this Agreement to sections or exhibits, such reference shall be to a section of or exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to sections include subsections, which are part of the related section. The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement.

     12.11. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     IN WITNESS WHEREOF, Farmers, FSSB and IBT have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.

                                        Farmers State Bank of Breckenridge

                                        By: /s/ Timothy M. Miller
                                            ------------------------------------
                                            Timothy M. Miller
                                            President and CEO

Dated: May 2, 2006

                                        The Farwell State Savings Bank

                                        By: /s/ Herbert R. Miller
                                            ------------------------------------
                                            Herbert R. Miller
                                            Chairman of the Board

Dated: April 28, 2006

                                        IBT Bancorp, Inc.

                                        By: /s/ Dennis P Angner
                                            ------------------------------------
                                            Dennis P. Angner
                                            President and CEO

Dated: May 2, 2006

AUSTINASSOCIATES LOGO

August 18, 2006

Board of Directors
IBT Bancorp, Inc.
200 East Broadway
Mount Pleasant, MI 48858

and

Board of Directors
The Farwell State Savings Bank
399 West Main Street
Farwell, MI 48622

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to IBT Bancorp, Inc. ("IBT") and The Farwell State Savings Bank ("Farwell") and their respective shareholders of the terms of the Amended and Restated Agreement and Plan of Merger dated as of April 28, 2006 ("Agreement") between IBT, Farwell, and Farmers State Bank of Breckenridge ("Farmers"). Farmers is a wholly-owned subsidiary of IBT. The terms of the Agreement provide for the merger of Farwell with and into Farmers. At the effective time of the merger, Farmers will change its name to FSB Bank.

     The terms of the Agreement provide for each outstanding share of Farwell common stock to be exchanged for 3.0382 shares of IBT common stock plus $29.00 in cash. IBT will not issue fractional shares in connection with the merger; instead, fractional shares shall be settled in cash.

     In carrying out our engagement, we have reviewed and analyzed material bearing upon the financial and operating condition of IBT and Farwell, including but not limited to the following: (i) the Agreement; (ii) the financial statements of IBT and Farwell for the period 2001 through year-to-date March 31, 2006; (iii) certain other publicly available information regarding IBT and Farwell; (iv) publicly available information regarding the performance of certain other companies whose business activities were believed by Austin Associates to be generally comparable to those of IBT and Farwell; (v) the financial terms, to the extent publicly available, of certain comparable transactions; and (vi) such other analysis and information as we deemed relevant.

                              AUSTINASSOCIATES LOGO

AUSTINASSOCIATES LOGO

Page 2
Members of the Board
August 18, 2006

     In our review and analysis, we relied upon and assumed the accuracy and completeness of the financial and other information provided to us or publicly available, and have not attempted to verify the same. We have made no independent verification as to the status of individual loans made by IBT or Farwell, and have instead relied upon representations and information concerning loans of IBT and Farwell in the aggregate.

     In addition, we have assumed in the course of obtaining the necessary approvals for the transaction, no condition will be imposed that will have a material adverse effect on the contemplated benefits of the transaction to IBT or Farwell and their respective shareholders.

     This opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof. This opinion is limited to the fairness of the financial terms of the Agreement to IBT and Farwell and their respective shareholders, and does not address the underlying business decision by the Boards of Directors to pursue the merger.

     Austin Associates will receive a contingent fee based on consummation of the transaction. In addition, IBT and Farwell have agreed to indemnify Austin Associates against certain liabilities.

     Based upon our analysis and subject to the qualifications described herein, we believe that as of the date of this letter the terms of the Agreement are fair, from a financial point of view, to IBT and Farwell and their respective shareholders.

                                        -S- SIGNATURE

                                        Austin Associates, LLC

                                                                      APPENDIX C

June 30, 2006

Board of Directors
The Farwell State Savings Bank
399 W. Main St.
Farwell, Michigan 48622-0099

Members of the Board of Directors:


     You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Farwell State Savings Bank ("Farwell") of the exchange ratio and cash consideration provided for pursuant to the Agreement and Plan of Merger, dated as of December 22, 2005 to which IBT Bancorp, Inc. ("IBT") will acquire Farwell. On May 2, 2006 IBT, Farmers State Bank of Breckenridge ("Farmers") and Farwell entered into an amended and restated Agreement and Plan of Merger (the "Amended Agreement") to substitute Farmers as the acquiring entity. In accordance with the terms of the Amended Agreement, Farwell will merge with Farmers, with Farmers as the surviving entity. Concurrently, each share of Farwell common stock issued and outstanding immediately prior to the effective time of the merger shall be converted into the right to receive 3.0382 shares of IBT common stock plus $29.00 in cash.


     Donnelly Penman & Partners ("Donnelly Penman") is an investment-banking firm of recognized standing. As part of our investment banking services, we are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for stock plans, corporate and other purposes. We are acting as financial advisor to Farwell in connection with the Merger and will receive a fee from Farwell for our services pursuant to the terms of our engagement letter with Farwell, dated as of January 18, 2006 (the "Engagement Letter").

     In arriving at its opinion, Donnelly Penman engaged in discussions with members of the management teams of each of Farwell and IBT concerning the historical and current business operations, financial conditions and prospects of Farwell and IBT and reviewed:

     - the Agreement and Plan of Merger dated December 22, 2005 and the Amended and Restated Agreement and Plan of Merger dated May 2, 2006;

     - the most recent draft dated June 29, 2006 of the Form S-4 Registration Statement relating to the merger;

     - certain publicly-available information for IBT, including each of the Annual Reports to Stockholders and Annual Reports on Form 10-K for the years ended December 31, 2003, 2004 and 2005 and the quarterly reports on Form 10-Q for the quarter ended March 31, 2006;

     - certain information, including financial forecasts, relating to earnings, assets, liabilities and prospects of IBT furnished by senior management of IBT;

     - Independent Auditor's Report for Farwell State Bank for the years ended December 31, 2005 and 2004 and the unaudited condensed balance sheet and statement of income for the three months ended March 31, 2006 and March 31, 2005;

     - certain information, including financial forecasts, relating to earnings, assets, liabilities and prospects of Farwell furnished by senior management of Farwell;

     - IBT's senior management projected earnings estimates for fiscal years 2006 through 2010, which were deemed reasonable by IBT management;

     - Farwell's senior management projected earnings estimates for fiscal years 2006 through 2010, which were deemed reasonable by Farwell management;

     - the amount and timing of the cost savings expected to result from the merger furnished by senior management of IBT;

     - the financial condition and operating results of IBT and Farwell compared to the financial conditions and operating results of certain other financial institutions that Donnelly Penman deemed comparable;

     - various valuation analyses of Farwell and IBT Donnelly Penman performed including dividend discount analyses, analysis of comparable transactions and analysis of comparable companies; and

     - such other information, financial studies, analyses and investigations and such other factors that Donnelly Penman deemed relevant for the purposes of its opinion.

     In conducting its review and arriving at its opinion, as contemplated under the terms of its engagement by Farwell, Donnelly Penman, with the consent of IBT and Farwell, relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by IBT and Farwell or upon publicly-available information. Donnelly Penman did not undertake any responsibility for the accuracy, completeness or reasonableness of, or any obligation independently to verify, such information. Donnelly Penman further relied upon the assurance of management of IBT and Farwell that they were unaware of any facts that would make the information provided or available to Donnelly Penman incomplete or misleading in any respect. Donnelly Penman did not make any independent evaluations, valuations or appraisals of the assets or liabilities of IBT or Farwell. Donnelly Penman did not review any individual credit files of IBT or Farwell and assumed that the aggregate allowances for credit losses for IBT and Farwell were adequate to cover such losses. Donnelly Penman's opinion was necessarily based upon economic and market conditions and other circumstances as they existed and evaluated by Donnelly Penman on the date of its opinion. Donnelly Penman does not have any obligation to update its opinion, unless requested by Farwell in writing to do so, and Donnelly Penman expressly disclaims any responsibility to do so in the absence of any written request by Farwell.

     No limitations were imposed by Farwell on Donnelly Penman on the scope of Donnelly Penman's investigation or the procedures to be followed by Donnelly Penman in rendering this opinion. The form and amount of the consideration to be paid to Farwell or its shareholders were determined through arms length negotiations between Farwell and IBT.

     In our analyses, we have made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Farwell. Any estimates contained in our analyses are not necessarily indicative of future results or value, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or to necessarily reflect the prices at which companies or their securities actually may be sold. No company or merger utilized in our analyses was identical to Farwell, IBT or the Merger. Accordingly, such analyses are not based solely on arithmetic calculations; rather, they involve complex considerations and judgments concerning differences in financial and operating characteristics of the relevant companies, the timing of the relevant mergers and prospective buyer interests, as well as other factors that could affect the public trading markets of Farwell or companies to which it is being compared. None of the analyses performed by us was assigned a greater significance than any other.

     We hereby consent to the reference to our opinion in the prospectus and proxy statement to be issued pursuant to the Amended Agreement and to the inclusion of the foregoing opinion in the prospectus and proxy statement relating to the meeting of stockholders of Farwell. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder. Further, we express no view as to the price or trading range for shares of the common stock of IBT following the consummation of the Merger.

     Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of June 30, 2006, the exchange ratio and cash consideration to be received by Farwell shareholders under the Amended Agreement is fair, from a financial point of view, to the shareholders of Farwell.

                                        Very truly yours,

                                        Donnelly Penman & Partners

                                                                      APPENDIX D

                                        Section   3706(2)(b)  of   the  Michigan
                                        Banking Code of 1999

     A shareholder of the existing bank, existing savings bank, or existing association who votes against the consolidation, or who has given notice in writing to that bank or association at or before the meeting called for the purpose of considering the agreement of consolidation that the shareholder dissents from the consolidation, is entitled to receive in cash from the consolidated organization the fair value of all shares held by the shareholder, if and when the consolidation is consummated, upon written request made to the consolidated organization at any time within 30 days after the date of consummation of the consolidation, accompanied by the surrender of the stock voted in dissent by the shareholder. Upon the filing of the written request and the surrender of stock certificates, if any, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of the shareholder's shares. The request having been made shall not be withdrawn except with the written consent of the consolidated organization. The fair value of the shares shall be determined, as of the date on which the meeting of shareholders of the existing bank, existing savings bank, or existing association was held adopting the agreement of consolidation, by a qualified and independent appraiser selected by the commissioner upon written request submitted by a dissenting shareholder entitled to receive the fair value of his or her shares. The appraiser selected shall file a written appraisal with the commissioner, who in turn shall forward copies to all interested parties. The valuation determined by the appraiser is final and binding on all parties as to the fair value of the shares. The consolidated organization shall pay to each dissenting shareholder entitled the fair value of his or her shares within 30 days following the receipt of the written appraisal. The fees and expenses of the appraisal, which shall be approved by the commissioner, shall be paid by the consolidated organization. The agreement of consolidation shall provide the manner of disposing of the shares of the existing bank, existing savings bank, or existing association surrendered by the dissenting shareholders.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Articles of Incorporation of IBT provide that its directors and officers are to be indemnified as of right to the fullest extent permitted under the Michigan Business Corporation Act. Under the Michigan Business Corporation Act, directors, officers, employees or agents are entitled to indemnification against expenses (including attorneys' fees) whenever they successfully defend legal proceedings brought against them by reason of the fact that they hold such a position with the corporation. In addition, with respect to actions not brought by or in the right of the corporation, indemnification is permitted under the Michigan Business Corporation Act for expenses (including attorneys' fees), judgments, fines, penalties and reasonable settlement if it is determined that the person seeking indemnification acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to criminal proceedings, he or she had no reasonable cause to believe that his or her conduct was unlawful. With respect to actions brought by or in the right of the corporation, indemnification is permitted under the Michigan Business Corporation Act for expenses (including attorneys' fees) and reasonable settlements, if it is determined that the person seeking indemnification acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders; provided, indemnification is not permitted if the person is found liable to the corporation, unless the court in which the action or suit was brought has determined that indemnification is fair and reasonable in view of all the circumstances of the case.

     In addition to the available indemnification, IBT's Articles of Incorporation, as amended, limit the personal liability of the members of its Board of Directors for monetary damages with respect to claims by IBT or its shareholders resulting from certain negligent acts or omissions.

     Under an insurance policy maintained by IBT, the directors and officers of IBT are insured within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, action, suits or proceedings, which may be brought against them by reason of being or having been such directors and officers.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES.

  A.  EXHIBITS. THE FOLLOWING EXHIBITS ARE FILED AS PART OF THIS REGISTRATION
      STATEMENT:



   EXHIBIT
   NUMBER
   -------


      2        Amended and Restated Agreement and Plan of Merger dated May 2, 2006, included as Appendix A to the prospectus and proxy statement included in this Registration Statement.
     3.1       Amended Articles of Incorporation, incorporated by reference to IBT's
               Annual Report on Form 10-K, filed with the Securities and Exchange
               Commission March 12, 1991.
     3.2       Amendment to the Articles of Incorporation, incorporated by reference to IBT's Annual Report on Form 10-K, filed with the Securities and
               Exchange Commission March 26, 1994.
     3.3       Amendment to the Articles of Incorporation, incorporated by reference to IBT's Annual Report on Form 10-K, filed with the Securities and
               Exchange Commission March 22, 2000.
     3.4       Amendment to the Articles of Incorporation, incorporated by reference to IBT's Annual Report on Form 10-K, filed with the Securities and
               Exchange Commission March 22, 2000.
     3.5       Bylaws of IBT incorporated by reference to IBT's Annual Report on Form
               10-K, filed with the Securities and Exchange Commission March 16,
               2005.
     5*        Opinion of Foster, Swift, Collins & Smith, P.C. as to the legality of the shares to be issued (including consent).
      8        Opinion of Foster, Swift, Collins & Smith, P.C. as to Tax Matters
               (including consent).
     21        Subsidiaries of IBT Bancorp, Inc., incorporated by reference to the
               Company's Annual Report on Form 10-K, filed with the Securities and
               Exchange Commission March 16, 2006.
    23.1       Consent of IBT Bancorp, Inc.'s Independent Registered Public
               Accounting Firm, Rehmann Robson.

   EXHIBIT
   NUMBER
   -------

    23.2       Consent of The Farwell State Savings Bank Independent Certified Public
               Accountants, Rehmann Robson.
    23.3       Consent of Foster, Swift, Collins & Smith, P.C., included in Exhibit
               5.
    23.4*      Consent of Austin Associates, LLC.
    23.5*      Consent of Donnelly Penman & Partners.
    23.6       Consent of Foster, Swift, Collins & Smith, P.C. regarding its tax opinion, included in Exhibit 8.
     24*       Powers of Attorney (included on the signature page on page II-6 of this Registration Statement on Form S-4).
    99.1       Form of Proxy for The Farwell State Savings Bank.



--------


*     Previously filed with Form S-4 on June 30, 2006.


  B.  FINANCIAL STATEMENT SCHEDULES.

     All schedules for which provision is made in Regulation S-X of the Securities and Exchange Commission have been omitted because they either are not required under the related instructions or the required information has been included in the financial statements of IBT Bancorp, Inc. or notes thereto.

  C.  OPINIONS OF FINANCIAL ADVISOR.

     The form of opinion of Austin Associates, LLC is included as Appendix B to the prospectus and proxy statement.

     The form of opinion of Donnelly Penman & Partners is included as Appendix C to the prospectus and proxy statement.

ITEM 22.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low end or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;"

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove form registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the proxy statement-prospectus, to each person to whom the proxy statement-prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the proxy statement-prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934.

          (6) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (7) The undersigned registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, shall be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (8) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4,10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly cause this pre-effective Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mt. Pleasant, State of Michigan, on the 16th day of August, 2006.


                                        IBT BANCORP, INC.

                                        By: /s/ Dennis P. Angner
                                            ------------------------------------
                                            Dennis P. Angner
                                            President and Chief Executive
                                            Officer


     Pursuant to the requirements of the Securities Act of 1933, this pre-effective Amendment No. 1 to this Registration Statement has been signed below by the following persons in the capacities indicated on the dates indicated.





/s/ Dennis P. Angner                President and Chief Executive     Dated: August 16, 2006
-------------------------------         Officer and a Director
Dennis P. Angner                     (Principal Executive Officer
                                     and Principal Financial and
                                         Accounting Officer)

/s/ Richard J. Barz                            Director               Dated: August 16, 2006
-------------------------------
Richard J. Barz

/s/ Sandra L. Caul                             Director               Dated: August 16, 2006
-------------------------------
Sandra L. Caul

/s/ James C. Fabiano                           Director               Dated: August 16, 2006
-------------------------------
James C. Fabiano

/s/ David W. Hole                              Director               Dated: August 16, 2006
-------------------------------
David W. Hole

/s/ David J. Maness                            Director               Dated: August 16, 2006
-------------------------------
David J. Maness

/s/ W. Joseph Manifold                         Director               Dated: August 16, 2006
-------------------------------
W. Joseph Manifold

/s/ Timothy M. Miller                          Director               Dated: August 16, 2006
-------------------------------
Timothy M. Miller

/s/ Ronald E. Schumacher                       Director               Dated: August 16, 2006
-------------------------------
Ronald E. Schumacher

/s/ William J. Strickler                       Director               Dated: August 16, 2006
-------------------------------
William J. Strickler

/s/ Dale Weburg                                Director               Dated: August 16, 2006
-------------------------------
Dale Weburg

                                  EXHIBIT INDEX



   EXHIBIT
   NUMBER
   -------


  2            Amended and Restated Agreement and Plan of Merger dated May 2, 2006, included as Appendix A to the prospectus and proxy statement included in this Registration Statement.
 5*            Opinion of Foster, Swift, Collins & Smith, P.C. as to the legality of the shares to be issued (including consent).
  8            Opinion of Foster, Swift, Collins & Smith, P.C. as to Tax Matters
               (including consent).
 23.1          Consent of IBT Bancorp, Inc.'s Independent Registered Public
               Accounting Firm, Rehmann Robson.
 23.2          Consent of The Farwell State Savings Bank Independent Certified Public
               Accountants, Rehmann Robson.
 23.3          Consent of Foster, Swift, Collins & Smith, P.C., included in Exhibit
               5.
 23.4*         Consent of Austin Associates, LLC.
 23.5*         Consent of Donnelly Penman & Partners.
 23.6          Consent of Foster, Swift, Collins & Smith, P.C. regarding its tax opinion, included in Exhibit 8.
24*            Powers of Attorney (included on the signature page on page II-6 of this Registration Statement on Form S-4).
 99.1          Form of Proxy for The Farwell State Savings Bank.



--------


*    Previously filed with Form S-4 on June 30, 2006.